   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 25, 1994

                                                     REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                    HEALTHTRUST, INC. - THE HOSPITAL COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               4525 HARDING ROAD
                           NASHVILLE, TENNESSEE 37205
                                 (615) 383-4444
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                  DELAWARE                                       62-1234332
       (STATE OR OTHER JURISDICTION OF                        (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NUMBER)

                            ------------------------

                            PHILIP D. WHEELER, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                    HEALTHTRUST, INC. - THE HOSPITAL COMPANY
                               4525 HARDING ROAD
                           NASHVILLE, TENNESSEE 37205
                                 (615) 383-4444
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

           MORTON A. PIERCE, ESQ.                         WINTHROP B. CONRAD, ESQ.
              DEWEY BALLANTINE                              DAVIS POLK & WARDWELL
         1301 AVENUE OF THE AMERICAS                        450 LEXINGTON AVENUE
             NEW YORK, NY 10019                              NEW YORK, NY 10017
               (212) 259-8000                                  (212) 450-4000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------

                                                                       PROPOSED
                                                       PROPOSED        MAXIMUM
                                         AMOUNT        MAXIMUM        AGGREGATE       AMOUNT OF
TITLE OF EACH CLASS OF                   TO BE      OFFERING PRICE     OFFERING      REGISTRATION
SECURITIES TO BE REGISTERED            REGISTERED    PER UNIT(1)       PRICE(1)          FEE
- ---------------------------------------------------------------------------------------------------
  % Subordinated Notes...............  $200,000,000       100%       $200,000,000      $68,966
- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION    *
*  IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO   *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  JURISDICTION.                                                          *
*                                                                         *
***************************************************************************


                 SUBJECT TO COMPLETION, DATED FEBRUARY 25, 1994

PROSPECTUS

              , 1994

                                  $200,000,000

                               HEALTHTRUST INC.
                             The Hospital Company

                          % SUBORDINATED NOTES DUE 2004
                            ------------------------

     The        % Subordinated Notes due 2004 (the "Securities") are being offered by Healthtrust, Inc. - The Hospital Company. Interest on the Securities
will be payable semi-annually on        and        of each year, commencing
       , 1994. The Securities are redeemable at the option of the Company, in
whole or in part, at any time on or after        , 1999 at the redemption prices
set forth herein, together with accrued and unpaid interest. Upon a Change of Control Triggering Event (as defined herein) and the satisfaction of certain conditions regarding Senior Indebtedness, each holder of the Securities may require the Company to repurchase such Securities at 100% of the principal amount thereof, together with accrued and unpaid interest, if any. See "Description of the Securities."

     Concurrently with the offering of the Securities, the Company is publicly offering 5,200,000 shares of its common stock. This offering and the common stock offering are being made as part of the financing of the Company's acquisition of EPIC Holdings, Inc. and certain related transactions. This offering and the common stock offering are contingent upon the consummation of the acquisition. See "The Acquisition and the Financing Plan."

     The Securities will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company and effectively subordinated in right of payment to all existing and future liabilities of the Company's subsidiaries. The Securities will be pari passu in right of payment to the Company's 10 3/4% Subordinated Notes due 2002 and 8 3/4% Subordinated Debentures due 2005. After giving effect to the offering of the Securities, the Acquisition and the other transactions contemplated by the Financing Plan, all as described herein, as though they had occurred on November 30, 1993, the amount of Senior Indebtedness and obligations of the Company's subsidiaries (excluding intercompany indebtedness) effectively ranking senior to the Securities would have been approximately $726.3 million, assuming 100% of the Specified EPIC Debt Securities (as defined herein) is purchased in the Tender Offers (as defined herein). As of November 30, 1993, there were $500 million aggregate principal amount of 10 3/4% Subordinated Notes due 2002 and $300 million aggregate principal amount of 8 3/4% Subordinated Debentures due 2005 of the Company outstanding.

     FOR INFORMATION CONCERNING CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "INVESTMENT CONSIDERATIONS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                 TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -----------------------------------------------------------------------------------------------
                                              PRICE TO        UNDERWRITING      PROCEEDS TO
                                             PUBLIC(1)        DISCOUNT(2)        COMPANY(3)
- -----------------------------------------------------------------------------------------------
PER SECURITY.............................         %                %                 %
TOTAL....................................         $                $                 $
- -----------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from the date of issuance.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(3) Before deducting expenses of the offering payable by the Company estimated
     at $       .

     The Securities are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including its right to reject orders in whole or in part. It is expected that delivery of the Securities will be made in New York,
New York on or about                , 1994.

DONALDSON, LUFKIN & JENRETTE                                 MERRILL LYNCH & CO.
   SECURITIES CORPORATION

                               [MAP OF HOSPITALS]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OPEN MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

     Healthtrust, Inc. - The Hospital Company (together with its subsidiaries, "Healthtrust" or the "Company") is one of the largest providers of health care services in the United States, delivering a full range of inpatient, outpatient and other health care services principally through its affiliated hospitals. At February 1, 1994, the Company owned or leased through its subsidiaries or joint ventures 81 acute care hospitals (the "affiliated hospitals") and is an investor, through joint ventures, in four other acute care hospitals. The Company's affiliated hospitals are located in rural, suburban and urban communities in 21 southern and western states. Approximately 40% of Healthtrust's affiliated hospitals are the sole providers of general acute care hospital services in their communities, and an additional 20% are one of two general acute care hospitals in their communities. The Company's affiliated hospitals generally provide a full range of inpatient and outpatient health care services, including medical/surgical, diagnostic, obstetric, pediatric and emergency services. Many of the Company's affiliated hospitals also offer certain specialty programs and services, including occupational medicine programs, home health care services, skilled nursing services, physical therapy programs, rehabilitation services, alcohol and drug dependency programs and selected mental health services.

     The Company has experienced consistent growth since it began operations through the acquisition of a group of hospitals and related assets (the "Formation") from Hospital Corporation of America ("HCA") in September 1987. The 81 affiliated hospitals presently operated by the Company generated approximately $2.4 billion of net operating revenue for the fiscal year ended August 31, 1993, compared with approximately $1.8 billion of net operating revenue for the fiscal year ended August 31, 1989 generated by the 94 hospitals then operated by the Company. In addition, for the same periods, the Company's net operating revenue less hospital service costs ("EBITDA") increased from $339.2 million to $506.0 million and EBITDA as a percentage of net operating revenue increased from 19.2% to 21.1%.

     The Company's principal objective is to be a significant and growing provider of low cost, high quality health care services in the markets in which it operates. Although the means of achieving this objective will vary depending upon the local market and the relative position of the Company's affiliated hospitals and other health care businesses in that market, the strategies employed generally include (i) expanding market share through improvements in quality and reductions in cost for existing services and through the provision of new or expanded services to meet underserved needs, (ii) participating in quality health care delivery networks through affiliations, joint ventures, partnerships and other arrangements with physicians, other hospitals and providers of other health care related services, (iii) continuously improving operating and financial performance, and (iv) developing the resources needed by management to operate more effectively in the changing health care environment. In addition, the Company has pursued and will continue to pursue other opportunities to grow through the acquisition, construction or development of hospital facilities or other health care related businesses that are or can be positioned competitively in their markets consistent with the Company's objectives. The Company recently entered into a letter of intent to acquire Nashville Memorial Hospital in Madison, Tennessee and executed a definitive agreement to purchase Holy Cross Hospital of Salt Lake City, Utah, Holy Cross-Jordan Valley Hospital in Jordan Valley, Utah and St. Benedict's Hospital in Odgen, Utah.

     Consistent with the Company's strategy, Healthtrust entered into an agreement on January 9, 1994 to acquire EPIC Holdings, Inc. (together with its subsidiaries, "EPIC") (the "Acquisition"). EPIC is a health care services provider that owns and operates 34 general acute care hospitals providing inpatient, outpatient and other specialty services in 10 southern, southwestern and western states. Approximately 29% of EPIC's hospitals are the sole providers of general acute care hospital services in their communities, and an additional 27% of EPIC's hospitals are one of two general acute care hospitals in their communities. Following the Acquisition, Healthtrust will be the second largest hospital management company in the United States, operating 115 hospitals in 22 states. Of these 115 hospitals, approximately 37% are the sole providers of general acute care hospital services in their communities and an additional 22% are one of two such providers in their communities. Total combined net operating revenue and combined EBITDA for Healthtrust and EPIC for their 1993 fiscal years were approximately $3.4 billion and $651.4 million, respectively.

     The Company believes that the Acquisition will enhance the Company's presence in the geographic areas it presently serves and provide access to new markets. In addition, the Acquisition will allow the Company to expand its health care delivery capabilities in such areas as home health care, geropsychiatric care, rehabilitation services and physical therapy services, thereby enhancing the Company's development of integrated health care delivery networks designed to provide a full range of health care services to managed care plans, self-insured employers and certain government payors. Healthtrust also expects to realize operating cost savings of approximately $50 million during the fiscal year ending August 31, 1995 resulting from increased economies of scale and improved operating efficiencies following the Acquisition. After giving effect to these savings, the Acquisition is expected to add $0.10 to $0.12 per share to the Company's earnings during fiscal year 1995. See "Investment Considerations -- Acquisition-Related Considerations," "The Acquisition and the Financing Plan" and the Unaudited Pro Forma Condensed Combined Financial Statements of the Company included elsewhere in this Prospectus.

                                  THE OFFERING

SECURITIES OFFERED.........  $200,000,000 principal amount of   % Subordinated
                               Notes due 2004 of the Company (the "Offering").

MATURITY DATE..............              , 2004.

INTEREST PAYMENT DATES.....              and             commencing
                                 , 1994.

OPTIONAL REDEMPTION........  The Securities are redeemable by the Company, in whole or in part, at any time on or after
                                           , 1999 at the redemption prices set
                               forth herein, together with accrued and unpaid interest.

CHANGE OF CONTROL..........  Upon the occurrence of both a Change of Control (as defined herein) and a Rating Decline (as defined herein) (a "Change of Control Triggering Event") (including a Change of Control Triggering Event involving a transaction led or approved by Company management or in connection with a recapitalization of the Company) and the satisfaction of certain conditions regarding Senior Indebtedness, each holder of Securities may require the Company to repurchase the Securities at a purchase price equal to 100% of the principal amount thereof together with accrued and unpaid interest thereon to the date of repurchase. See "Description of the Securities -- Certain Definitions" and
                               " -- Certain Covenants of the Company."

RANKING....................  The Securities are subordinated to all Senior
                               Indebtedness (as defined herein) of the Company and effectively subordinated to all existing and future liabilities of the Company's subsidiaries. The Securities will be pari passu in right of payment to the Company's 10 3/4% Subordinated Notes due May 1, 2002 (the "10 3/4% Notes") and
                               8 3/4% Subordinated Debentures due March 15, 2005 (the "8 3/4% Debentures"). As of November 30, 1993, the amount of Senior Indebtedness and obligations of the Company's subsidiaries (excluding intercompany indebtedness) that effectively ranked senior to the Securities was approximately $183.9 million. After giving effect to the Offering, the Acquisition and the other transactions contemplated by the Financing Plan as though they had occurred on November 30, 1993, the amount of Senior Indebtedness and obligations of the Company's subsidiaries (excluding intercompany indebtedness) that effectively ranked senior to the Securities would have been approximately $726.3 million, assuming 100% of the Specified EPIC Debt Securities (as hereinafter defined) is purchased in the Tender Offers. See "The Acquisition and the Financing Plan" and "Description of the Securities -- Subordination."

RESTRICTIVE COVENANTS......  The Indenture limits, among other things, (i) the incurrence of indebtedness by the Company and its subsidiaries, including the incurrence of indebtedness by the Company that is subordinate in right of payment to the Securities, (ii) dividends and distributions on and repurchases of the Company's capital stock and certain other restricted payments and investments by the Company and its subsidiaries and (iii) the Company's ability to engage in certain mergers, consolidations or sales of all or substantially all of its assets. All of these limitations are subject to a number of important qualifications. See "Description of the Securities -- Certain Covenants of the Company."

USE OF PROCEEDS............  The proceeds of the Offering, together with the proceeds of the Common Stock Offering, borrowings under the 1994 Credit Agreement and cash on hand, will be used to finance the Acquisition, the Tender Offers and the Debt Redemption (all as hereinafter defined). See "Use of Proceeds."

                           INVESTMENT CONSIDERATIONS

     Prospective investors should consider carefully, in addition to the other information contained in this Prospectus, the following factors before purchasing the Securities offered hereby.

SUBSTANTIAL INDEBTEDNESS

     Following the consummation of the Acquisition and the Financing Plan, the Company will continue to have substantial indebtedness and, as a result, significant debt service obligations. As of November 30, 1993, the Company's ratio of long-term debt (including current maturities) to stockholders' equity was 1.4 to 1. After giving effect to the Offering, the Acquisition and the other transactions contemplated by the Financing Plan, at November 30, 1993, the ratio of the Company's long-term debt (including current maturities) to stockholders' equity would have been 2.1 to 1, assuming 100% of each issue of Specified EPIC Debt Securities is purchased in the Tender Offers. See "Capitalization" and the Unaudited Pro Forma Condensed Combined Financial Statements of the Company included elsewhere in this Prospectus.

     The degree to which the Company is leveraged could have important consequences to holders of the Securities, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations; (iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which causes the Company to be vulnerable to increases in interest rates; and (iv) such indebtedness contains numerous financial and other restrictive covenants, including those restricting the incurrence of indebtedness, the creation or existence of liens, the declaration or payment of dividends, certain investments, the acquisition of securities of the Company, and certain extraordinary corporate transactions. Failure by the Company to comply with such covenants may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company.

     The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness depends on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control. Although the Company's cash flow from its operations has been sufficient to meet its debt service obligations in the past, there can be no assurance that the Company's operating results will continue to be sufficient for payment of the Company's indebtedness.

SUBORDINATION; EFFECT OF ENCUMBRANCES

     The Securities will be subordinated to all Senior Indebtedness of the Company and will rank pari passu with the 10 3/4% Notes and the 8 3/4% Debentures. The Securities also will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries. As of November 30, 1993, the amount of Senior Indebtedness and obligations of the Company's subsidiaries (excluding intercompany indebtedness) that effectively ranked senior to the Securities was approximately $183.9 million. After giving effect to the Acquisition and the transactions contemplated by the Financing Plan, the amount of Senior Indebtedness and obligations of the Company's subsidiaries (excluding intercompany indebtedness) that effectively ranked senior to the Securities would have been approximately $726.3 million, assuming 100% of each issue of Specified EPIC Debt Securities is purchased in the Tender Offers. See "The Acquisition and the Financing Plan."

     The Company may not pay the principal of, premium, if any, or interest on, the Securities or repurchase, redeem or otherwise retire the Securities if any Senior Indebtedness is not paid when due or any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived, any such acceleration has been rescinded or such Senior Indebtedness has been paid in full. In addition, if any default exists with respect to certain Senior Indebtedness and certain other conditions are satisfied, the Company may not make any payments on the Securities for a designated period of time. Upon any payment or distribution of assets of the Company upon liquidation, dissolution, reorganization or any similar proceeding, the holders of Senior Indebtedness will be entitled to receive payment in full before the holders of the Securities are entitled to receive any payment. See "Description of the Securities."

     The Company has granted the lenders under its existing bank credit facility a senior security interest in the capital stock of the Company's subsidiaries and instruments evidencing indebtedness owed to the Company by its subsidiaries and anticipates that it will grant the lenders under the 1994 Credit Agreement a senior security interest in the capital stock of the Company's subsidiaries. At November 30, 1993, there was approximately $167.0 million outstanding under the Company's existing bank credit facility. Upon consummation of the Acquisition and Financing Plan, the Company anticipates that there will be approximately $671.4 million outstanding under the 1994 Credit Agreement, assuming 100% of each issue of Specified EPIC Debt Securities is purchased in the Tender Offers. The Securities will be unsecured. If the Company becomes insolvent or is liquidated, or if its indebtedness is accelerated, the lenders under its existing credit facility or the 1994 Credit Agreement, as the case may be, will be entitled to payment in full from the proceeds of their security prior to any payment to the holders of Securities. In such event, it is possible that there would be no assets remaining from which claims of the holders of Securities could be satisfied or, if any assets remain, such assets may be insufficient to satisfy fully such claims. See "The Acquisition and the Financing Plan."

SUBSIDIARY OPERATIONS

     Since substantially all of the Company's operations are conducted, and substantially all of the Company's assets are owned, by its subsidiaries, the Securities will effectively be subordinated to all existing and future liabilities of the Company's subsidiaries, including the subsidiaries' guarantees of indebtedness incurred under its bank credit facility. In addition, following the consummation of the Acquisition, EPIC and its subsidiaries will be subsidiaries of the Company, and any indebtedness existing or incurred in the future at the EPIC level, including any Specified EPIC Debt Securities that are not purchased in the Tender Offers and any EPIC indebtedness that remains outstanding if the Debt Redemption does not occur, also will be effectively senior to the Securities. Any right of the Company to participate in any distribution of the assets of any of the Company's subsidiaries upon the liquidation, reorganization or insolvency of such subsidiary (and the consequent right of the holders of the Securities to participate in those assets) will be subject to the claims of the creditors (including trade creditors) and preferred stockholders, if any, of such subsidiary, except to the extent the Company has a claim against such subsidiary as a creditor of such subsidiary. The Company has expressly subordinated certain of its claims against its subsidiaries to the subsidiaries' guarantees of indebtedness incurred under its existing bank credit facility, and anticipates that it will similarly subordinate certain of its claims against its subsidiaries to the subsidiaries' guarantees of indebtedness incurred under the 1994 Credit Agreement. In addition, in the event that claims of the Company as a creditor of a subsidiary are recognized, such claims would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. A majority of the hospitals presently owned and operated by EPIC are subject to mortgages granted in connection with the issuance of the EPIC Mortgage Notes. Additionally, the capital stock of EPIC Properties has been pledged as collateral for the EPIC Mortgage Notes and the capital stock of certain subsidiaries of EPIC has been pledged as collateral for certain of the EPIC indebtedness to be redeemed pursuant to the Debt Redemption (the "EPIC Redeemable Debt"). Following the consummation of the Acquisition, the claims of holders of any EPIC Mortgage Notes that are not purchased in the Tender Offers and the claims of holders of any EPIC Redeemable Debt not redeemed in the Debt Redemption will be senior with respect to such security interests to the claims of the Company as a creditor of the applicable EPIC subsidiaries. See "Description of EPIC." However, the ability of a subsidiary to incur indebtedness is limited by certain of the restrictive covenants set forth in the Company's existing bank credit facility and in the indentures relating to certain of the Company's other long-term indebtedness, and the Company anticipates that similar restrictions will be included in the 1994 Credit Agreement and the indenture governing the indebtedness to be issued in the Offering.

     In addition, the Company's ability to make required principal and interest payments with respect to the Company's indebtedness, including the Securities, depends on the earnings of its subsidiaries and on its ability to receive funds from such subsidiaries through dividends or other payments. Since the Securities are obligations of the Company only, the Company's subsidiaries are not obligated or required to pay any amounts due pursuant to the Securities or to make funds available therefor in the form of dividends or advances to the Company. Additionally, if the Tender Offers (including the related consent solicitations) and the Debt Redemption are not consummated, the indentures governing the Specified EPIC Debt Securities and the EPIC Redeemable Debt that remain outstanding will contain provisions that restrict EPIC's ability to make payments to the Company in the form of dividends or otherwise.

HEALTH CARE REFORM

     On November 20, 1993, President Clinton submitted proposed comprehensive health care reform legislation ("Administration's Proposal") to Congress. A central component of the Administration's Proposal is the restructuring of health insurance markets through the use of "managed competition." Under the Administration's Proposal, states would be required to establish regional purchasing cooperatives, known as "regional alliances," that would be the exclusive source of coverage for individuals and employers with less than 5,000 employees. All employers would be required to make coverage available to their employees and contribute 80% of the premium, and all individuals would be required to enroll in an approved health plan. Regional alliances would contract with health plans that demonstrate an ability to provide consumers with a full range of benefits, including hospital services, and the provision of such benefits would be mandated by the federal government. The federal government would provide subsidies to low income individuals and certain small businesses to help pay for the cost of coverage. These subsidies and other costs of the Administration's Proposal would be funded in significant part by reductions in payments by the Medicare and Medicaid programs to providers, including hospitals. The Administration's Proposal would also place stringent limits on the annual growth in health plan premiums. Other comprehensive reform proposals have been or are expected to be introduced in Congress. These other proposals contain or are expected to contain coverage guarantees, benefit standards, financing and cost control mechanisms which are different than the Administration's Proposal. The Company is unable to predict what, if any, reforms will be adopted, or when any such reforms will be implemented. No assurance can be given that such reforms will not have a material adverse impact on the Company's revenues or earnings.

REIMBURSEMENT AND REGULATION

     The Company derives a substantial portion of its revenue from Medicare and Medicaid programs. Such programs are highly regulated and subject to frequent and in certain cases substantial changes. Significant changes in Medicare and Medicaid reimbursement programs have resulted in reduced levels of reimbursement for a substantial portion of hospital procedures and costs. Changes in other existing reimbursement programs are scheduled or anticipated in the future which changes are likely to result in further reductions in reimbursement levels. In addition, the Company's revenue could be affected by any implementation of federal government sequestration under the Balanced Budget and Emergency Deficit Control Act of 1985, as amended.

     The health care industry is subject to extensive federal, state and local regulation relating to licensure, conduct of operations, addition of facilities and services and cost containment. Over the past several years, federal and state initiatives have been undertaken to evaluate the impact that financial arrangements between health care providers and physicians may have on Medicare and state health care programs. As a result of such initiatives, the U.S. Department of Health and Human Services ("HHS") issued final regulations outlining certain "safe harbor" practices which, although potentially capable of inducing prohibited referrals of business, would not be subject to enforcement action under the Social Security Act of 1935, as amended (the "Social Security Act"). In addition, certain provisions of Section 1877 of the Social Security Act, commonly known as the "Stark Bill," have recently been amended to significantly broaden the scope of prohibited physician self-referrals thereunder. Certain of the Company's current financial arrangements with physicians do not qualify for the safe harbor exemptions and, as a result, risk scrutiny by HHS and may be subject to enforcement action. Additionally, the Company believes that certain of EPIC's financial arrangements with physicians do not qualify for the safe harbor exemptions. The Company's participation in and development of joint ventures and other financial arrangements with physicians could be adversely affected by the recent HHS regulations and Stark Bill amendments. The Company is unable to predict the future course of federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations. Further changes in the regulatory framework could have an adverse impact on the Company.

DEPENDENCE ON PHYSICIANS AND OTHER KEY PERSONNEL

     Since physicians generally control the majority of hospital admissions, the success of the Company, in part, is dependent upon the number and quality of physicians on its hospitals' medical staffs. The Company's operations also are dependent on the efforts, ability and experience of its key corporate and hospital management teams. The loss of some or all of these key personnel or an inability to attract and retain sufficient numbers of qualified physicians could adversely affect the Company's hospitals.

COMPETITION

     The health care business is highly competitive and subject to excess capacity. Competition among hospitals and other health care providers for patients has intensified in recent years. During this period, hospital occupancy rates in the United States have declined as a result of cost containment pressures, changing technology, changes in regulations and reimbursement, changes in practice patterns from inpatient to outpatient treatment, an increasing supply of physicians and other factors. In many geographic areas in which the Company operates, there are other hospitals or facilities that provide inpatient or outpatient services comparable to those offered by the Company's hospitals. Certain of these hospitals have greater financial resources than the Company's hospitals and offer a wider range of services than the Company's hospitals. Even in communities in which the Company's hospitals are the sole providers of general acute care hospital services, the Company may face competition from local providers of outpatient services and hospitals and other health care providers in nearby communities. The competitive position of the Company's hospitals also has been, and in all likelihood will continue to be, affected by the increased initiatives undertaken during the past several years by federal and state governments and other major purchasers of health care, including insurance companies and employers, to revise payment methodologies and monitor health care expenditures in order to contain health care costs. Due in part to these initiatives, managed care organizations such as health maintenance organizations ("HMOs") and preferred provider organizations ("PPOs"), which offer prepaid and discounted medical services packages, represent an increasing segment of health care payors, tending to reduce the historical rate of growth of hospital revenue. In addition, hospitals owned by governmental agencies or other tax-exempt entities benefit from endowments, charitable contributions and tax-exempt financing, which advantages are not enjoyed by the Company's hospitals.

LEGAL PROCEEDINGS

     Certain of the Company's Utah hospitals, along with other Utah hospitals, were the subject of a federal grand jury investigation of possible criminal violations of the federal antitrust laws in connection with nursing compensation practices. The Company has been informed by the Antitrust Division of U.S. Department of Justice that the Government does not intend to pursue criminal charges against the Company but may pursue civil proceedings in connection with the actions of its Utah facilities. Although the Company attempts to structure its compensation practices to comply with federal and state law, the Company cannot predict with certainty the outcome of this ongoing civil investigation.

PROFESSIONAL LIABILITY

     As is typical in the health care industry, the Company is subject to claims and legal actions by patients and others in the ordinary course of business. The Company generally self-insures against substantially all of its professional and general liabilities and maintains an unfunded reserve for liability risks. While the Company's cash flow has been adequate to provide for liability claims in the past, there can be no assurance that the Company's cash flow will continue to be adequate. If payments with respect to self-insured liabilities increase in the future, the results of operations of the Company could be adversely affected.

PRINCIPAL STOCKHOLDER

     As of December 31, 1993, the trustee (the "Plan Trustee") of the Company's 401(k) Retirement Program (the "Plan") held approximately 31% of the outstanding common stock, par value $.001 per share, of the Company (the "Common Stock"). After giving effect to the Common Stock Offering, as of December 31, 1993, the Plan Trustee would have held approximately 28% of the outstanding Common Stock. Shares of Common Stock held by the Plan Trustee are held in the accounts of participants in the Plan. Such participants are able to direct the Plan Trustee to vote the shares allocated to their accounts, except when the Plan Trustee believes its fiduciary duties obligate it to override such directions. As a principal stockholder, the Plan Trustee may have the ability to influence the policies and affairs of the Company to a greater extent than other stockholders.

LACK OF PUBLIC MARKET FOR SECURITIES

     There is no public market for the Securities and the Company may or may not list the Securities on a securities exchange. The Company has been advised by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") (collectively, the "Underwriters") that they presently intend to make a market in the Securities after the consummation of the Offering, although they are under no obligation to do so and may discontinue any market making at any time. No assurance can be given as to the liquidity of the trading market for the Securities or that an active trading market for the Securities will develop. If an active public market does not develop, the market price and liquidity of the Securities may be adversely affected.

FORMATION-RELATED CONSIDERATIONS

     In connection with the Formation of Healthtrust in 1987, HCA agreed to indemnify the Company against tax claims, professional liability claims and claims covered by standard public liability insurance relating to the acquired assets, in each case relating to periods prior to the Formation. In the past HCA has satisfied its obligation to indemnify the Company for all such claims, and the Company has no reason to believe that HCA would not continue to do so. However, if HCA should fail to meet its indemnification obligations, the Company would be responsible for the satisfaction of any such claims in the future, which claims, if substantial, could have a material adverse effect on the Company.

     With respect to certain taxable periods ending on or prior to the Formation in September 1987, the Company and certain of its subsidiaries filed federal income tax returns on a consolidated basis with HCA and, as a result, under federal income tax law, the Company and such subsidiaries are severally liable with HCA for the federal income taxes of HCA's consolidated group for such periods. However, in connection with the Formation, HCA agreed that it would be responsible for the payment of all taxes, assessments, interest and penalties imposed by any taxing authority for any periods prior to and including the date of the Formation. HCA has disclosed that following a recent examination of HCA's federal income tax returns for tax years 1981 through 1990, the Internal Revenue Service has proposed certain adjustments to such returns, and HCA has received notices of deficiencies for certain years, which it is contesting through litigation. Should HCA be unable to sustain its position on disputed matters, additional taxes would approximate $383 million, plus accrued interest of approximately $640 million as of December 31, 1993, for taxable periods in which the Company and certain of its subsidiaries were members of HCA's consolidated group. If the additional taxes that have been asserted by the Internal Revenue Service were finally determined to be due and HCA were unable to, or for any other reason did not, pay such taxes or related interest, the Company could be responsible for such payment, which payment could have a material adverse effect on the Company.

ERISA MATTERS

     In connection with the Formation in 1987, the Company's Employee Stock Ownership Plan (the "ESOP") purchased approximately 50.9 million shares of Common Stock for $810 million. The purchase price was based on the determination of the committee administering the ESOP (the "ESOP Committee") as to the fair market value of such shares at that time. Based on such determination, and subject to limitations contained in the Internal Revenue Code of 1986, as amended (the "Code"), the Company has claimed income tax deductions for contributions to the ESOP for the years to which such contributions relate. Contributions to the ESOP were used by the ESOP to pay interest and principal on the loans owed to the Company. These payments were in turn used by the Company to pay interest and principal on the ESOP term loans under the Company's previous bank credit agreement and certain other indebtedness related to the ESOP. As a result, the Company was effectively able to obtain a deduction for principal, as well as interest payments, on ESOP-related borrowings. If the ESOP Committee's determination of fair market value was incorrect, the Company's contribution to the ESOP might not be fully deductible, which could have a material adverse effect on the Company.

     It was intended that qualified holders of the ESOP term loans and the other indebtedness incurred in connection with the ESOP be entitled to exclude from taxable income 50% of the interest received on such indebtedness. In addition, the loans to the ESOP and the purchase of Common Stock by the ESOP were intended to qualify for exemption from the "prohibited transaction" rules under the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which rules generally prohibit sale and loan transactions between an employer and a qualified retirement plan. The 50% interest exclusion and the prohibited transaction exemption were available only if the plan was designed to invest primarily in "employer securities." It is likely that if Healthtrust and HCA were deemed to have been members of the same "controlled group of corporations" for purposes of the relevant section in the Code or ERISA, the stock of HCA, and not Healthtrust's Common Stock, would have been "employer securities" for these purposes. Healthtrust and HCA concluded that they were not in the same "controlled group of corporations" (as defined in Section 409(1) of the Code). If, notwithstanding such conclusion, HCA's common stock were deemed to have been "employer securities" for such purposes, there could be severe adverse consequences to Healthtrust, including violation of the prohibited transaction rules discussed above (which could subject Healthtrust or other disqualified persons with respect to the ESOP to an excise tax and could require that certain corrective action be taken) and retroactive increases in the rate of interest payable on certain of the Company's previously outstanding ESOP-related indebtedness as a result of the loss of the 50% interest exclusion. In addition, the 50% interest exclusion and the prohibited transaction exemption were available only if the price paid by the ESOP reflected the fair market value of the employer securities as determined in good faith by the plan fiduciaries. Accordingly, if the ESOP Committee's determination of fair market value was incorrect, the 50% interest exclusion might not have been fully available and the Company or other disqualified persons may have committed prohibited transactions, either of which events could have a material adverse effect on the Company. See Note 6 to "Capitalization."

ACQUISITION-RELATED CONSIDERATIONS

     The purchase of EPIC common stock by the EPIC Employee Stock Ownership Plan (the "EPIC ESOP") in connection with EPIC's acquisition (the "EPIC Formation") of its facilities from American Medical International, Inc. ("AMI") in 1988 was structured in a manner similar to the purchase of Common Stock by the ESOP in connection with the Formation of Healthtrust and was intended to (i) qualify for exemption from the "prohibited transaction" rules of the Code and ERISA, (ii) permit EPIC to deduct for federal income tax purposes its contributions to the EPIC ESOP used to pay principal and interest on loans made by EPIC to the EPIC ESOP and (iii) permit qualified holders of indebtedness incurred in connection with the EPIC ESOP to benefit from the 50% interest exclusion provision referred to in "-- ERISA Matters" above. Exemption from the prohibited transaction rules and the availability of the ESOP-related benefits described above depends on (i) the amount the EPIC ESOP paid for EPIC common stock not having exceeded the fair market value of that EPIC common stock, (ii) the EPIC common stock being "employer securities" and (iii) compliance with the other relevant provisions of the Code and ERISA. If (i) the EPIC ESOP paid an amount in excess of fair market value for the EPIC common stock, (ii) the EPIC common stock were to fail to qualify as "employer securities" or (iii) the EPIC ESOP were to fail to comply with the other relevant provisions of the Code or ERISA, such events could result in material adverse consequences to EPIC similar to those described with respect to the Company under "-- ERISA Matters" above, which could have a material adverse effect on the Company following consummation of the Acquisition. See "The Acquisition and the Financing Plan" and Note 6 to "Capitalization." In addition, although the Company believes that the actions which the parties intend to take with respect to the EPIC ESOP pursuant to the ESOP Agreement (as hereinafter defined) should not give rise to any adverse tax or other consequences to EPIC or the Company, if the Internal Revenue Service or the Department of Labor were to successfully challenge certain aspects of such actions, the Company or EPIC could be subject to certain taxes or penalties, which could have a material adverse effect on the Company following consummation of the Acquisition. See "The Acquisition and the Financing Plan."

     In connection with the EPIC Formation, AMI agreed to indemnify EPIC against certain losses, including the loss of certain expected tax benefits. If AMI is unable to or otherwise does not satisfy such indemnification obligations, EPIC could be responsible for such losses, which could adversely affect the Company following the Acquisition.

     The Company will use the proceeds of the Offering to fund a portion of the Acquisition. While the Company believes that it can improve the profitability of the operations acquired from EPIC, there can be no assurance that this will be the case. In addition, there can be no assurance that the Company will be able to realize expected operating and economic efficiencies following the Acquisition or that the Acquisition will not adversely affect the Company's results of operations or financial condition. See the Unaudited Pro Forma Condensed Combined Financial Statements of the Company included elsewhere in this Prospectus.

                     THE ACQUISITION AND THE FINANCING PLAN

     On January 9, 1994, Healthtrust, Odyssey Acquisition Corp., a wholly-owned subsidiary of Healthtrust ("Odyssey") and EPIC entered into a merger agreement pursuant to which Odyssey will merge into EPIC and EPIC will become a wholly-owned subsidiary of Healthtrust. Upon consummation of the Acquisition, the holders of EPIC common stock (and securities exercisable therefor) will become entitled to receive $7.00 per share in cash from Healthtrust. It is anticipated that the Company will purchase approximately 39.7 million shares of EPIC common stock (and securities exercisable therefor) at the closing of the Acquisition, for an aggregate purchase price of approximately $278 million, comprised of the following securities: (i) approximately 17.6 million shares of EPIC common stock allocated or allocable to EPIC ESOP participants, (ii) approximately 15.9 million other shares of outstanding EPIC common stock and
(iii) outstanding stock appreciation rights, warrants and options exercisable for approximately 6.2 million shares of EPIC common stock. The consummation of the Acquisition is subject to certain conditions, including, among others, the approval of the stockholders of EPIC, certain regulatory approvals and the consent solicitation in connection with the Specified EPIC Debt Securities described below. The approval of the Acquisition requires the affirmative vote of the holders of a majority of the outstanding shares of EPIC common stock entitled to vote thereon. Subject to certain conditions, each of AMI and the EPIC ESOP Trustee has agreed to vote the shares of EPIC common stock over which it exercises voting power (in the aggregate approximately 52% of the EPIC common stock outstanding on January 8, 1994) in favor of the Acquisition.

     In connection with the Acquisition, the Company entered into an agreement (the "ESOP Agreement") with EPIC, EPIC Healthcare Group, Inc. ("EPIC Group"), U.S. Trust Company of California, N.A., the trustee of the trust established under the EPIC ESOP (the "EPIC ESOP Trustee") and the EPIC Committee administering the EPIC ESOP. Pursuant to the ESOP Agreement, all shares of EPIC common stock held by the EPIC ESOP Trustee and not allocated or allocable to EPIC ESOP participants as of the closing of the Acquisition (approximately 6.7 million shares) will be returned to EPIC in full satisfaction of certain loans granted by EPIC to the EPIC ESOP Trustee, and contributions to the EPIC ESOP will be terminated. Subject to certain Code limitations, the parties to the ESOP Agreement have agreed that there will be approximately 17.6 million shares of EPIC common stock allocated or allocable to EPIC ESOP participants as of the closing of the Acquisition. Following the Acquisition, the EPIC ESOP participants who continue to be employed by the Company will be entitled to participate in the Plan or in a similar plan to be established by the Company (the Plan or such other plan, the "Healthtrust Plan"). Subject to Code limitations, EPIC ESOP participants who participate in the Healthtrust Plan will be allocated additional shares of EPIC common stock in an amount equivalent to the 4% profit sharing contribution (described below) to which EPIC ESOP participants would have been entitled had they participated in the Plan from March 1, 1994 through the Acquisition closing date. In addition, the Company has agreed to provide certain minimum retirement benefits in accordance with the terms of the Plan and subject to Code limitations, including (i) a profit sharing contribution by the Company on behalf of EPIC ESOP participants who participate in the Healthtrust Plan of 4% of compensation from the Acquisition closing date through December 31, 1994 and (ii) a matching contribution by the Company of 100% for each EPIC ESOP participant who participates in the Healthtrust Plan, up to a maximum of 3% of compensation, for the period from the Acquisition closing date through December 31, 1998. In the event that fewer shares are so allocated or allocable to EPIC ESOP participants as of the closing or the full amount of contributions to the Healthtrust Plan are not permitted to be made due to Code limitations, additional contributions will be made in the future in lieu of any shares not so allocated or allocable and any contributions not so permitted to be made. The obligations of the parties under the ESOP Agreement are conditioned upon, among other things, the consummation of the Acquisition. The foregoing does not purport to be a complete description of the ESOP Agreement and reference is hereby made to the ESOP Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     In connection with the Acquisition and the related merger agreement, it is anticipated that certain EPIC subsidiaries will offer to purchase up to 100% of the following outstanding debt securities of EPIC (collectively, the "Specified EPIC Debt Securities") at the following purchase prices: (i) $250 million aggregate principal amount (representing an aggregate accreted value of approximately $170.6 million) of 12% Senior Deferred Coupon Notes due 2002 of EPIC Holdings, Inc. (the "EPIC 12% Notes") for 112% of accreted value (expected to be approximately $178.8 million at the time of purchase), (ii) $160 million aggregate principal amount of 10 7/8% Senior Subordinated Notes due 2003 of EPIC Group (the "EPIC 10 7/8% Notes") for 116% of principal amount, (iii) $100 million aggregate principal amount (representing an aggregate accreted value of approximately $99.6 million) of 11 3/8% Class B-1 First Priority Mortgage Notes due 2001 of EPIC Properties (the "EPIC Class 1 Mortgage Notes") for 118 3/4% of principal amount, (iv) $83.5 million aggregate principal amount (representing an aggregate accreted value of approximately $83.1 million) of 11 1/2% Class B-2 First Priority Mortgage Notes due 2001 of EPIC Properties (the "EPIC Class 2 Mortgage Notes") for 121 1/8% of principal amount and (v) $15 million aggregate principal amount of Floating Rate Class B-3 First Priority Mortgage Notes due 1998 (with an interest rate of 6 3/8% at February 1, 1994) of EPIC Properties (the "EPIC Class 3 Mortgage Notes" and, together with the EPIC Class 1 Mortgage Notes and EPIC Class 2 Mortgage Notes, the "EPIC Mortgage Notes") for 103 1/8% of principal amount. In connection therewith, the consent of the holders of the Specified EPIC Debt Securities will be solicited to eliminate or modify substantially all of the restrictive covenants and certain event of default provisions relating to any Specified EPIC Debt Securities which remain outstanding after the offers to purchase are completed. Consent payments of $20 per $1,000 of principal amount will be made with respect to the Specified EPIC Debt Securities for which consents have been validly delivered (and not revoked) prior to the acceptance thereof. The offers to purchase the Specified EPIC Debt Securities and the related solicitations of consents are hereinafter referred to as the "Tender Offers." The obligation to make the consent payments is subject to certain conditions, including the acceptance for purchase and payment of the applicable issue of Specified EPIC Debt Securities in the Tender Offers. The consummation of the Tender Offers is conditioned upon, among other things, (i) the consummation of the Acquisition,
(ii) receipt of validly delivered and unrevoked consents from holders of a majority in aggregate principal amount of each of the EPIC 12% Notes, EPIC
10 7/8% Notes and EPIC Mortgage Notes and (iii) there having been validly tendered and not withdrawn at least a majority in aggregate principal amount of each of the EPIC 12% Notes, EPIC 10 7/8% Notes and EPIC Mortgage Notes.

     Following the consummation of the Acquisition, it is anticipated that the following outstanding indebtedness of EPIC Group will be redeemed in accordance with the optional redemption provisions thereof (the "Debt Redemption"): (i) approximately $74.8 million aggregate principal amount (representing an aggregate accreted value of approximately $72.2 million) of 11 7/8% Senior ESOP Notes due 1998, (ii) approximately $96.4 million aggregate principal amount (representing an aggregate accreted value of approximately $31.5 million) of Zero Coupon Notes due 2001 (with an effective interest rate of 14.8% at November 30, 1993) and (iii) approximately $30.1 million aggregate principal amount (representing an aggregate accreted value of approximately $19.7 million) of 11% Junior Subordinated Pay-In-Kind Notes due 2003.

     The Acquisition, the Tender Offers and the Debt Redemption will be financed through the following:

          (i) the Offering;

          (ii) the public offering by the Company of 5,200,000 shares of Common Stock (the "Common Stock Offering");

          (iii) the refinancing of the Company's existing bank credit facility with a new bank credit facility (the "1994 Credit Agreement"), which will provide for aggregate commitments of up to $1.2 billion; and

          (iv) cash on hand.

     The Tender Offers, the Debt Redemption, the Offering, the Common Stock Offering and the 1994 Credit Facility are hereinafter referred to as the "Financing Plan." The Offering is expected to occur contemporaneously with the Acquisition and the other transactions contemplated by the Financing Plan and is conditioned upon the consummation of the Acquisition.

     The following table sets forth the sources of funds to be used to effect the Acquisition, the Tender Offers and the Debt Redemption, assuming (i) $200 million aggregate principal amount of Securities are sold by the Company in the Offering at a public offering price of 100% of principal amount, (ii) 5,200,000 shares of Common Stock are sold by the Company in the Common Stock Offering at a public offering price of $28.625 per share (the average of the high and low prices for the Common Stock reported on the NYSE for February 18, 1994), (iii) approximately 39,687,000 shares of EPIC common stock (and securities exercisable therefor) are purchased pursuant to the Acquisition and (iv) 100% of each issue of the Specified EPIC Debt Securities is purchased in the Tender Offers.

                         ACQUISITION AND FINANCING PLAN
                             (DOLLARS IN MILLIONS)

          SOURCES OF FUNDS
          Cash on hand...................................................  $  215.8
          1994 Credit Agreement..........................................     671.4
          The Common Stock Offering......................................     148.9
          The Offering...................................................     200.0
                                                                           --------
                    Total................................................  $1,236.1
                                                                           --------
                                                                           --------
          USE OF FUNDS
          Purchase of EPIC equity in Acquisition.........................  $  277.8
          Tender Offers(1)...............................................     632.7
          Debt Redemption................................................     138.2
          Refinancing of existing bank credit facility...................     167.0
          Estimated Fees and Expenses(2).................................      20.4
                                                                           --------
                    Total................................................  $1,236.1
                                                                           --------
                                                                           --------

- ---------------

(1) Represents (a) the principal amount of the EPIC 10 7/8% Notes and the EPIC Class 3 Mortgage Notes, (b) the accreted value as of November 30, 1993 of the EPIC 12% Notes, EPIC Class 1 Mortgage Notes and EPIC Class 2 Mortgage Notes and (c) $104.4 million of aggregate premiums and consent payments.
(2) Includes underwriting discounts and commissions, bank fees and legal and accounting expenses.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Securities in the
Offering are estimated to be approximately $     million. The Company intends to
use the net proceeds of the Offering, together with the net proceeds of the Common Stock Offering, borrowings under the 1994 Credit Agreement and cash on hand, to effect the Acquisition, the Tender Offers and the Debt Redemption. See "The Acquisition and the Financing Plan."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of November 30, 1993, and as adjusted to reflect the Acquisition, the Offering, the Common Stock Offering and the other transactions contemplated by the Financing Plan. This table should be read in conjunction with "The Acquisition and the Financing Plan," the Unaudited Pro Forma Condensed Combined Financial Statements of the Company and the historical financial statements of the Company and EPIC and the notes thereto included or incorporated by reference in this Prospectus.

                                                                                   AS OF NOVEMBER 30, 1993
                                                                       ------------------------------------------------
                                                                               ACTUAL
                                                                       -----------------------
                                                                       HEALTHTRUST      EPIC      COMBINED AS ADJUSTED
                                                                       ------------    -------    ---------------------
                                                                                    (DOLLARS IN MILLIONS)
LONG-TERM DEBT:
Bank Indebtedness....................................................    $  167.0      $    --          $   671.4
10 3/4% Subordinated Notes due 2002..................................       500.0           --              500.0
8 3/4% Subordinated Debentures due 2005..............................       300.0           --              300.0
Securities offered hereby............................................          --           --              200.0
Specified EPIC Debt Securities.......................................          --        528.3                 --(1)
EPIC Redeemable Debt.................................................          --        123.4                 --
EPIC Group 15% Senior Subordinated Notes(2)..........................          --         40.3                 --
Other Debt...........................................................        16.9         38.0               54.9
                                                                       ------------    -------           --------
    Less Current Portion.............................................       (35.6)       (47.0)             (42.3)
                                                                       ------------    -------           --------
        Total Long-Term Debt.........................................       948.3        683.0            1,684.0
STOCKHOLDERS' EQUITY:
Common Stock, $.001 par value: 400,000,000 shares authorized,
  81,130,136 shares issued and outstanding(3)........................         0.1           --                0.1
EPIC common stock, $.01 par value: 100,000,000 shares authorized,
  40,167,753 shares issued and outstanding(4)........................          --          0.4                 --
Common Stock Offering(5).............................................          --           --              142.9
Additional paid-in capital(6)........................................       827.4        245.8              827.4
Deferred compensation................................................        (0.9)      (137.4)              (0.9)
Retained deficit.....................................................      (130.8)      (188.8)            (130.8)
                                                                       ------------    -------           --------
        Total Stockholders' Equity...................................       695.8        (80.0)             838.7
                                                                       ------------    -------           --------
        Total Capitalization.........................................    $1,644.1      $ 603.0          $ 2,522.7
                                                                       ------------    -------           --------
                                                                       ------------    -------           --------

- ---------------

(1) Assumes 100% of each issue of Specified EPIC Debt Securities is purchased in the Tender Offers.
(2) EPIC has delivered redemption notices with respect to such indebtedness and will redeem such indebtedness in February 1994.
(3) Excludes (i) 7,798,170 shares of Common Stock reserved for issuance under the Company's stock plans and upon exercise of options granted under the Company's stock option plans; and (ii) 3,409,219 shares of Common Stock reserved for issuance upon the exercise of warrants to purchase Common Stock ("Warrants"). Also excludes approximately 1,000,000 shares of Common Stock to be issued and contributed by the Company to the Plan on or about May 15, 1994.
(4) As of January 8, 1994. Excludes 6,227,165 shares reserved for issuance upon exercise of certain options, stock appreciation rights and warrants.
(5) Excludes 3,409,219 shares of Common Stock issuable upon the exercise of
    Warrants, of which         shares will be sold in the Common Stock Offering
    by the holders thereof.
(6) Additional paid-in capital with respect to the Company equals the total amount of (i) the net proceeds of the Company's initial public offering of Common Stock, (ii) the net proceeds of the sales of Common Stock to the ESOP, (iii) the estimated value of shares of Common Stock awarded under the Company's stock plans, (iv) the estimated aggregate fair market value of Warrants that were issued to HCA and certain other investors in connection with the Formation and the financing thereof and (v) the estimated aggregate fair market value of the Company's preferred stock surrendered by HCA upon exercise of Warrants to receive Common Stock, minus (vi) dividends paid and accrued and accretion of discount on preferred stock. In connection with the Formation, the Company issued Warrants exercisable for an aggregate of 36,874,551 shares of Common Stock (33,460,240 shares for HCA and 3,414,311 shares of certain other investors). The Company initially recorded its Warrants at an aggregate fair value of $117.0 million, or $3.18 per Warrant, as determined by an independent investment banking firm subsequent to the Formation. HCA recorded the fair value of its investment in the Warrants at $37.0 million or $1.11 per Warrant, based upon a valuation range determined by another investment banking firm. These respective values were based upon a number of assumptions and projections as to financial results, including estimates by the investment banking firms of the discounted present value of a share of Common Stock at September 17, 1987 ($3.38 in the case of the Warrant value recorded by the Company and a range of $.66 to $1.59 in the case of the Warrant value recorded by HCA). Each such estimate was based upon, among other things, certain different assumptions in the valuation of the Warrants as to the investment objectives of a purchaser of such Warrants (and, accordingly, an annual yield assumption for discounting to the date of the Formation the estimated value of a share of Common Stock at a future date) and the number of shares of Common Stock subject to the Warrants. After further review, the Company decreased the amount recorded for Warrants to $52.0 million, or $1.41 per Warrant. In addition, EPIC has received determinations of the fair value of the EPIC common stock from independent financial advisors that valued such stock at prices lower than the amount paid therefor by the EPIC ESOP in connection with the EPIC Formation.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following tables set forth selected historical financial information for (i) the Company for each of the years in the five-year period ended August 31, 1993 and for the three months ended November 30, 1993 and 1992; and (ii) EPIC for each of the years in the five-year period ended September 30, 1993 and for the three months ended December 31, 1993 and 1992. The selected financial information for the Company and EPIC for each of the years in the five-year periods ended August 31, 1993 and September 30, 1993, respectively, are derived from the consolidated financial statements of the Company and EPIC, each of which have been audited by Ernst & Young, independent auditors. The selected financial information for the Company and EPIC for the three months ended November 30, 1993 and 1992 and December 31, 1993 and 1992, respectively, are derived from unaudited condensed consolidated financial statements of the Company and EPIC and reflect all adjustments (consisting of normal recurring adjustments) that, in the opinion of management, are necessary for a fair presentation of such information. Operating results for the three months ended November 30, 1993 and December 31, 1993 are not necessarily indicative of the results that may be expected for the Company's fiscal year ending August 31, 1994.

     All information contained in the following tables should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements and related notes of the Company and EPIC included or incorporated by reference herein.

                    HEALTHTRUST, INC. - THE HOSPITAL COMPANY

                                                    THREE MONTHS
                                                       ENDED
                                                    NOVEMBER 30,                       YEAR ENDED AUGUST 31,
                                                  ----------------    --------------------------------------------------------
                                                   1993      1992       1993        1992        1991        1990        1989
                                                  ------    ------    --------    --------    --------    --------    --------
                                                    (UNAUDITED)             (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net operating revenue............................ $622.1    $591.8    $2,394.6    $2,265.3    $2,025.7    $1,856.9    $1,769.1
Hospital service costs...........................  494.3     464.0     1,888.6     1,796.0     1,615.8     1,488.2     1,429.9
                                                  ------    ------    --------    --------    --------    --------    --------
                                                   127.8     127.8       506.0       469.3       409.9       368.7       339.2
Depreciation and amortization....................   34.6      33.1       132.7       127.5       120.8       119.2       121.5
Interest expense.................................   21.6      25.6        99.8       119.6       152.6       161.1       189.8
ESOP/pension expense.............................    9.9      11.6        39.0        38.7        97.0       100.7       138.6
Deferred compensation expense....................    0.3       0.9         4.3         8.1        18.7        31.1        27.2
Other (income) expense, net......................   (5.5)     (3.2)       (7.6)       (4.6)      (14.5)       23.1        14.8
                                                  ------    ------    --------    --------    --------    --------    --------
  Income (loss) before minority interests, taxes
    and extraordinary charges....................   66.9      59.8       237.8       180.0        35.3       (66.5)     (152.7)
Minority interests...............................    1.4       3.3        11.9        15.3        13.3         8.6         1.7
Income tax expense (benefit).....................   26.6      23.2        90.7        71.4        15.4       (21.9)      (53.1)
Extraordinary charges (net of taxes)(1)..........     --        --        13.6       136.4          --         5.8          --
                                                  ------    ------    --------    --------    --------    --------    --------
  Net income (loss)..............................   38.9      33.3       121.6       (43.1)        6.6       (59.0)     (101.3)
Redeemable preferred stock dividends.............     --        --          --        24.6        76.3        65.7        58.6
                                                  ------    ------    --------    --------    --------    --------    --------
  Net income (loss) to common stockholders....... $ 38.9    $ 33.3    $  121.6    $  (67.7)   $  (69.7)   $ (124.7)   $ (159.9)
                                                  ------    ------    --------    --------    --------    --------    --------
                                                  ------    ------    --------    --------    --------    --------    --------
EARNINGS (LOSS) PER SHARE:
Before extraordinary charges..................... $ 0.46    $ 0.40    $   1.62    $   0.90    $  (1.15)   $  (2.03)   $  (2.78)
Extraordinary charges............................     --        --        0.16        1.78          --        0.10          --
                                                  ------    ------    --------    --------    --------    --------    --------
Net income (loss) per common share............... $ 0.46    $ 0.40    $   1.46    $  (0.88)   $  (1.15)   $  (2.13)   $  (2.78)
                                                  ------    ------    --------    --------    --------    --------    --------
                                                  ------    ------    --------    --------    --------    --------    --------
Ratio of earnings to fixed charges(2)............   3.3x      2.8x        2.8x        2.2x        1.1x          (3)         (3)

                                                        AS OF
                                                     NOVEMBER 30,                        AS OF AUGUST 31,
                                                     ------------    --------------------------------------------------------
                                                         1993          1993        1992        1991        1990        1989
                                                     ------------    --------    --------    --------    --------    --------

                                                     (UNAUDITED)                      (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Cash and short-term investments....................    $  167.4      $  151.3    $  172.6    $  302.6    $  230.7    $   12.2
Working capital....................................       305.6         219.1       245.3       390.2       309.8        72.9
Total assets.......................................     2,489.0       2,536.7     2,379.7     2,445.4     2,293.8     2,210.6
Long-term debt.....................................       948.3         948.6     1,033.9     1,150.0     1,155.6     1,151.3
Redeemable preferred stock.........................          --            --          --       575.9       499.6       433.9
Stockholders' equity...............................       695.8         655.7       530.8        88.0        42.1        34.9

                                                      THREE MONTHS
                                                          ENDED
                                                      NOVEMBER 30,                      YEAR ENDED AUGUST 31,
                                                    -----------------     --------------------------------------------------
                                                     1993       1992       1993       1992       1991       1990       1989
                                                    ------     ------     ------     ------     ------     ------     ------
                                                       (UNAUDITED)                      (DOLLARS IN MILLIONS)
OTHER DATA:
EBITDA(4).........................................  $127.8     $127.8     $506.0     $469.3     $409.9     $368.7     $339.2
EBITDA margin(5)..................................    20.5%      21.6%      21.1%      20.7%      20.2%      19.9%      19.2%
Capital expenditures..............................  $ 34.3     $ 39.0     $321.4     $178.1     $170.3     $120.8     $ 98.4
Ratio of EBITDA to interest expense...............     5.9x       5.0x       5.1x       3.9x       2.7x       2.3x       1.8x

- ---------------

(1) Extraordinary after-tax charges relate to the early extinguishment of debt.
(2) The ratio of earnings to fixed charges was computed by dividing (i) income from continuing operations before fixed charges and income taxes by (ii) fixed charges, which consist of interest charges (interest expense plus interest charged to construction) and the portion of rent expense which is deemed to be equivalent to interest expense.
(3) The Company's earnings were inadequate to cover fixed charges for the years ended August 31, 1990 and 1989 by $75.5 million and $154.5 million, respectively.
(4) EBITDA represents net operating revenue less hospital service costs.
(5) EBITDA margin represents the ratio of EBITDA to net operating revenue.

                              EPIC HOLDINGS, INC.

                                              THREE MONTHS
                                                  ENDED
                                              DECEMBER 31,                         YEAR ENDED SEPTEMBER 30,
                                           -------------------     ---------------------------------------------------------
                                            1993        1992         1993         1992        1991        1990        1989
                                           -------     -------     ---------     -------     -------     -------     -------
                                               (UNAUDITED)               (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net operating revenue....................  $ 272.5     $ 244.4     $ 1,019.1     $ 941.3     $ 802.7     $ 742.4     $ 613.2
Hospital service costs...................    236.2       215.1         873.7       809.9       683.3       631.7       520.1
                                           -------     -------     ---------     -------     -------     -------     -------
                                              36.3        29.3         145.4       131.4       119.4       110.7        93.1
Depreciation and amortization............     13.1        13.8          57.9        53.0        49.3        47.5        44.4
Interest expense.........................     23.8        22.0          89.9        79.8        68.3        69.2        76.2
ESOP expense.............................      5.7         5.2          20.7        20.7        23.1        15.4        16.9
Deferred compensation expense............      0.7        (0.5)          3.8        11.8         8.1         5.8        15.6
Other income, net........................     (0.8)       (0.6)         (7.2)       (2.8)       (4.9)       (5.1)       (8.2)
                                           -------     -------     ---------     -------     -------     -------     -------
  Loss before minority interests, taxes
    and extraordinary charges............     (6.2)      (10.6)        (19.7)      (31.1)      (24.5)      (22.1)      (51.8)
Minority interests.......................      1.7         0.6           3.5         2.0         2.1         1.8         0.1
Income tax expense (benefit).............      0.4         0.2           2.0        (9.3)       (7.6)       (6.6)      (17.0)
Extraordinary charges (net of
  taxes)(1)..............................                  0.6          21.9         1.3         2.6          --          --
                                           -------     -------     ---------     -------     -------     -------     -------
  Net loss...............................     (8.3)      (12.0)        (47.1)      (25.1)      (21.6)      (17.3)      (34.9)
Redeemable preferred stock dividends.....       --          --            --        11.1        22.8        19.0        18.1
                                           -------     -------     ---------     -------     -------     -------     -------
  Net loss to common stockholders........  $  (8.3)    $ (12.0)    $   (47.1)    $ (36.2)    $ (44.4)    $ (36.3)    $ (53.0)
                                           -------     -------     ---------     -------     -------     -------     -------
                                           -------     -------     ---------     -------     -------     -------     -------
LOSS PER SHARE:
Before extraordinary charges.............  $ (0.21)    $ (0.28)    $   (0.63)    $ (1.07)    $ (1.71)    $ (1.48)    $ (2.16)
Extraordinary charges....................       --        0.01          0.55        0.04        0.11          --          --
                                           -------     -------     ---------     -------     -------     -------     -------
Net loss per common share................  $ (0.21)    $ (0.29)    $   (1.18)    $ (1.11)    $ (1.82)    $ (1.48)    $ (2.16)
                                           -------     -------     ---------     -------     -------     -------     -------
                                           -------     -------     ---------     -------     -------     -------     -------

                                                     AS OF
                                                  DECEMBER 31,                       AS OF SEPTEMBER 30,
                                                  ------------     -------------------------------------------------------
                                                      1993          1993        1992        1991        1990        1989
                                                  ------------     -------     -------     -------     -------     -------

                                                  (UNAUDITED)                       (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Cash and short-term investments.................    $   89.3       $ 112.5     $  53.8     $  84.6     $  69.1     $  71.3
Working capital.................................        37.6          35.1        41.3        53.7         8.3         2.8
Total assets....................................       898.5         875.0       780.8       763.4       758.0       743.2
Long-term debt..................................       685.2         679.6       619.4       478.3       462.5       481.4
Redeemable preferred stock......................          --            --          --       186.0       163.2       144.2
Stockholders' deficit...........................       (82.9)        (85.3)      (58.4)     (101.7)      (79.9)      (58.9)

                                                  THREE MONTHS
                                                      ENDED
                                                  DECEMBER 31,                       YEAR ENDED SEPTEMBER 30,
                                                -----------------     ------------------------------------------------------
                                                 1993       1992       1993        1992        1991        1990        1989
                                                ------     ------     -------     -------     -------     -------     ------
                                                   (UNAUDITED)                        (DOLLARS IN MILLIONS)
OTHER DATA:
EBITDA(2).....................................  $ 36.3     $ 29.3     $ 145.4     $ 131.4     $ 119.4     $ 110.7     $ 93.1
EBITDA margin(3)..............................    13.3%      12.0%       14.3%       14.0%       14.9%       14.9%      15.2%
Capital expenditures..........................  $ 24.4     $ 11.5     $ 115.3     $  60.1     $  25.6     $  40.2     $ 19.4
Ratio of EBITDA to interest expense...........     1.5x       1.3x        1.6x        1.6x        1.7x        1.6x       1.2x

- ---------------

(1) Extraordinary after-tax charges relate to the early extinguishment of debt.
(2) EBITDA represents net operating revenue less hospital service costs.
(3) EBITDA margin represents the ratio of EBITDA to net operating revenue.

                    SELECTED PRO FORMA FINANCIAL INFORMATION

     The following selected pro forma financial information is derived from the Unaudited Pro Forma Condensed Combined Financial Statements included elsewhere in this Prospectus and is based upon the consolidated financial statements of each of the Company and EPIC, adjusted to give effect to the Acquisition and the Financing Plan. The selected pro forma statement of operations data for the year ended August 31, 1993 and the three months ended November 30, 1993 gives effect to the Acquisition and the Financing Plan as if they had occurred on September 1, 1992. The pro forma balance sheet data as of November 30, 1993 gives effect to the Acquisition and the Financing Plan as if they had occurred on November 30, 1993.

     All information contained in the following tables should be read in conjunction with "The Acquisition and the Financing Plan," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Unaudited Pro Forma Condensed Combined Financial Statements of the Company and the consolidated financial statements and related notes of the Company and EPIC included or incorporated by reference herein.

                                                                                      PRO FORMA
                                                                             ----------------------------
                                                                             THREE MONTHS
                                                                                ENDED         YEAR ENDED
                                                                             NOVEMBER 30,     AUGUST 31,
                                                                                 1993            1993
                                                                             ------------     -----------
                                                                                     (UNAUDITED)
                                                                              (DOLLARS IN MILLIONS EXCEPT
                                                                                   PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net operating revenue......................................................     $894.6         $ 3,413.7
Hospital service costs.....................................................      730.5           2,762.3
                                                                             ------------     -----------
                                                                                 164.1             651.4
Depreciation and amortization..............................................       50.7             202.7
Interest expense...........................................................       35.2             151.2
ESOP/pension expense.......................................................       15.5              59.7
Deferred compensation expense..............................................        0.3               4.3
Other income, net..........................................................       (3.1)             (6.8)
                                                                             ------------     -----------
Income before minority interests, taxes and extraordinary charges..........       65.5             240.3
Minority interests.........................................................        3.1              15.4
Income tax expense.........................................................       26.3              95.4
                                                                             ------------     -----------
Net income before extraordinary charges....................................     $ 36.1         $   129.5
                                                                             ------------     -----------
                                                                             ------------     -----------
Earnings per share before extraordinary charges............................     $ 0.40         $    1.46
                                                                             ------------     -----------
                                                                             ------------     -----------
Pro forma ratio of earnings to fixed charges(3)............................        2.4x              2.2x

                                                                                   AS OF
                                                                               NOVEMBER 30,
                                                                                   1993
                                                                           ---------------------
                                                                                (UNAUDITED)
                                                                           (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Cash and short-term investments..........................................        $    20.0
Working capital..........................................................            104.6
Total assets.............................................................          3,645.7
Long-term debt...........................................................          1,684.0
Stockholders' equity.....................................................            838.7

                                                                           THREE MONTHS
                                                                          ENDED NOVEMBER       YEAR ENDED
                                                                                30,            AUGUST 31,
                                                                               1993               1993
                                                                         -----------------   ---------------
OTHER DATA:
EBITDA(1)..............................................................       $ 164.1            $ 651.4
EBITDA margin(2).......................................................          18.3%              19.1%
Capital expenditures...................................................       $  58.7            $ 436.7
Ratio of EBITDA to interest expense....................................           4.7x               4.3x

- ---------------

(1) EBITDA represents net operating revenue less hospital service costs.
(2) EBITDA margin represents the ratio of EBITDA to net operating revenue.
(3) The ratio of earnings to fixed charges was computed by dividing (i) income from continuing operations before fixed charges and income taxes by (ii) fixed charges, which consist of interest charges (interest expense plus interest charged to construction) and the portion of rent expense which is deemed to be equivalent to interest expense.

                         SELECTED OPERATING STATISTICS

     The following tables set forth certain operating statistics for the hospitals operated by the Company and EPIC for each of the periods indicated.

                    HEALTHTRUST, INC. - THE HOSPITAL COMPANY

                                                                  YEAR ENDED AUGUST 31,
                                                         ----------------------------------------
                                                            1993           1992           1991
                                                         ----------     ----------     ----------
                                                                  (DOLLARS IN MILLIONS)
HISTORICAL OPERATING DATA:
Number of hospitals....................................          81             81             85
Bed capacity(1)........................................      11,233         11,374         11,607
Gross revenue:(2)
  Inpatient............................................  $  2,594.2     $  2,439.3     $  2,148.6
  Outpatient...........................................  $  1,181.6     $  1,021.9     $    814.2
Net operating revenue(3)...............................  $  2,394.6     $  2,265.3     $  2,025.7
Patient days...........................................   1,541,536      1,616,340      1,658,061
Adjusted patient days(4)...............................   2,243,677      2,293,453      2,286,357
Average length of stay (days)..........................         5.4            5.5            5.7
Admissions.............................................     284,606        291,599        293,344
Adjusted admissions(5).................................     414,239        413,755        404,502
Occupancy rate(6)......................................        40.5%          40.2%          40.4%
EBITDA margin(7).......................................        21.1%          20.7%          20.2%

                              EPIC HOLDINGS, INC.

                                                                  YEAR ENDED SEPTEMBER 30,
                                                             ----------------------------------
                                                               1993         1992         1991
                                                             --------     --------     --------
                                                                   (DOLLARS IN MILLIONS)
HISTORICAL OPERATING DATA:
Number of hospitals........................................        34           35           34
Bed capacity(1)............................................     4,444        4,332        4,296
Net operating revenue:(3)
  Acute inpatient net revenue..............................  $  469.2     $  489.1     $  454.4
  Outpatient net revenue...................................     317.2        282.1        234.7
  Other net revenue(8).....................................     232.7        170.1        113.6
                                                             --------     --------     --------
Net operating revenue......................................  $1,019.1     $  941.3     $  802.7
Patient days...............................................   589,283      641,373      643,210
Adjusted patient days(4)...................................   943,355      940,046      906,640
Average length of stay (days)..............................       5.8          6.0          6.0
Admissions.................................................   101,487      106,990      106,534
Adjusted admissions(5).....................................   162,466      156,813      150,134
Occupancy rate(6)..........................................        39%          40%          41%
EBITDA margin(7)...........................................      14.3%        14.0%        14.9%

- ---------------

(1) Average number of licensed beds during the period. "Licensed beds" are those beds for which a facility has been granted approval to operate from the appropriate state licensing agency.
(2) Gross revenue represents the hospitals' standard charges for services performed prior to any contractual adjustments and/or policy discounts.
(3) Net operating revenue represents gross revenue less any contractual adjustments and/or policy discounts.
(4) Represents actual patient days adjusted to include outpatient and emergency room services by multiplying actual patient days by the sum of inpatient revenue and outpatient revenue and dividing the result by inpatient revenue.
(5) Represents actual admissions adjusted to include outpatient and emergency room services by multiplying actual admissions by the sum of inpatient revenue and outpatient revenue and dividing the result by inpatient revenue.
(6) Based on the number of licensed beds in service.
(7) EBITDA margin for each period presented refers to the result obtained by dividing (i) net operating revenue less hospital service costs by (ii) net operating revenue.
(8) Other net revenue includes revenue from skilled nursing, rehabilitation and geropsychiatric units, home health visits and management contract fees.

                              DESCRIPTION OF EPIC

     EPIC is a health care services provider that owns and operates acute care hospitals and related health care businesses. EPIC owns and operates 34 general acute care hospitals with a total of 4,444 licensed beds, and has approximately 11,200 full time equivalent employees. EPIC's hospitals offer inpatient, outpatient and other specialty services and are situated primarily in suburban locations and cities in 10 southern, southwestern and western states. Twenty-seven of EPIC's hospitals are located in Texas, California, Oklahoma or Louisiana. EPIC also owns or manages (i) associated medical office buildings, as well as related health care businesses, (ii) two long-term care facilities,
(iii) certain vacant developed and undeveloped properties and (iv) a 238,000 square foot office facility in Dallas, Texas which serves as its administrative support center. EPIC is also constructing a 125-bed acute care facility in Mandeville, Louisiana which is expected to be completed in June 1994. As of December 6, 1993, the EPIC ESOP, which was established to increase incentives to EPIC employees and to finance the EPIC Formation, owned approximately 60.8% (53% on a fully-diluted basis) of the EPIC common stock outstanding. Pursuant to the ESOP Agreement and in connection with the Acquisition, contributions to the EPIC ESOP will be terminated.

     EPIC, through a group of its subsidiaries, is developing other health care businesses which provide outpatient and health care management services. As of November 30, 1993, these EPIC subsidiaries, among other things, provided home health and rehabilitation services, managed eight non-EPIC owned hospitals, managed four EPIC-owned outpatient surgery centers, owned and managed two diagnostic imaging centers, owned one patient transport company, managed 56 geropsychiatric and skilled nursing units (46 of which are at non-EPIC hospitals) and six partial day hospital programs, owned one long-term care hospital and managed another long-term care hospital. These businesses generated approximately $232.7 million of net operating revenue for the fiscal year ended September 30, 1993.

                                   PROPERTIES

     The following table sets forth certain information relating to each of the hospitals operated by the Company at November 1, 1993 and by EPIC at September 30, 1993, grouped by state. Hospitals operated by EPIC appear in italicized type. Unless otherwise noted below, all hospitals are wholly-owned by subsidiaries of the Company or EPIC.

                                                                                     NUMBER OF
     STATE                           NAME                          LOCATION        LICENSED BEDS
- ----------------  ------------------------------------------  -------------------  -------------
Alabama           Andalusia Hospital                          Andalusia                  77
                  Crestwood Hospital                          Huntsville                120
                  Selma Medical Center                        Selma                     214
Arizona           El Dorado Hospital & Medical Center         Tucson                    166
                  Northwest Hospital                          Tucson                    150
Arkansas          DeQueen Regional Medical Center             DeQueen                   122
                  *Medical Park Hospital                      Hope                       91
California        Chino Community Hospital                    Chino                     118
                  Palm Drive Hospital                         Sebastopol                 56
                  *Healdsburg General Hospital                Healdsburg                 49
                  *Mission Bay Memorial Hospital              San Diego                 150
                  *Visalia Community Hospital                 Visalia                    52
                  Westside Hospital(1)                        Los Angeles                87

                                                                                     NUMBER OF
     STATE                           NAME                          LOCATION        LICENSED BEDS
- ----------------  ------------------------------------------  -------------------  -------------
Florida           North Okaloosa Medical Center               Crestview                 110
                  Palm Beach Regional Hospital                Lake Worth                200
                  East Pointe Hospital                        Lehigh Acres               88
                  Palms West Hospital                         Loxahatchee               117
                  Santa Rosa Medical Center(2)                Milton                    129
                  Plantation General Hospital(3)              Plantation                264
                  Edward White Hospital                       St. Petersburg            167
                  South Bay Hospital                          Sun City Center           112
                  *Clearwater Community Hospital(4)           Clearwater                133
                  *Lake City Medical Center                   Lake City                  75
Georgia           Doctors Hospital(5)                         Columbus                  248
                  Lanier Park Regional Hospital               Gainesville               124
                  *Barrow Medical Center                      Winder                     60
Idaho             West Valley Medical Center                  Caldwell                  150
                  Eastern Idaho Regional Medical Center       Idaho Falls               286
Indiana           Terre Haute Regional Hospital               Terre Haute               284
Kentucky          Scott General Hospital                      Georgetown                 75
                  Spring View Hospital                        Lebanon                   113
                  PineLake Medical Center                     Mayfield                  116
                  Meadowview Regional Hospital                Maysville                 111
                  Bourbon General Hospital                    Paris                      60
                  Logan Memorial Hospital                     Russellville              100
Louisiana         Medical Center of Baton Rouge               Baton Rouge               225
                  Medical Center of SW Louisiana              Lafayette                 166
                  Women's and Children's Hospital(6)          Lafayette                  93
                  Lakeside Hospital                           Metairie                  186
                  Dauterive Hospital                          New Iberia                113
                  Doctor's Hospital of Opelousas(7)(8)        Opelousas                 133
                  *Highland Park Hospital                     Covington                 104
                  *Riverview Medical Center                   Gonzales                  104
Mississippi       Vicksburg Medical Center                    Vicksburg                 144
                  *Garden Park Community Hospital(9)          Gulfport                  120
Missouri          Springfield Community Hospital              Springfield               200
North Carolina    Davis Community Hospital                    Statesville               149
                  The Brunswick Hospital(10)                  Supply                     60
                  Heritage Hospital                           Tarboro                   127
Oklahoma          Edmond Regional Medical Center              Edmond                    139
                  Wagoner Community Hospital(11)              Wagoner                   100
                  *Claremore Hospital                         Claremore                  89
                  *Doctor's Medical Center                    Tulsa                     211
                  *Southwestern Medical Center                Lawton                    108
Oregon            McMinnville Community Hospital              McMinnville                80
                  Douglas Community Hospital                  Roseburg                  118
South Carolina    Marlboro Park Hospital                      Bennettsville             111
                  Chesterfield General Hospital               Cheraw                     72
                  Colleton Regional Hospital                  Walterboro                131
                  Doctor's Memorial Hospital(8)(12)           Spartanburg               108

                                                                                     NUMBER OF
     STATE                           NAME                          LOCATION        LICENSED BEDS
- ----------------  ------------------------------------------  -------------------  -------------
Tennessee         Smith County Memorial Hospital              Carthage                   66
                  Sycamore Shoals Hospital                    Elizabethton              100
                  Trinity Hospital                            Erin                       40
                  Hendersonville Hospital(13)                 Hendersonville            120
                  Johnson City Specialty Hospital(14)         Johnson City               39
                  North Side Hospital(15)                     Johnson City              154
                  Crockett Hospital                           Lawrenceburg              106
                  Livingston Regional Hospital                Livingston                106
                  River Park Hospital(16)                     McMinnville                89
                  South Pittsburg Municipal Hospital(17)      South Pittsburg           107
                  Southern Tennessee Medical Center(18)       Winchester                212
                  Stones River Hospital                       Woodbury                   85
Texas             Northeast Community Hospital                Bedford                   200
                  Valley Regional Medical Center              Brownsville               158
                  Brownwood Regional Hospital(19)             Brownwood                 218
                  Doctors Hospital(20)                        Conroe                    135
                  Medical Center Hospital                     Conroe                    182
                  El Campo Memorial Hospital                  El Campo                   41
                  Gilmer Medical Center                       Gilmer                     46
                  Sun Belt Regional Medical Center(21)        Houston                   273
                  Midway Park Medical Center                  Lancaster                  90
                  Longview Regional Hospital                  Longview                   80
                  Woodland Heights Medical Center             Lufkin                    117
                  Coronado Hospital                           Pampa                     115
                  Bayshore Medical Center                     Pasadena                  469
                  Detar Hospital                              Victoria                  303
                  Gulf Coast Medical Center                   Wharton                   161
                  *Alice Physicians & Surgeons Hospital       Alice                     131
                  *Alvin Community Hospital                   Alvin                      86
                  *Coastal Bend Hospital                      Aransas Pass               75
                  *Denton Regional Medical Center             Denton                    297
                  Doctor's Hospital of Laredo(22)             Laredo                     91
                  *Fort Bend Community Hospital               Missouri City              80
                  *Katy Medical Center                        Katy                      103
                  Mainland Regional Healthcare System(23)     Texas City                430
                  Medical Arts Hospital(8)                    Dallas                     72
                  Medical Arts Hospital(8)                    Texarkana                 110
                  *Medical Plaza Hospital                     Sherman                   164
                  North Texas Medical Center                  McKinney                  270
                  *Parkway Hospital                           Houston                   262
                  *Riverside Hospital                         Corpus Christi             89
                  *Round Rock Community Hospital              Round Rock                 75
                  Terrell Community Hospital(23)              Terrell                   101
                  *Westbury Hospital                          Houston                   134
Utah              Lakeview Hospital                           Bountiful                 128
                  Brigham City Community Hospital             Brigham City               50
                  Mountain View Hospital                      Payson                    118
                  Castleview Hospital                         Price                      88
                  Ashley Valley Medical Center                Vernal                     39
                  Pioneer Valley Hospital                     West Valley City          139

                                                                                     NUMBER OF
     STATE                           NAME                          LOCATION        LICENSED BEDS
- ----------------  ------------------------------------------  -------------------  -------------
Virginia          Northern Virginia Doctors Hospital          Arlington                 267
                  Montgomery Regional Hospital                Blacksburg                146
                  Pulaski Community Hospital                  Pulaski                   153
Washington        Capital Medical Center                      Olympia                   110
Wyoming           Riverton Memorial Hospital                  Riverton                   70

- ------------------------

   * The land, building, and improvements are owned by EPIC Properties, are subject to the Mortgages (as hereinafter defined), and are leased to EPIC Master Leasing, Inc. ("Master Leasing") pursuant to a lease.
 (1) Owned by a limited partnership of which 28.7% of the interest is held by non-EPIC limited partners. The limited partnership has leased the hospital to a joint venture of which approximately 23.7% is held by non-EPIC minority owners.
 (2) Lease expires in 2005, unless landlord exercises option to purchase facility for book value in 1995.
 (3) Operated by a partnership of which the Company is the general partner owning 53% and certain physicians are limited partners owning 47%.
 (4) Operated by a limited partnership of which approximately 18.0% of the interest is held by non-EPIC limited partners.
 (5) Owned by the Company as a tenancy in common with physicians having a minority interest of 40.5%.
 (6) Ground lease expires in 2011; there are two ten-year optional renewal terms.
 (7) Operated by a limited partnership of which approximately 23.0% of the interest is held by non-EPIC limited partners.
 (8) The facility is leased from a third party other than EPIC Properties.
 (9) Operated by a limited partnership in which investors other than EPIC receive the first $2 million earned by the partnership after payment of the lease payments due to EPIC ($3 million per year, increasing by 15% per year), and EPIC is entitled to 60% of all additional earnings.
(10) Lease expires in 1994.
(11) Lease expires in 2007.
(12) Operated by a limited partnership of which approximately 15% of the interest is held by non-EPIC limited partners.
(13) Owned by a partnership of which the Company is the general partner owning 83% and certain physicians are limited partners owning 17%.
(14) Owned by a partnership of which the Company is the general partner owning 87% and certain physicians are limited partners owning 13%.
(15) Owned by the Company as a tenancy in common with physicians having a minority interest of 30.25%.
(16) Owned by a partnership of which the Company is the general partner owning 78% and certain physicians are limited partners owning 22%.
(17) Managed by the Company for profits and losses attributable thereto with an option to buy for $50,000 and the provision for full payment of all outstanding indebtedness issued in connection with the construction of the hospital. The Company's management contract for this facility expires in 1999.
(18) Includes a leased (lease expires in 2020) hospital campus located in Sewanee, Tennessee with 50 licensed beds.
(19) Lease expires in 2000; there are two optional renewal terms of ten years each.
(20) Initial term of lease expires in 2006; there are three optional renewal terms of ten years each. The Company has an option to buy this facility for an amount determined in accordance with a specified formula.
(21) Includes a hospital campus located at Channelview, Texas with 96 licensed beds.
(22) Operated by a limited partnership of which approximately 22.125% of the interest is held by non-EPIC limited partners.
(23) The hospital consists of two facilities, one of which is leased from a third party.

     The Company is engaged from time to time in discussions relating to proposed sales of certain of its hospitals and of minority interests in, or joint ventures with medical staff physicians or others with respect to, certain other facilities. However, except as noted in the table above, as of November 1, 1993, no definitive arrangements with respect to any sales or joint ventures had been agreed upon by the Company.

     The Company also owns (i) a 50% interest in a general partnership with Orlando Regional Medical Center, Inc., which partnership owns South Seminole Community Hospital (126 beds) in Longwood, Florida; (ii) a 50% interest in a general partnership with Presbyterian Hospital of Charlotte, which partnership owns Orthopaedic Hospital of Charlotte (166 beds) in Charlotte, North Carolina; and (iii) a 25% interest in a general partnership with AMI, which partnership owns Encino Hospital (188 beds) in Encino, California and Tarzana Medical Center (177 beds) in Tarzana, California. The Company has also formed a joint venture with Austin Diagnostic Clinic, P.A. for the purpose of constructing and operating an integrated healthcare facility in Austin, Texas. This facility, currently under construction, will consist of a 180-bed hospital, a diagnostic and treatment center and a medical office building. Following completion of construction the Company will manage the hospital. In addition, the Company, through its subsidiaries or joint venture arrangements, owns, leases or manages approximately 120 medical office buildings with physicians' office space and various parcels of undeveloped land, substantially all of which are adjacent to its hospitals. The Company also occupies approximately 65,000 square feet of corporate office space in Nashville, Tennessee.

     Twenty-four of the 34 EPIC hospitals are owned by EPIC Properties, a wholly-owned subsidiary of EPIC, and are subject to mortgages (the "Mortgages") granted in connection with the issuance of the EPIC Mortgage Notes. EPIC Properties leases these 24 hospitals to Master Leasing, a wholly-owned subsidiary of EPIC. With respect to these 24 hospitals, EPIC has agreed to indemnify EPIC Properties, the trustee under the indenture governing the EPIC Mortgage Notes (the "Mortgage Notes Trustee"), all holders of the EPIC Mortgage Notes and each of their respective subsidiaries, directors, officers, agents, successors and assigns from liabilities relating to the presence of hazardous wastes, any medical or infectious wastes, or substances in the soil or ground water of any real property on which such hospitals are located in concentrations that the applicable federal or state environmental agency would require remedial action to correct (the "Environmental Indemnity"). Pursuant to the Environmental Indemnity, EPIC is obligated to remediate or to cause to be remediated any spill, leak, disposal, discharge or release of certain materials on or beneath any property occurring during the period that the EPIC Mortgage Notes remain outstanding. EPIC Properties has collaterally assigned the Environmental Indemnity to the Mortgage Notes Trustee.

                         DESCRIPTION OF THE SECURITIES

     The Securities will be issued under an Indenture dated as of March 30, 1993 (the "Indenture") between the Company and The First National Bank of Boston as trustee (the "Trustee"). The Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended. The following statements relating to the Securities and the Indenture are summaries and do not purport to be complete. Such summaries may make use of certain terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture. In addition, certain defined terms are set forth below under " -- Certain Definitions." Section references used in this Prospectus refer to the sections of the Indenture.

GENERAL

     The Securities will be limited to $200,000,000 aggregate principal amount
and will mature on             , 2004. The Securities will be unsecured
subordinated obligations of the Company. The Securities will bear interest from
            , 1994 or from the most recent interest payment date to which interest has been paid at the rate set forth on the cover page hereof. Interest
will be payable semi-annually on       and       of each year commencing
            , 1994 to the persons in whose names the Securities (or any predecessor Securities) are registered at the close of business on the
            or             next preceding such interest payment date.

     The Securities will be issued only in registered form without coupons, in denominations of $1,000 and integral multiples thereof. Principal of and premium, if any, and interest on the Securities will be payable, and the Securities will be exchangeable and transferable, at the office or agency of the Company in the City of New York (which initially will be BancBoston Trust Company, New York, New York); provided, however, that at the option of the Company, interest may be paid by check mailed to the person entitled thereto as shown on the Security Register. No service charge will be made for any registration of transfer or exchange of Securities, except for any tax or other governmental charge that may be imposed in connection therewith.

OPTIONAL REDEMPTION

     The Securities are redeemable at any time on or after           , 1999, at
the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' prior notice at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period
beginning       of the years indicated:

                                   YEAR                                 REDEMPTION PRICE
    ------------------------------------------------------------------  ----------------
    1999..............................................................            %
    2000..............................................................            %
    2001..............................................................            %

and thereafter at 100% of the principal amount, in each case together with accrued and unpaid interest to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date). If fewer than all of the Securities are to be redeemed, the Trustee shall select the Securities or portions thereof to be redeemed by a method the Trustee considers fair and appropriate. There will be no mandatory sinking fund payments for the Securities.

SUBORDINATION

     The indebtedness represented by the Securities and the payment of the Subordinated Obligations are subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Senior Indebtedness. (Section 13.01) The Securities will rank pari passu with the 10 3/4% Notes and the 8 3/4% Debentures. The Securities are also effectively subordinated to all existing and future indebtedness of the Company's subsidiaries.

     No payment or distribution of any assets of the Company of any kind or character will be made on account of Subordinated Obligations or on account of the purchase, redemption or other acquisition of, the

Securities upon the occurrence of any default in the payment of any Senior Indebtedness beyond any applicable grace period, unless and until such default is cured or waived or ceases to exist or such Senior Indebtedness is discharged. (Section 13.03)

     During the continuance of any non-payment event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated, no payment or distribution of any assets of the Company of any kind or character may be made by the Company on account of Subordinated Obligations or on account of the purchase, redemption or other acquisition of, the Securities for the period specified below (the "Payment Blockage Period"). The Payment Blockage Period shall commence upon the receipt of notice by the Company or the Trustee from the agent for the Banks or other representative of a holder of Designated Senior Indebtedness and shall end on the earlier of (i) 179 days thereafter, (ii) the date on which such event is cured, waived or ceased to exist or on which such Designated Senior Indebtedness is discharged or (iii) such Payment Blockage Period shall have been terminated by notice to the Company or the Trustee from the agent for the Banks or other representative of holders of the Designated Senior Indebtedness initiating such Payment Blockage Period, after which the Company shall resume making any and all required payments in respect of the Securities, including any missed payments. Only one Payment Blockage Period may be commenced during any period of 365 consecutive days. No event of default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period whether or not within a period of 365 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days. (Section 13.03)

     The Indenture provides that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, or any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company, all Senior Indebtedness must be paid in full in cash or cash equivalents before any payment or distribution (excluding certain permitted equity or subordinated securities) is made on account of Subordinated Obligations. (Section 13.02) By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Securities. In addition, the Securities will be effectively subordinated to all existing and future liabilities of the Subsidiaries.

     As of November 30, 1993, the amount of Senior Indebtedness and obligations of the Subsidiaries (excluding intercompany indebtedness) that effectively ranked senior to the Securities was approximately $183.9 million. After giving effect to the Offering, the Acquisition and the other transactions contemplated by the Financing Plan, as though they had occurred on November 30, 1993, the amount of Senior Indebtedness and obligations of the Company's subsidiaries (excluding intercompany indebtedness) that effectively ranked senior to the Securities would have been approximately $726.3 million, assuming 100% of the Specified EPIC Debt Securities is purchased in the Tender Offers. As of November 30, 1993, there were $500 million of 10 3/4% Notes outstanding and $300 million of 8 3/4% Debentures outstanding.

CERTAIN COVENANTS OF THE COMPANY

     The Indenture contains, among others, the following covenants:

     Limitation on Indebtedness. The Indenture provides that the Company will not, and will not permit any Subsidiary to, directly or indirectly, incur, create, issue, assume, guarantee or otherwise become liable for, contingently or otherwise, or become responsible for (any such incurrence or other such action being an "incurrence") the payment of, contingently or otherwise, any Indebtedness unless, after giving effect thereto, the Company's Fixed Charge Coverage Ratio on a pro forma basis for its last four completed fiscal quarters, taken as a whole and calculated on the assumptions that (i) such Indebtedness and the application of the proceeds thereof and (ii) any other Indebtedness incurred, modified or repaid by the Company or any

Subsidiary and the application of the proceeds thereof and (iii) any acquisition or disposition by the Company or any Subsidiary of assets in excess of $25 million, in each case since the end of such last four completed fiscal quarters, had been incurred, modified, repaid, consummated or applied, as the case may be, on the first day of such four-quarter period, would have been greater than 2.25 to 1; provided, however, that the foregoing provision shall not be effective in any way to restrict the incurrence of Permitted Indebtedness.

     For purposes of determining any particular amounts of Indebtedness of the Company or any Subsidiary under this covenant, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall not also be included. For the purpose of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the Indenture, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses. (Section 5.06)

     Limitation on Restricted Payments. The Company will not, directly or indirectly, declare or pay any dividend or make any distribution in respect of its Capital Stock, or make or permit any Subsidiary to make any payment on account of the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Affiliate, or any warrants, rights or options to purchase such Capital Stock, or make or permit any Subsidiary to make any Investment (all such declarations, dividends, distributions, payments, purchases, redemptions, other acquisitions, retirements and Investments other than any such action that is a Permitted Payment, being collectively referred to as "Restricted Payments"), unless (a) at the time of and after giving effect to the proposed Restricted Payment, no Default or Event of Default shall have occurred and be continuing and (b) at the time of and after giving effect to the proposed Restricted Payment (the amount of any such payment, if other than cash, to be determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution), the aggregate amount of all Restricted Payments made on or after March 1, 1992 shall not exceed the sum of
(i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from and including March 1, 1992 to the last day of the fiscal quarter preceding the date of the proposed Restricted Payment, plus (ii) the aggregate net proceeds, including the fair market value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution), received by the Company from the issuance or sale (other than to a Subsidiary) on or after March 1, 1992, of shares of its Capital Stock (other than Redeemable Stock) or warrants, options or rights to purchase such Capital Stock (other than Redeemable Stock), plus
(iii) the aggregate net proceeds received by the Company from the issue or sale (other than to a Subsidiary) on or after March 1, 1992, of any debt securities evidencing Indebtedness or Redeemable Stock, which thereafter have been converted into or exchanged for Capital Stock (other than Redeemable Stock) of the Company.

     None of the foregoing provisions shall be deemed to prohibit the following Restricted Payments: (i) the payment of any dividend within 60 days after the date of declaration thereof, if such declaration complied with the provisions of the Indenture on the date of such declaration, (ii) the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Subsidiary in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares), or out of the proceeds of a substantially concurrent issue and sale (other than to a Subsidiary) of, shares of Capital Stock of the Company, (iii) the payment of dividends on the Company's Capital Stock, of up to 6% per annum of the aggregate net proceeds received by the Company in the initial public offering of Common Stock in December 1991 and any public offerings of Capital Stock subsequent to such initial public offering, and (iv) the purchase or redemption of shares of Capital Stock, options to purchase shares of Capital Stock, or stock appreciation rights of the Company or any Subsidiary (A) issued pursuant to a Company or Subsidiary compensation, incentive or benefit plan from any officer, director or employee of the Company or its Subsidiaries (x) to meet the tax obligations of any such officer, director or employee participating in any such plan or (y) for any other purpose so long as the aggregate amount of payments for all repurchases or redemptions contemplated by this clause (y) do not in any fiscal year exceed $10 million or (B) in satisfaction of the Company's purchase obligations under any nonqualified benefit plan established by the Company for members of senior management of the Company. The Restricted Payments described in this paragraph shall reduce the amount that would otherwise be available for Restricted Payments under the test described in the immediately foregoing paragraph. Nothing set forth in the Limitation on Restricted Payments covenants shall limit or restrict the Company from making a Permitted Payment and a Permitted Payment shall not be treated as a Restricted Payment. (Section 5.07)

     Limitation on Certain Other Subordinated Indebtedness. The Indenture provides that the Company shall not create, incur, assume or suffer to exist any Indebtedness that is subordinate in right of payment to any Senior Indebtedness unless such Indebtedness by its terms or the terms of the instrument creating or evidencing such Indebtedness is subordinate in right of payment to, or ranks pari passu with, the Securities; provided that this provision shall not prohibit the Company from incurring Indebtedness which is subordinate in right of payment to any Senior Indebtedness and which is not subordinate in right of payment to, or which does not rank pari passu with, the Securities, if such Indebtedness is assumed in connection with any permitted transaction described under "Consolidation, Merger and Sale of Assets" below. (Section 5.05)

     Purchase of Securities upon Change of Control Triggering Event. (i) Upon the occurrence of both a Change of Control (as hereinafter defined) and a Rating Decline (as hereinafter defined) (a "Change of Control Triggering Event") (including a Change of Control Triggering Event involving a transaction led or approved by Company management or in connection with a recapitalization of the Company) each Holder shall have the right to require that the Company repurchase such Holder's Securities in whole or in part in integral multiples of $1,000 at a purchase price (the "Purchase Price") in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in this covenant. Prior to the mailing of the notice to Holders provided for in this covenant, but in any event within 30 days following the date upon which the Change of Control Triggering Event occurred (the "Change of Control Date"), the Company shall (a) repay in full all Indebtedness of the Company and its Subsidiaries under the Bank Credit Agreement or offer to repay in full all such Indebtedness and repay the Indebtedness of each Bank who has accepted such offer or (b) obtain the requisite consent under the Bank Credit Agreement to permit the repurchase of the Securities as provided for in this covenant. In general, any other indebtedness of the Company which is senior to the Securities and would by its terms be accelerated upon the purchase of the Securities by the Company after the occurrence of a Change of Control Triggering Event would also have to be repaid prior to the repurchase of the Securities. Consequently, in the event of a Change of Control Triggering Event, the Company may be required to repay the entire indebtedness outstanding under the Bank Credit Agreement and any other Senior Indebtedness outstanding at the time prior to repurchasing the Securities. In order to repay such indebtedness and repurchase the Securities, it may be necessary for the Company to recapitalize and/or refinance some or all of its outstanding indebtedness. There can be no assurance that such recapitalization or refinancing, if required, could be accomplished on favorable terms, in a timely manner or at all. Within 10 days after any Change in Control Date requiring the Company to make an offer pursuant to this covenant, the Company shall so notify the Trustee.

     (ii) Within 30 days following any Change of Control Triggering Event, the Company will forward a notice to each Holder stating (a) that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Company to repurchase such Holder's Securities at the Purchase Price; (b) the date of purchase (which shall be no earlier than 30 days nor later than 90 days from the date such notice is mailed); (c) the circumstances and relevant facts regarding such Change of Control Triggering Event; and (d) the instructions a Holder must follow in order to have its Securities repurchased. (Section 5.08)

     Pursuant to the terms of the Indenture, the Company's failure to repurchase any Securities in accordance with the foregoing provisions following a Change of Control Triggering Event would become an Event of Default (as defined in the Indenture) with respect to the Securities following the continuation of such failure for 90 days after written notice thereof from the Trustee or the holders of a majority or more in aggregate principal amount of the Securities. See
" -- Default and Certain Rights on Default." Offers by the Company to repurchase the Securities pursuant to the provisions described above will be made in compliance with any applicable regulations under the federal securities laws, including Rule 14e-1 promulgated under the Exchange Act.

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee, without the consent of or notice to the holders of the Securities, to enter into supplemental Indentures to, among other things, (i) add to the covenants and agreements of the Company for the benefit of Holders of the Securities, (ii) provide for security for the Securities, (iii) cure any ambiguity, effect or inconsistency, (iv) provide for a successor Trustee or (v) make any change that does not adversely affect the interests of Holders of the Securities in any material respect. No supplemental indenture shall adversely affect the rights of the Banks or other holders of Designated Senior Indebtedness under the "Subordination" provisions described above (including the definitions of capitalized terms used therein or an amendment to this sentence) unless the Agent or the representative of such other Designated Senior Indebtedness consents to such change. (Section 9.01)

     The Company and the Trustee may, with the consent of the holders of not less than a majority of the aggregate principal amount of the Securities at the time outstanding, execute supplemental Indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to the Securities or modifying in any manner the rights of the holders of the Securities, provided, however, that no such supplemental indenture shall (i) extend the fixed maturity, or the earlier optional date of maturity, if any, of any Security or reduce the principal amount thereof or the premium thereon, if any, or reduce the rate or extend the time of payment of interest, if any, thereon, or make the principal thereof or premium, if any, or interest, if any, thereon payable in any currency or currency unit other than as provided pursuant to the Indenture or in the Securities, (ii) reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, (iii) reduce the percentage of Securities, the holders of which are required to consent to a waiver of any past default under the Indenture, or (iv) modify any of the provisions of the Indenture relating to the subordination of the Securities in a manner adverse to the holders thereof, without in each such case the consent of the holder of each Security so affected. An amendment pursuant to the provisions of this paragraph may not make any change that adversely affects the rights of the Banks or other holders of Designated Senior Indebtedness under the Indenture unless the Agent or the representative of such other Designated Senior Indebtedness consents to such change. (Section 9.02)

DEFAULT AND CERTAIN RIGHTS ON DEFAULT

     The following are Events of Default with respect to the Securities under the Indenture: (i) failure to pay interest when due on the Securities, continued for 30 days; (ii) failure to pay principal or premium, if any, when due (whether at maturity, declaration or otherwise) on the Securities; (iii) default in the performance, or breach, of any covenant or a material breach of any warranty of the Company in the Indenture or the Securities (other than a covenant or warranty a default in whose performance or whose breach is specifically dealt with elsewhere in this section or included in the Indenture or the Securities solely for the benefit of a series of securities other than the Securities), continued for 90 days after written notice from the Trustee or the holders of a majority or more in aggregate principal amount of the Securities outstanding;
(iv) any acceleration of the maturity of any Indebtedness of the Company which is outstanding in a principal amount of at least $50 million individually, shall occur and be continuing; or any failure of the Company to pay any such Indebtedness at final maturity; and (v) certain events of bankruptcy, insolvency or reorganization. (Section 6.01)

     Following the occurrence and continuation of an Event of Default, the Trustee or the holders of a majority or more in aggregate principal amount of the Securities outstanding may declare the principal amount of all Securities to be due and payable immediately; provided that, so long as the Bank Credit Agreement shall be in full force and effect, if an Event of Default shall have occurred and be continuing (other than an Event of Default described in clause
(v) above), any acceleration pursuant to this section may not be effective until the earlier of (a) five Business Days following a notice of acceleration given to the Company (which notice shall be given only after an Event of Default has occurred) and only if upon such fifth Business Day such Event of Default shall be continuing or (b) the acceleration of any Indebtedness under the Bank Credit Agreement. No action on the part of the Trustee or any Holder is required for such acceleration if an Event of Default specified in clause (v) above occurs and is continuing. If all defaults with respect to the

Securities (other than non-payment of accelerated principal) are cured or waived and there has been no sale of property under any judgment or decree for the payment of moneys due which shall have been obtained or entered, the holders of a majority in aggregate principal amount of the outstanding Securities may waive the default and rescind the declaration and its consequences. A declaration of acceleration because of an Event of Default specified in clause (iv) above would be automatically annulled if the Indebtedness referred to therein was paid or otherwise discharged, or the holders thereof rescinded their declaration of acceleration referred to therein, within 90 days after such declaration or acceleration and no other Event of Default had not been cured or waived during such period. (Section 6.01)

     The Indenture provides that the holders of a majority in aggregate principal amount of the Securities outstanding may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for early remedy available to, or exercising any power or trust conferred upon, the Trustee with respect to Securities and may on behalf of all holders of the Securities waive any past default and its consequences with respect to the Securities, except a default in the payment of the principal of, premium, if any, or interest, if any, on any of the Securities. (Section 6.06) Holders of any Security may not institute any proceeding to enforce the Indenture unless the Trustee shall have refused or neglected to act for 60 days after a request and offer of satisfactory indemnity by the holders of not less than a majority in aggregate principal amount of the Securities outstanding. (Section 6.04)

     The Company is required to deliver to the Trustee each year an annual statement as to whether the Company is in compliance with all covenants and conditions with which it must comply under the Indenture. (Section 5.09)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of its assets substantially as an entirety to, any Person, unless: (i) either (a) the Company shall be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Company substantially as an entirety shall be a corporation, partnership or trust organized and validly existing under the laws of the United States or any State thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of, and premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indenture on the part of the Company to be performed or observed; (ii) immediately thereafter, the Company or such Person
(a) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and
(b) could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "Limitation on Indebtedness" described above; (iii) immediately thereafter, no Event of Default (and no event which, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing; and (iv) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this covenant and that all conditions precedent in the Indenture relating to such transaction have been satisfied. (Section 10.01)

DEFEASANCE

     The Company at its option (a) will be Discharged (as such term is defined in the Indenture) from any and all obligations in respect of the Securities (except for certain obligations to register the transfer and exchange of Securities, replace stolen, lost or mutilated Securities and coupons, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture, in each case after the Company deposits with the Trustee thereunder, in trust, money, and U.S. Government Obligations (as defined in the Indenture), which through the payment of interest thereon and principal thereof in accordance with their terms will provide money or a combination of money, and U.S. Government Obligations in an amount sufficient to pay in the currency, currencies or currency unit or units in which the Securities are payable all the principal of, and interest on, the Securities on the dates such payments are due in accordance with the terms of the Securities. Among the conditions to the Company's exercising any such option, (i) the Company is required to deliver to the Trustee an opinion of independent counsel of recognized standing to the effect that the deposit and related defeasance would not cause the Holders of the Securities to recognize income, gain or loss for United States federal income tax purposes and that the Holders will be subject to United States federal income tax in the same amounts, in the same manner and at the same time as would have been the case if such deposit and related defeasance had not occurred and (ii) no event or condition shall exist that, pursuant to certain provisions described under "Subordination" above, would prevent the Company from making payments of principal of (and premium, if any) or interest on the Securities on the date of the deposit referred to above or within 90 days after the date of such deposit. (Sections 11.01 and 11.02)

CONCERNING THE TRUSTEE

     The 8 3/4% Debentures were issued pursuant to the Indenture and the Trustee serves as trustee with respect thereto. In addition, the Trustee serves as trustee under the Indenture relating to the 10 3/4% Notes.

CERTAIN DEFINITIONS

     Certain Definitions. Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

          "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Bank Credit Agreement" means the Credit Agreement, as such agreement may be amended, amended and restated, supplemented or otherwise modified or renewed, extended, substituted, refinanced or replaced from time to time (including, without limitation, any amendment which increases the amount of Indebtedness which may be outstanding thereunder), and includes any agreement extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion of additional borrowers thereunder that are Subsidiaries of the Company or new or additional lenders) all or any portion of the Indebtedness under such agreement or any successor agreement.

          "Capitalized Lease Obligation" means any obligation of a Person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased by such Person and used in its business that is required to be accounted for as a capital lease on the balance sheet of such Person in accordance with generally accepted accounting principles and the amount of such Capitalized Lease Obligation shall be the amount so required to be accounted for as a capital lease.

          "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Company's employee stock ownership plan or other employee benefit plan, (A) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting rights attaching to the then outstanding voting stock of the Company or (B) have the right or the ability by voting right, contract or otherwise to elect or designate for election a majority of the entire Board of Directors (other than any such right or ability which arises solely from a revocable proxy or consent, whether given in response to a proxy or consent solicitation or otherwise); or (ii) (A) the Company consolidates with or merges into any other Person or conveys, transfers or leases all or substantially all of its assets to any Person or (B) any Person merges into the Company, in either event pursuant to a transaction in which voting stock of the Company representing more than 50% of the total voting rights of the Company outstanding immediately prior to the effectiveness thereof is reclassified or changed into or exchanged for cash, securities or other property; provided that any consolidation, merger, conveyance, transfer or lease between the Company and any of its Subsidiaries (including, without limitation, the reincorporation of the Company in another jurisdiction) shall be excluded from the operation of this clause (ii). The definition of "all or substantially all" assets is generally determined based upon the facts and circumstances of a particular transaction and the condition of the selling entity upon consummation of the transaction. Consequently, a holder of Securities may be required to establish that a conveyance, transfer or lease of all or substantially all of the Company's assets has occurred before being entitled to compel the repurchase of its Securities in connection with a Change of Control Triggering Event.

          "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Decline.

          "Consolidated Capital Expenditure Indebtedness" means (i) any Indebtedness of the Company and its Subsidiaries issued to finance the purchase or construction of any assets acquired (other than from an Affiliate) or constructed after the date of the Indenture to the extent the purchase or construction prices for such assets are or should be included, in accordance with generally accepted accounting principles, in "property, plant or equipment" in the consolidated financial statements of the Company and its Subsidiaries and (ii) to the extent not covered by clause (i), any Indebtedness of the Company and its Subsidiaries issued to finance the acquisition (by purchase or otherwise) of the business, property or fixed assets of, or other evidence of beneficial ownership of, any Person.

          "Consolidated Interest Expense" means for any period, without duplication, the sum of (a) the aggregate of the interest expense of the Company and its consolidated Subsidiaries for such period, on a consolidated basis, as determined in accordance with generally accepted accounting principles plus (b) net payments in respect of Interest Rate Contracts (if any such payment applies to a period in excess of one year it shall be amortized accordingly).

          "Consolidated Net Income" means for any period the consolidated net income (or loss) of the Company and its consolidated Subsidiaries (excluding any income (or loss) from any Person not controlled by the Company or any Subsidiary other than cash dividends or distributions received from such Person) for such period as determined in accordance with generally accepted accounting principles adjusted by excluding (a) any gain (or loss) realized upon the termination of any employee pension plan, (b) net extraordinary gains or net extraordinary losses (in either case net of related taxes that are not included in determining Consolidated Tax Expense), as the case may be (including, any gain or loss from the purchase, redemption, acquisition or other retirement of Indebtedness), (c) net gains or losses in respect of dispositions of assets other than in the ordinary course of business, (d) expenses incurred in or relating to periods prior to March 1, 1992, relating to the Company's Employee Stock Ownership Plan, as amended from time to time, and (e) any deferred compensation or other charge relating to or arising out of the Company's recapitalization completed on December 19, 1991.

          "Consolidated Net Worth" means for any date of determination the sum of the Capital Stock and additional paid-in-capital plus retained earnings (or minus accumulated deficit) of the Company and its consolidated Subsidiaries, less amounts attributable to Redeemable Stock, each item as determined in accordance with generally accepted accounting principles (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement No. 52).

          "Consolidated Non-cash Charges" means for any period, the aggregate depreciation, amortization and other non-cash charges (other than reserves or expenses established in anticipation of future cash requirements such as reserves for taxes and uncollectible accounts) of the Company and its consolidated Subsidiaries, on a consolidated basis, for such period, as determined in accordance with generally accepted accounting principles, provided, that (i) any charges which are not included for the purpose of determining Consolidated Net Income shall be excluded from Consolidated Non-cash Charges and (ii) any charges which are included for the purpose of determining Consolidated Interest Expense or Consolidated Tax Expense shall be excluded from Consolidated Non-cash Charges.

          "Consolidated Tax Expense" of the Company means for any period the aggregate of the tax expense of the Company and its consolidated Subsidiaries for such period, determined in accordance with generally accepted accounting principles.

          "Credit Agreement" means the credit agreement dated as of September 29, 1992, among the Company and the financial institutions described therein.

          "Designated Senior Indebtedness" means (i) all Senior Indebtedness under the Bank Credit Agreement and (ii) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $50 million and is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company.

          "Fixed Charge Coverage Ratio" means for any period the ratio of (a) the sum of (without duplication) Consolidated Net Income plus Consolidated Interest Expense, Consolidated Tax Expense and Consolidated Non-cash Charges for such period, to (b) Consolidated Interest Expense for such period; provided that, in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, unless the borrower is a party to any Interest Rate Contract which has the effect of reducing the interest rate below the rate applicable on the date of computation, in which case such lower rate shall apply.

          "Healthcare Venture" means a Person at least a majority of whose revenues result from healthcare related business or facilities (including, without limitation, a physician).

          "Indebtedness" means, without duplication, (a) any liability of any Person (1) for borrowed money, or under any reimbursement obligation relating to a letter of credit, or (2) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), or (3) for the payment of money relating to a Capitalized Lease Obligation; (b) all Redeemable Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (c) any liability of others described in the preceding clauses (a) or (b) that the Person has guaranteed or that is otherwise its legal liability.

          "Intercompany Debt Obligations" means any Indebtedness of the Company or any Subsidiary of the Company which, in the case of the Company, is owing to any Subsidiary and which, in the case of any Subsidiary, is owing to the Company or any other Subsidiary of the Company.

          "Investment" means (other than accrued and unpaid interest in respect of any advance, loan or other extension of credit) any advance, loan, account receivable or other extension of credit (other than an advance, loan, extension of credit or account receivable arising in the ordinary course of business) or any capital contribution (by means of transfers of property (tangible or intangible) to others, or payments for property or services for the account or use of others, or otherwise) to, any purchase or ownership of any stocks, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership or joint venture) of, or any bank accounts with or guarantee of any Indebtedness or other obligations of, any Person. Notwithstanding the foregoing, "Investment" shall not include the repayment or the purchase, repurchase, retirement, redemption or other acquisition by the Company or any Subsidiary of any Indebtedness of the Company or any Subsidiary.

          "Investment Grade" means a rating of BBB-or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's. In the event that the Company shall select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

          "Moody's" means Moody's Investors Service, Inc. and its successors.

          "Payment Event of Default" means any default in the payment of principal of (or premium, if any) or interest on Designated Senior Indebtedness beyond any applicable grace period with respect thereto.

          "Permitted Indebtedness" means, without duplication, (a) Indebtedness of the Company or any Subsidiary outstanding on the date of the Indenture and any contractual obligation existing on the date of the Indenture of the Company or any Subsidiary to, directly or indirectly, incur, create, issue, assume or otherwise become liable, contingently or otherwise, or responsible for any Indebtedness, (b) Indebtedness of the Company pursuant to the Securities,
     (c) Indebtedness of the Company or any Subsidiary (including unpaid interest thereon, including any interest accruing after the filing of a petition initiating any bankruptcy, insolvency or reorganization proceeding) in an aggregate principal amount at any time outstanding not to exceed the aggregate commitment under the 1991 Credit Agreement on the date of its execution, (d) obligations pursuant to Interest Rate Contracts and Currency Agreements, to the extent that the notional principal amount of such obligations does not exceed the amount of Indebtedness permitted under the "Limitation of Indebtedness" covenant described above and outstanding on the date such Interest Rate Contracts and Currency Agreements are entered into, (e) any renewals, extensions, substitutions, refinancings or replacements of any Indebtedness described in clauses (a), (b), (c) and (d) of this definition of "Permitted Indebtedness", including replacements with creditors other than the Banks (or successive extensions, renewals, substitutions, refinancings or replacements) so long as (i) except as otherwise permitted hereby, the aggregate principal amount of Indebtedness represented thereby is not increased by such renewal, extension, substitution, refinancing or replacement and (ii) except in the case any Senior Indebtedness, the Average Life and the date such Permitted Indebtedness is scheduled to mature is not shortened and (iii) except in the case of the Senior Subordinated Debentures, the new indebtedness shall not be senior in right of payment to the Indebtedness that is being extended, renewed, substituted, refinanced or replaced, (f) Intercompany Debt Obligations, (g) Consolidated Capital Expenditure Indebtedness in an amount not to exceed $100 million during the fiscal year ending August 31, 1993 and $50 million during any fiscal year thereafter, provided that any amounts not used in any fiscal year may be used in a subsequent year; provided, however, that Consolidated Capital Expenditure Indebtedness permitted to be incurred under this clause (g) shall not exceed $250 million in the aggregate during the term of the Indenture, (h) Physician Support Obligations, (i) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Subsidiary incurred or assumed in connection with the disposition of any stock, business or assets of the Company, a Subsidiary or any Healthcare Venture, other than guarantees or similar credit support by the Company of Indebtedness incurred by any Person acquiring all or any portion of such business, assets, Subsidiary or Healthcare Venture for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness in the nature of such guarantees shall at no time exceed the gross proceeds actually received from the sale of such business, assets, Subsidiary or Healthcare Venture, (j) Indebtedness consisting of deferred payment obligations resulting from the adjudication or settlement of any claim or litigation in an amount not to exceed $50 million in the aggregate during the term of the Indenture, (k) Indebtedness evidenced by
     (i) standby letters of credit which are issued for the purpose of supporting the Company's, Subsidiaries' and any Healthcare Ventures' insurance and self-insurance obligations (including to secure workers' compensation and similar insurance coverages) and (ii) other standby letters of credit not to exceed $50 million in the aggregate at any time,
     (l) Indebtedness evidenced by trade letters of credit incurred in the ordinary course of business which are to be repaid in full not more than one year after the date on which such Indebtedness is originally incurred to finance the purchase of goods and supplies by the Company or a Subsidiary not to exceed $50 million in the aggregate at any time, (m) Indebtedness owed to a Healthcare Venture incurred in the ordinary course of business consistent with the Company's cash management practices, (n) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within three Business Days of incurrence, (o) any guaranty by the Company or any Subsidiary of Indebtedness under the Bank Credit Agreement and (p) Indebtedness of the Company, in addition to that described in clauses (a) through (o) of this definition of "Permitted Indebtedness", not in excess of $250 million aggregate principal amount outstanding at any time, which additional amount may be under the Bank Credit Agreement.

          "Permitted Investments" means purchases of (i) readily marketable obligations of or obligations guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, (ii) readily marketable direct obligations issued by any state of the United States of America or any political subdivision or public instrumentality thereof having the highest rating obtainable from either Moody's or S&P, (iii) commercial paper or privately placed unsecured general obligations of a corporation, whether redeemable at the Company's demand for next day settlement or otherwise; provided that the issuing corporation's commercial paper has, at the time of purchase by the Company of such commercial paper or other obligation, a rating in one of the two highest rating categories of Moody's or S&P, (iv) certificates of deposit issued by, bankers' acceptances and deposit accounts of, and time deposits (A) in the ordinary course of business or
     (B) with commercial banks of recognized standing chartered in the United States of America or Canada with capital, surplus and undivided profits aggregating in excess of $125,000,000 or foreign commercial banks with capital, surplus and undivided profits aggregating in excess of $250,000,000 or (v) shares of money market funds that invest solely in Permitted Investments of the kind described in clause (i) through (iv) above.

          "Permitted Payments" means (i) Restricted Payments, other than Restricted Payments permitted by Section 5.07(b) of the Indenture, made after the date of the Indenture in an aggregate amount not to exceed $100 million; provided that, at the time of and after giving effect to the proposed Restricted Payment, the Company could incur at least $1.00 of additional Indebtedness pursuant to the "Limitation on Indebtedness" covenant described above, (ii) Restricted Payments in the form of dividends or distributions on shares of Capital Stock of the Company, in each cases solely in shares of Capital Stock of the Company or in warrants, rights or options to purchase such Capital Stock, (iii) any dividend or other distribution payable to the Company or a Subsidiary (and, if a Subsidiary has minority stockholders, pro rata to such stockholders), (iv) any contractual obligation of the Company or any Subsidiary, existing on the date of the Indenture, to make a Restricted Payment and such Restricted Payment when made, (v) Investments existing on the date of the Indenture and any renewal or reclassification of any such Investment, (vi) guarantees by the Company or a Subsidiary resulting from the endorsement of negotiable instruments for collection in the ordinary course of business, (vii) the making of any Permitted Investment by the Company or any Subsidiary, (viii) Investments by any qualified or nonqualified benefit plan established by the Company made in accordance with the terms of such plan or applicable law, (ix) in the event the Company shall establish a Subsidiary for the purpose of insuring the healthcare businesses or facilities owned or operated by the Company, any Subsidiary, any Healthcare Venture or any physician employed by or on the medical staff of any such business or facility (the "Insurance Subsidiary"), Investments in an amount which do not exceed the minimum amount of capital required under the laws of the jurisdiction in which the Insurance Subsidiary is formed, and any Investment by such Insurance Subsidiary which is a legal investment for an insurance company under the laws of the jurisdiction in which the Insurance Subsidiary is formed, (x) any Investment made by the Company in any Subsidiary (other than a Healthcare Venture) or by any Subsidiary in the Company or any other Subsidiary not otherwise permitted by Section 5.07(b) of the Indenture other than (A) the purchase of shares of Capital Stock of the Company by a Subsidiary and (B) any guaranty by a Subsidiary of any Indebtedness or other obligation of the Company, except for Senior Indebtedness, (xi) Investments in an aggregate amount not exceeding $25 million at any time, (xii) any purchase or repurchase of Capital Stock or obligations of a Healthcare Venture, (xiii) the repurchase or redemption by a Subsidiary of its Capital Stock (other than Redeemable Stock), (xiv) purchases of fractional shares of Capital Stock in connection with the Company's employee benefit plans, (xv) purchases of fractional shares of Capital Stock (or options or warrants therefor), which fractional shares exist as the result of any stock split, (xvi) market purchases of Capital Stock by the Company or its Subsidiaries for the purpose of contributing such Capital Stock to the retirement plans of the Company and its Subsidiaries in lieu of making contributions to such plans in treasury stock or Capital Stock issued for such purpose, (xvii) the making of any Investment in a Healthcare Venture by the Company or any Subsidiary, (xviii) loans or advances to employees in the ordinary course of business, and (xix) Physician Support Obligations.

          "Physician Support Obligations" means any obligation or guarantee incurred in connection with any advance, loan or payment to, or on behalf of or for the benefit of any physician, pharmacist or other allied healthcare professional for the purpose of recruiting, redirecting or retaining the physician, pharmacist or other allied healthcare professional to provide service to patients in the service area of any healthcare facility owned or operated by the Company, any of its Subsidiaries or any Healthcare Venture; excluding, however, compensation for services provided by physicians, pharmacists or other allied healthcare professionals to any healthcare facility owned or operated by the Company, any of its Subsidiaries or any Healthcare Venture.

          "Rating Agencies" means (i) S&P and (ii) Moody's or (iii) if S&P or Moody's or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody's or both, as the case may be.

          "Rating Category" means (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories);
     (ii) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

          "Rating Date" means the date which is 90 days prior to the earlier of
     (i) a Change of Control and (ii) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

          "Rating Decline" means the occurrence on or within 90 days after the date of public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies) of: (a) in the event the Securities are rated by either Moody's or S&P on the Rating Date as Investment Grade, the rating of the Securities by both Rating Agencies shall be below Investment Grade, or (b) in the event the Securities are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the Securities by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

          "S&P" means Standard & Poor's Corporation and its successors.

          "Senior Indebtedness" means the principal of and premium, if any, and interest on (such interest on Senior Indebtedness, wherever referred to in the Indenture, is deemed to include interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law in accordance with and at the rate (including any rate applicable upon any default or event of default, to the extent lawful) specified in any document evidencing the Senior Indebtedness, whether or not the claim for such interest is allowed as a claim after such filing in any proceeding under such bankruptcy law) and other amounts due on or in connection with any Indebtedness of the Company permitted under the "Limitation on Indebtedness" covenant described above, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Securities. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include the principal of and premium, if any, and interest (including interest accruing after the occurrence of an Event of Default) on all obligations of every nature of the Company from time to time owed to the Banks under the Bank Credit Agreement or guaranties by the Company of Indebtedness of a Subsidiary under the Bank Credit Agreement, including, without limitation, principal of and interest on, and all fees related to, the revolving loans or terms loans (or any combination thereof) made pursuant to the Bank Credit Agreement, reimbursement and other obligations owed by the Company to the Banks with respect to any letters of credit and any obligations owed to the Banks with respect to interest rate protection incurred to satisfy the requirements of the Bank Credit Agreement or otherwise. Notwithstanding the foregoing, "Senior Indebtedness" shall not include the

     Securities, the 10 3/4% Notes, the 8 3/4% Debentures, Indebtedness of the Company to Subsidiaries and all Redeemable Stock and guarantees of all Redeemable Stock.

          "Subordinated Obligations" means any principal of, premium, if any, and interest on the Securities payable pursuant to the terms of the Securities or upon acceleration, including any amounts received upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise, to the extent relating to the purchase price of the Securities or amounts corresponding to such principal, premium, if any, or interest on the Securities.

          "Subsidiary" means (i) a corporation a majority of the voting stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries or (ii) any partnership or joint venture at least a majority of the total equity ownership of which is at the time owned, directly or indirectly, by the Company and which the Company controls.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") between the Company and the Underwriters, the Company has agreed to sell to each of the Underwriters, and each of the Underwriters severally has agreed to purchase from the Company, the principal amount of Securities set forth opposite its name below.

                                UNDERWRITERS                               PRINCIPAL AMOUNT
    ---------------------------------------------------------------------  ----------------
    Donaldson, Lufkin & Jenrette Securities Corporation..................      $
                                                                           ----------------
    Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated............................................
                                                                           ----------------
         Total...........................................................      $
                                                                           ----------------
                                                                           ----------------

     The Purchase Agreement provides that, subject to the terms and conditions set forth therein, the Underwriters will be obligated to purchase the entire principal amount of the Securities if any are purchased.

     The Underwriters propose to offer the Securities to the public at the public offering price set forth on the cover page of this Prospectus, and to
certain dealers at such price less a concession not in excess of   % of the
principal amount thereof. The Underwriters may allow, and such dealers may
reallow, a discount not in excess of   % of the principal amount thereof to
certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     Prior to the Offering, there has been no public market for the Securities. The Company may or may not list the Securities on a securities exchange. The Company has been advised by the Underwriters that each Underwriter presently intends to make a market in the Securities, although the Underwriters are under no obligation to do so and may discontinue any market making at any time. No assurance, therefore, can be given as to the liquidity of the trading market for the Securities or that an active trading market for the Securities will develop. If an active public market does not develop, the market price and liquidity of the Securities may be adversely affected.

     The Company and the several Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     Each of the Underwriters, from time to time, has performed and may in the future perform investment banking and other financial services for the Company. Merrill Lynch and DLJ are acting as financial advisors to the Company in connection with the Acquisition. In addition, the Company has retained Merrill Lynch and DLJ as Dealer Managers for the Tender Offers and as managing underwriters for the Common Stock Offering.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby and certain other legal matters relating to the Offering will be passed upon for the Company by Dewey Ballantine, New York, New York. Certain legal matters will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York. Morton A. Pierce and Robert M. Smith, both members of Dewey Ballantine, are Assistant Secretaries of the Company. In addition, certain members of Dewey Ballantine and certain associates of the firm beneficially own shares of Common Stock.

                                    EXPERTS

     The consolidated financial statements of Healthtrust, Inc. - The Hospital Company, EPIC Holdings, Inc., and EPIC Healthcare Group, Inc. appearing or incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young, independent auditors, to the extent indicated in their reports thereon also appearing elsewhere herein and in the Registration Statement or incorporated by reference. Such consolidated financial statements have been included herein or incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; at the Commission's New York Regional Office, 7 World Trade Center, New York, New York 10048; and at its Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates. Such reports, proxy statements and other information concerning the Company also can be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                             ---------------------

                     INFORMATION INCORPORATED BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1993, Current Report on Form 8-K dated January 10, 1994 and Quarterly Report on Form 10-Q for the quarter ended November 30, 1993, which have been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated herein by reference.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Securities, shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents. Requests should be directed to Philip D. Wheeler, Esq., Senior Vice President, General Counsel and Secretary, Healthtrust, Inc. - The Hospital Company, 4525 Harding Road, Nashville, Tennessee 37205, telephone number (615) 383-4444.

                         INDEX TO FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
  Introduction to Unaudited Pro Forma Condensed Combined Financial Statements.........  P-1
  Unaudited Pro Forma Condensed Combined Balance Sheet................................  P-2
  Notes to Unaudited Pro Forma Condensed Combined Balance Sheet.......................  P-3
  Unaudited Pro Forma Condensed Combined Statements of Operations.....................  P-4
  Notes to Unaudited Pro Forma Condensed Combined Statements of Operations............  P-6
EPIC HOLDINGS, INC. AND SUBSIDIARIES
THREE MONTHS ENDED DECEMBER 31, 1993:
  Condensed Consolidated Balance Sheets...............................................  F-1
  Condensed Consolidated Statements of Operations.....................................  F-3
  Condensed Consolidated Statements of Cash Flows.....................................  F-4
  Notes to Condensed Consolidated Financial Statements................................  F-5
EPIC HOLDINGS, INC. AND SUBSIDIARIES
THREE YEARS ENDED SEPTEMBER 30, 1993:
  Report of Independent Auditors......................................................  F-8
  Consolidated Balance Sheets.........................................................  F-9
  Consolidated Statements of Operations...............................................  F-11
  Consolidated Statements of Stockholders' Equity (Deficit)...........................  F-12
  Consolidated Statements of Cash Flows...............................................  F-13
  Notes to Consolidated Financial Statements..........................................  F-14
EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES
THREE MONTHS ENDED DECEMBER 31, 1993:
  Condensed Consolidated Balance Sheets...............................................  F-27
  Condensed Consolidated Statements of Operations.....................................  F-28
  Condensed Consolidated Statements of Cash Flows.....................................  F-29
  Notes to Condensed Consolidated Financial Statements................................  F-30
EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES
THREE YEARS ENDED SEPTEMBER 30, 1993:
  Report of Independent Auditors......................................................  F-39
  Consolidated Balance Sheets.........................................................  F-40
  Consolidated Statements of Operations...............................................  F-42
  Consolidated Statements of Stockholders' Equity (Deficit)...........................  F-43
  Consolidated Statements of Cash Flows...............................................  F-44
  Notes to Consolidated Financial Statements..........................................  F-45

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Condensed Combined Financial Statements are based on the consolidated financial statements of the Company and EPIC included or incorporated by reference in this Prospectus, combined and adjusted to give effect to the Company's Acquisition of EPIC, using the purchase method of accounting, and the related Financing Plan.

     The Unaudited Pro Forma Condensed Combined Balance Sheet as of November 30, 1993 gives effect to the Acquisition and Financing Plan as if they had occurred as of November 30, 1993. The Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended November 30, 1993 and year ended August 31, 1993, give effect to the Acquisition and Financing Plan as if they had occurred on September 1, 1992. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The Unaudited Pro Forma Condensed Combined Financial Statements do not purport to represent what the combined financial position or results of operations would actually have been if the transactions had occurred on November 30, 1993 or September 1, 1992 or to project the combined financial position or combined results of operations for any future period.

     The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with "The Acquisition and the Financing Plan," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes of the Company and EPIC included or incorporated by reference in this Prospectus.

                    HEALTHTRUST, INC. - THE HOSPITAL COMPANY

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             (DOLLARS IN MILLIONS)

                                                                   NOVEMBER 30, 1993
                                                --------------------------------------------------------
                                                AS REPORTED   AS REPORTED    PRO FORMA         COMBINED
                                                HEALTHTRUST      EPIC       ADJUSTMENTS        PRO FORMA
                                                -----------   -----------   ------------       ---------
CURRENT ASSETS
  Cash and cash equivalents...................   $   167.4     $    68.4      $  142.9(1)      $   20.0
                                                                                 195.0(2)
                                                                                (138.2)(3)
                                                                                (632.7)(4)
                                                                                (277.8)(5)
                                                                                 504.4(6)
                                                                                  (9.4)(8)
  Marketable securities.......................                      47.3         (47.3)(7)          0.0
  Accounts receivable.........................       381.3          88.6                          469.9
  Supplies....................................        53.2          20.8                           74.0
  Other current assets........................        26.6          13.5                           40.1
                                                -----------   -----------   ------------       ---------
          TOTAL CURRENT ASSETS................       628.5         238.6        (263.1)           604.0
PROPERTY, PLANT AND EQUIPMENT.................     2,198.4         797.3        (226.4)(9)      2,769.3
  Less accumulated depreciation...............       629.6         226.4        (226.4)(9)        629.6
                                                -----------   -----------   ------------       ---------
                                                   1,568.8         570.9           0.0          2,139.7
EXCESS OF PURCHASE PRICE OVER NET ASSETS
  ACQUIRED....................................       177.8          52.6          16.3(3)         693.3
                                                                                 121.3(4)
                                                                                 360.1(5)
                                                                                  24.5(8)
                                                                                 (59.3)(10)
OTHER ASSETS..................................       113.9          39.5           5.0(2)         208.7
                                                                                  (1.5)(3)
                                                                                 (16.9)(4)
                                                                                   9.4(8)
                                                                                  59.3(10)
                                                -----------   -----------   ------------       ---------
          TOTAL ASSETS........................   $ 2,489.0     $   901.6      $  255.1         $3,645.7
                                                -----------   -----------   ------------       ---------
                                                -----------   -----------   ------------       ---------
CURRENT LIABILITIES
  Accounts payable............................   $    79.2     $    46.0      $   24.5(8)      $  149.7
  Other current liabilities...................       243.7         151.0         (45.0)(7)        349.7
                                                -----------   -----------   ------------       ---------
                                                     322.9         197.0         (20.5)           499.4
LONG-TERM DEBT................................       948.3         683.0         200.0(2)       1,684.0
                                                                                (123.4)(3)
                                                                                (528.3)(4)
                                                                                 504.4(6)
DEFERRED INCOME TAXES.........................       160.1           6.0                          166.1
DEFERRED PROFESSIONAL LIABILITY RISKS.........       145.2          48.0                          193.2
OTHER LIABILITIES.............................       216.7          47.6                          264.3
STOCKHOLDERS' EQUITY
  Common stock(11)............................         0.1           0.4          (0.4)(5)          0.1
  Paid-in capital.............................       827.4         245.8         142.9(1)         970.3
                                                                                (245.8)(5)
  Deferred compensation.......................        (0.9)       (137.4)        137.4(5)          (0.9 )
  Retained deficit............................      (130.8)       (188.8)        191.1(5)        (130.8 )
                                                                                  (2.3)(7)
                                                -----------   -----------   ------------       ---------
STOCKHOLDERS' EQUITY..........................       695.8         (80.0)        222.9            838.7
                                                -----------   -----------   ------------       ---------
          TOTAL LIABILITIES AND STOCKHOLDERS'
            EQUITY............................   $ 2,489.0     $   901.6      $  255.1         $3,645.7
                                                -----------   -----------   ------------       ---------
                                                -----------   -----------   ------------       ---------

       See notes to unaudited pro forma condensed combined balance sheet.

                          NOTES TO UNAUDITED PRO FORMA
                        CONDENSED COMBINED BALANCE SHEET

 1. To record the net proceeds from the completion of the offering of 5.2 million shares of Healthtrust Common Stock at $28.625 per share, the average of the high and low prices for the Common Stock reported on the NYSE for February 18, 1994.

 2. To record the net proceeds from the completion of the Offering at an assumed interest rate of 8 3/4%.

 3. To record the Debt Redemption.

 4. To record the completion of the Tender Offers for the Specified EPIC Debt Securities (100% tender amount assumed). Assuming 51% of each issue of the Specified EPIC Debt Securities are purchased in the Tender Offers, borrowings under the 1994 Credit Agreement would be reduced by approximately $310 million.

 5. To record the payment of $7 per share for all the outstanding EPIC common stock.

 6. To record borrowings under the 1994 Credit Agreement in amounts necessary to complete the Acquisition and Financing Plan transactions and maintain a $20 million cash balance.

 7. To record EPIC's required call of the outstanding 15% Senior Subordinated Notes of EPIC Group.

 8. To record certain severance agreement liabilities and transaction costs.

 9. To record EPIC's property, plant and equipment at historical net book value. No estimate of any purchase accounting adjustments to record such property, plant and equipment at fair value has been made at this time.

10. To record the deferred tax asset for the temporary differences related to the above transactions (assumes a 39% statutory combined federal and state tax rate).

11. No assumption has been made as to the exercise of all or a portion of the Warrants to purchase 3,409,219 shares of Common Stock. If all Warrants were exercised, net proceeds to the Company would be approximately $18 million.

                    HEALTHTRUST, INC. - THE HOSPITAL COMPANY

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      THREE MONTHS ENDED NOVEMBER 30, 1993
                      (IN MILLIONS, EXCEPT ON SHARE DATA)

                                          AS REPORTED   AS REPORTED     PRO FORMA         COMBINED
                                          HEALTHTRUST     EPIC(1)      ADJUSTMENTS      PRO FORMA(2)
                                          -----------   -----------    -----------      ------------
Net operating revenue...................  $     622.1   $     272.5                     $      894.6
Costs and expenses:
  Hospital service costs;
     Salaries and benefits..............        232.3         119.5                            351.8
     Supplies...........................         88.0          32.0                            120.0
     Fees...............................         64.7          20.5                             85.2
     Other expenses.....................         65.7          44.6                            110.3
     Bad debt expense...................         43.6          19.6                             63.2
                                          -----------   -----------                     ------------
                                                494.3         236.2                            730.5
Depreciation and amortization...........         34.6          13.1    $       3.0(3)           50.7
Interest................................         21.6          23.9          (10.3)(4)          35.2
ESOP/pension expense(2).................          9.9           5.6                             15.5
Deferred compensation expense...........          0.3           0.7           (0.7)(5)           0.3
Other income (net)......................         (5.5)         (0.8)           3.2(6)           (3.1)
                                          -----------   -----------    -----------      ------------
                                                555.2         278.7           (4.8)            829.1
Income (Loss) before minority interests,
  and income taxes......................         66.9          (6.2)           4.8              65.5
Minority interests......................          1.4           1.7                              3.1
                                          -----------   -----------    -----------      ------------
Income (Loss) before income taxes.......         65.5          (7.9)           4.8              62.4
Income tax expense (benefit)............         26.6           0.4           (0.7)(7)          26.3
                                          -----------   -----------    -----------      ------------
NET INCOME (LOSS).......................  $      38.9   $      (8.3)   $       5.5      $       36.1
                                          -----------   -----------    -----------      ------------
                                          -----------   -----------    -----------      ------------
                                                                       (39,943,524)(8)
Weighted average common shares..........   84,426,187    39,943,524      5,200,000(8)     89,626,187
                                          -----------   -----------    -----------      ------------
                                          -----------   -----------    -----------      ------------
Net income (loss) per share.............  $      0.46   $     (0.21)                    $       0.40
                                          -----------   -----------                     ------------
                                          -----------   -----------                     ------------

 See notes to unaudited pro forma condensed combined statements of operations.

                    HEALTHTRUST, INC. - THE HOSPITAL COMPANY

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                           YEAR ENDED AUGUST 31, 1993
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                          AS REPORTED   AS REPORTED    PRO FORMA          COMBINED
                                          HEALTHTRUST     EPIC(1)     ADJUSTMENTS       PRO FORMA(2)
                                          -----------   -----------   -----------       ------------
Net operating revenue.................... $   2,394.6   $   1,019.1                     $    3,413.7
Costs and expenses:
  Hospital service costs;
     Salaries and benefits...............       886.7         432.5                          1,319.2
     Supplies............................       347.0         122.0                            469.0
     Fees................................       270.1          75.7                            345.8
     Other expenses......................       239.3         162.9                            402.2
     Bad debt expense....................       145.5          80.6                            226.1
                                          -----------   -----------                     ------------
                                              1,888.6         873.7                          2,762.3
Depreciation and amortization............       132.7          57.9   $      12.1(3)           202.7
Interest.................................        99.8          89.9         (38.5)(4)          151.2
ESOP/pension expense.....................        39.0          20.7                             59.7
Deferred compensation expense............         4.3           3.8          (3.8)(5)            4.3
Other income (net).......................        (7.6)         (7.2)          8.0(6)            (6.8)
                                          -----------   -----------   -----------       ------------
                                              2,156.8       1,038.8         (22.2)           3,173.4
Income (Loss) before minority interests,
  income taxes, and extraordinary
  charges................................       237.8         (19.7)         22.2              240.3
Minority interests.......................        11.9           3.5                             15.4
                                          -----------   -----------   -----------       ------------
Income (Loss) before income taxes and
  extraordinary charges..................       225.9         (23.2)         22.2              224.9
Income tax expense.......................        90.7           2.0           2.7(7)            95.4
                                          -----------   -----------   -----------       ------------
INCOME (LOSS) BEFORE EXTRAORDINARY
  CHARGES................................ $     135.2         (25.2)  $      19.5       $      129.5
                                          -----------   -----------   -----------       ------------
                                          -----------   -----------   -----------       ------------
                                                                      (40,146,915)(8)
Weighted average common shares...........  83,540,815    40,146,915     5,200,000(8)      88,740,815
                                          -----------   -----------   -----------       ------------
                                          -----------   -----------   -----------       ------------
Income (Loss) per share before
  extraordinary charges.................. $      1.62   $     (0.63)                    $       1.45
                                          -----------   -----------                     ------------
                                          -----------   -----------                     ------------

 See notes to unaudited pro forma condensed combined statements of operations.

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

1. The Company will continue to report its financial information on the basis of an August 31 fiscal year. EPIC reports its financial information using a September 30 fiscal year. Therefore, the EPIC statement of operations information for the fiscal year ended September 30, 1993 and three months ended December 31, 1993 have been combined with the Healthtrust statement of operations information for the fiscal year ended August 31, 1993 and three months ended November 30, 1993, respectively.

2. The pro forma condensed combined statements of operations do not give effect to any overhead reductions or cost savings, if any, which may be realized after the consummation of the Acquisition. Pension expense for EPIC employees has been assumed to be equivalent to historical EPIC ESOP expense (approximately 5.5% of salaries).

3. To adjust amortization as follows:

                                                                  THREE MONTHS           YEAR
                                                                      ENDED              ENDED
                                                                NOVEMBER 30, 1993   AUGUST 31, 1993
                                                                -----------------   ---------------
   To record amortization related to the $515.5 million
     increase in the excess of purchase price over net assets
     acquired.................................................       $   3.6            $  14.4
   To eliminate the EPIC historical amortization of the excess
     of purchase price over net assets acquired...............           (.6)              (2.3)
                                                                     -------            -------
                                                                     $   3.0            $  12.1
                                                                     -------            -------
                                                                     -------            -------

4. To adjust interest expense as follows:

                                                                  THREE MONTHS           YEAR
                                                                      ENDED              ENDED
                                                                NOVEMBER 30, 1993   AUGUST 31, 1993
                                                                -----------------   ---------------
   To record interest expense on borrowings of $504.4 million related to the 1994 Credit Agreement (assumes average
     rate of 5.19% and 5.43%, respectively)...................       $   6.6            $  27.4
   To record interest expense related to the $200 million
     Subordinated Notes (assumes an 8 3/4% interest rate).....           4.4               17.5
   To eliminate historical interest expense on the tendered
     Specified EPIC Debt Securities and called EPIC Redeemable
     Debt.....................................................         (21.3)             (83.4)
                                                                     -------            -------
                                                                     $ (10.3)           $ (38.5)
                                                                     -------            -------
                                                                     -------            -------

     Assuming 51% of each issue of the Specified EPIC Debt Securities are purchased in the Tender Offers, pro forma interest expense would be increased by approximately $1.7 million and $3.0 million for the three months ended November 30, 1993 and year ended August 31, 1993, respectively.

5. To eliminate the compensation expense related to EPIC'S SAR Plan.

6. To eliminate interest income on excess cash.

7. To record the pro forma provision for income taxes at statutory rates of 39.0% and 38.3% for the three months ended November 30, 1993 and year ended August 31, 1993, respectively (after excluding certain expenses that are not deductible for tax purposes).

8. To reflect the Company's purchase of EPIC's outstanding equity and completion of the offering of 5.2 million shares of Common Stock by the Company.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                    DECEMBER 31,     SEPTEMBER 30,
                                                                        1993             1993
                                                                    ------------     -------------
                                                                    (UNAUDITED)
CURRENT ASSETS
  Cash and cash equivalents.......................................   $   45,563        $  61,362
  Cash restricted for interest payment............................        9,573            3,820
  Marketable securities...........................................       34,132           47,347
  Accounts receivable, net of reserves for uncompensated care of
     $31,187 and $29,286..........................................       99,392           76,957
  Supply inventories..............................................       20,973           20,687
  Prepaid expenses and other......................................       12,898            5,074
  Deferred income taxes...........................................        5,384               --
                                                                    ------------     -------------
TOTAL CURRENT ASSETS..............................................      227,915          215,247
PROPERTY AND EQUIPMENT............................................      810,055          786,798
ACCUMULATED DEPRECIATION AND AMORTIZATION.........................     (231,239)        (218,746)
                                                                    ------------     -------------
                                                                        578,816          568,052
EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED, net of
  accumulated amortization........................................       52,461           52,965
OTHER ASSETS, net of accumulated amortization.....................       39,330           38,696
                                                                    ------------     -------------
TOTAL ASSETS......................................................   $  898,522        $ 874,960
                                                                    ------------     -------------
                                                                    ------------     -------------

           See notes to condensed consolidated financial statements.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                    DECEMBER 31,     SEPTEMBER 30,
                                                                        1993             1993
                                                                    ------------     -------------
                                                                      (UNAUDITED)
CURRENT LIABILITIES
  Current maturities of long-term debt............................   $   48,049        $  47,914
  Accounts payable................................................       45,557           44,610
  Accrued liabilities.............................................       96,746           87,604
                                                                    ------------     -------------
TOTAL CURRENT LIABILITIES.........................................      190,352          180,128
LONG-TERM DEBT....................................................      685,187          679,605
DEFERRED INCOME TAXES.............................................       11,378            5,994
RESERVE FOR PROFESSIONAL LIABILITY RISKS..........................       46,557           46,612
OTHER DEFERRED LIABILITIES........................................       42,013           42,450
COMMITMENTS AND CONTINGENT LIABILITIES............................
MINORITY INTERESTS................................................        5,909            5,472
STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock, $.01 par value....................................          399              401
  Paid-in capital.................................................      245,759          245,757
  Notes receivable from EPIC ESOP.................................     (137,381)        (148,214)
  Retained earnings (deficit).....................................     (191,651)        (183,245)
                                                                    ------------     -------------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)..............................      (82,874)         (85,301)
                                                                    ------------     -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)..............   $  898,522        $ 874,960
                                                                    ------------     -------------
                                                                    ------------     -------------

           See notes to condensed consolidated financial statements.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    FOR THE THREE MONTHS ENDED
                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1993            1992
                                                                    -----------     -----------
NET OPERATING REVENUE.............................................  $   272,451     $   244,352
COSTS AND EXPENSES:
  Salaries and wages..............................................       99,526          84,634
  Employee benefits...............................................       21,094          22,997
  ESOP expense....................................................        5,635           5,182
  Supplies........................................................       32,025          30,041
  Uncompensated care..............................................       19,618          19,048
  Other...........................................................       64,653          57,909
  Depreciation and amortization...................................       13,130          13,791
  Interest expense................................................       23,834          21,954
                                                                    -----------     -----------
TOTAL COSTS AND EXPENSES..........................................      279,515         255,556
INTEREST INCOME...................................................          819             612
                                                                    -----------     -----------
LOSS BEFORE INCOME TAX EXPENSE, MINORITY INTERESTS AND
  EXTRAORDINARY ITEM..............................................       (6,245)        (10,592)
INCOME TAX EXPENSE, net...........................................         (375)           (176)
MINORITY INTERESTS IN INCOME OF CONSOLIDATED SUBSIDIARIES, net of
  income tax expense..............................................       (1,667)           (631)
                                                                    -----------     -----------
LOSS BEFORE EXTRAORDINARY ITEM....................................       (8,287)        (11,399)
EXTRAORDINARY ITEM, net of income tax expense.....................           --            (570)
                                                                    -----------     -----------
NET LOSS..........................................................  $    (8,287)    $   (11,969)
                                                                    -----------     -----------
                                                                    -----------     -----------
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING.......................................   39,943,524      40,156,780
LOSS PER COMMON SHARE:
  Before extraordinary item.......................................  $      (.21)    $      (.28)
  Extraordinary item..............................................           --            (.01)
                                                                    -----------     -----------
  Net loss........................................................  $      (.21)    $      (.29)
                                                                    -----------     -----------
                                                                    -----------     -----------

           See notes to condensed consolidated financial statements.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                         FOR THE THREE MONTHS
                                                                          ENDED DECEMBER 31,
                                                                         ---------------------
                                                                           1993         1992
                                                                         --------     --------
OPERATING ACTIVITIES
  Net loss.............................................................  $ (8,287)    $(11,969)
  Adjustments to reconcile net loss to net cash provided by operating activities:
     Depreciation and amortization.....................................    13,130       13,791
     Non-cash provision for professional liability risks...............    (1,111)         437
     ESOP expense......................................................     5,635        5,182
     Deferred SAR Plan compensation....................................      (274)      (1,496)
     Minority interests in income of consolidated subsidiaries.........     1,667          631
     Non-cash interest.................................................     8,995        9,227
     Extraordinary item................................................        --          570
  Changes in operating assets and liabilities, net of acquisitions:
     Accounts receivable...............................................   (22,435)         342
     Supply inventories and other assets...............................    (8,399)     (10,549)
     Accounts payable and other liabilities............................     9,991        8,785
                                                                         --------     --------
          Net cash provided by (used in) operating activities..........    (1,088)      14,951
INVESTING ACTIVITIES
  Investments in marketable securities, net............................    13,215        6,395
  Cash paid for acquisitions...........................................      (960)      (4,100)
  Additions to property and equipment..................................   (23,431)      (7,410)
  Other................................................................      (661)        (811)
                                                                         --------     --------
          Net cash used in investing activities........................   (11,837)      (5,926)
FINANCING ACTIVITIES
  Payments on debt obligations.........................................    (1,415)         (76)
  Line of credit borrowings, net.......................................        --          800
  Purchase of Senior ESOP Notes........................................        --       (5,616)
  Purchase of treasury stock...........................................      (119)         (11)
  Distributions and dividends to minority interests....................    (1,132)      (2,340)
  Payments of debt issue costs and other, net..........................      (208)         (59)
                                                                         --------     --------
          Net cash used in financing activities........................    (2,874)      (7,302)
                                                                         --------     --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......................   (15,799)       1,723
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.......................    61,362       37,419
                                                                         --------     --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.............................  $ 45,563     $ 39,142
                                                                         --------     --------
                                                                         --------     --------
SUPPLEMENTARY INFORMATION
  Cash paid for interest...............................................  $  8,513     $  1,598
  Cash paid for income taxes...........................................  $    199     $    176

           See notes to condensed consolidated financial statements.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements of EPIC Holdings, Inc. and Subsidiaries ("Holdings") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature. Operating results for the three month period ended December 31, 1993 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 1994. These financial statements should be read in conjunction with the audited consolidated financial statements and footnotes thereto included in Holdings' annual report on Form 10-K for the year ended September 30, 1993.

     Certain prior period amounts have been reclassified to conform with the fiscal 1994 presentation.

2. SUBSEQUENT EVENT

     On January 9, 1994, Holdings entered into an Agreement and Plan of Merger (the "Merger Agreement") with HealthTrust, Inc. -- The Hospital Company, a Delaware corporation ("HTI"), and Odyssey Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of HTI ("HTI Sub"), providing for the merger (the "Merger") of HTI Sub with and into Holdings following which Holdings would become a wholly-owned subsidiary of HTI. The Merger is expected to result in a termination of the EPIC ESOP. Under the terms of the Merger Agreement, which was unanimously approved by the Boards of Directors of both HTI and Holdings, shareholders of Holdings will receive $7.00 per share of Holdings' common stock.

     HTI intends to offer to purchase the 12% Senior Deferred Coupon Notes due 2002, the 11.375% Class B-1 First Priority Mortgage Notes due 2001, the 11.5% Class B-2 First Priority Mortgage Notes due 2001, the Class B-3 First Priority Mortgage Notes, and the 10.875% Senior Subordinated Notes due 2003 and to redeem other outstanding EPIC indebtedness in accordance with their terms. HTI also plans to seek the consent of the holders of Holdings' indebtedness to amend certain restrictive provisions.

     Consummation of the Merger is subject to a number of conditions, including the approval of Holdings' shareholders and the consummation of certain debt consent solicitations. American Medical International, Inc. and the trustee of the EPIC ESOP (who controls the unallocated shares of the EPIC ESOP) have agreed, subject to the fulfillment of certain conditions, to vote their shares of Holdings common stock (approximately 52% combined) in favor of the Merger. The transaction is expected to close by May of 1994.

3. INCOME TAXES

     Effective October 1, 1993, Holdings changed its method of accounting for income taxes to the liability method as required by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which superseded SFAS No. 96. As permitted under the rules of SFAS No. 109, prior years' financial statements have not been restated.

     Adopting SFAS No. 109 had no effect on current period operations. Due to the uncertainty of the realization of the net deferred federal tax liability, Holdings established a valuation allowance against the deferred federal tax assets so that deferred federal tax assets equalled deferred federal tax liabilities. The net deferred tax liability reported relates primarily to state taxes.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Holdings' deferred tax assets and liabilities as of October 1, 1993 are as follows (in thousands):

        Deferred tax liabilities
          Property and equipment basis difference..........................  $42,908
          ESOP plan fees...................................................    1,547
          ESOP contribution................................................    3,455
          State taxes and other............................................    5,994
                                                                             -------
          Total deferred tax liabilities...................................   53,904
                                                                             -------
        Deferred tax assets
          Bad debt reserve differences.....................................    6,593
          Professional liability reserves..................................   15,670
          SAR compensation.................................................   14,034
          Health plan and workers' compensation reserves...................    3,652
          Paid time off reserve............................................    1,788
          Net operating losses.............................................   24,312
          Other............................................................      700
                                                                             -------
          Total deferred tax assets........................................   66,749
          Valuation allowance..............................................  (18,839)
                                                                             -------
          Net deferred tax assets..........................................   47,910
                                                                             -------
          Net deferred tax liability.......................................  $ 5,994
                                                                             -------
                                                                             -------

     No tax benefit was recorded for the current net operating loss and no federal taxes are anticipated for fiscal 1994. Current income tax expense of $375,000 relates to state income taxes.

4. LOSS PER COMMON SHARE

     Loss per common share has been computed by dividing the net loss applicable to common shares by the weighted average number of common shares outstanding during the period. The exercise of the outstanding common stock warrants and other common stock equivalents has not been assumed as the effect would be antidilutive.

5. CHANGES IN STOCKHOLDER'S EQUITY

     During the three-month period ended December 31, 1993, Holdings purchased treasury stock for $119,000 and received a principal payment on the Notes receivable from the EPIC ESOP of $10,833,000 which was recorded as a reduction of the Notes receivable from EPIC ESOP.

6. GUARANTOR SUBSIDIARIES

     Certain subsidiaries of EPIC (the "Guarantor Subsidiaries") guarantee the loans under the Amended Credit Agreement, the Zero Coupon Notes, the Additional Zero Coupon Notes, the Senior ESOP Notes, the 10.875% Senior Subordinated Notes, the 15% Senior Subordinated Notes and the 11% Junior Subordinated Pay-In-Kind Notes. Certain other subsidiaries, including EPIC Properties, Inc. ("EPIC Properties") are not Guarantor Subsidiaries (the "Nonguarantor Subsidiaries"). All equity interests in the Nonguarantor Subsidiaries, other than those held by minority interests, are held by EPIC.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     Condensed consolidating financial information of EPIC Healthcare Group, Inc. ("EPIC"), the Guarantor Subsidiaries, EPIC Properties and the other Nonguarantor Subsidiaries are included in the footnotes to the unaudited condensed consolidated financial statements of EPIC included elsewhere herein.

                 REPORT OF ERNST & YOUNG, INDEPENDENT AUDITORS

The Board of Directors
EPIC Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of EPIC Holdings, Inc. and subsidiaries as of September 30, 1993 and 1992, and the related consolidated statements of operations, stockholder's equity (deficit), and cash flows for each of the three years in the period ended September 30, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of EPIC Holdings, Inc. and subsidiaries at September 30, 1993, and 1992, and the results of its consolidated operations and its consolidated cash flows for each of the three years in the period ended September 30, 1993, in conformity with generally accepted accounting principles.

                                                   ERNST & YOUNG

Dallas, Texas
December 3, 1993

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                             SEPTEMBER 30,
                                                                         ---------------------
                                                                           1993         1992
                                                                         --------     --------
CURRENT ASSETS
  Cash and cash equivalents............................................  $ 61,362     $ 37,419
  Cash restricted for interest payments................................     3,820        5,768
  Marketable securities................................................    47,347       10,607
  Accounts receivable, net of reserves for uncompensated care of
     $29,286 and $25,837, respectively.................................    76,957       73,398
  Supply inventories...................................................    20,687       20,000
  Prepaid expenses and other...........................................     5,074        5,222
                                                                         --------     --------
TOTAL CURRENT ASSETS...................................................   215,247      152,414
PROPERTY AND EQUIPMENT
  Land.................................................................    53,030       57,492
  Buildings and improvements...........................................   476,570      451,292
  Equipment............................................................   234,656      192,367
  Construction in progress.............................................    22,542        9,333
                                                                         --------     --------
                                                                          786,798      710,484
  Accumulated depreciation and amortization............................  (218,746)    (173,789)
                                                                         --------     --------
                                                                          568,052      536,695
EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED,
  net of accumulated amortization......................................    52,965       48,140
OTHER ASSETS, net of accumulated amortization..........................    38,696       43,502
                                                                         --------     --------
TOTAL ASSETS...........................................................  $874,960     $780,751
                                                                         --------     --------
                                                                         --------     --------

                See notes to consolidated financial statements.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                            SEPTEMBER 30,
                                                                       -----------------------
                                                                         1993          1992
                                                                       ---------     ---------
CURRENT LIABILITIES
  Current maturities of long-term debt...............................  $  47,914     $   2,330
  Accounts payable...................................................     44,610        34,809
  Accrued liabilities:
     Salaries and wages..............................................     36,475        33,031
     Taxes other than on income......................................      7,946         7,589
     Interest........................................................     11,027         7,658
     Group health insurance..........................................      4,902         5,656
     Current reserve for professional liability risks................     11,000        11,000
     Other...........................................................     16,254         9,011
                                                                       ---------     ---------
TOTAL CURRENT LIABILITIES............................................    180,128       111,084
LONG-TERM DEBT.......................................................    679,605       619,363
DEFERRED INCOME TAXES................................................      5,994         5,994
RESERVE FOR PROFESSIONAL LIABILITY RISKS.............................     46,612        39,640
OTHER DEFERRED LIABILITIES...........................................     42,450        39,607
COMMITMENTS AND CONTINGENT LIABILITIES...............................
MINORITY INTERESTS...................................................      5,472        23,494
STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock, $.01 par value -- Authorized: 100,000,000 shares;
     Issued: 40,319,245 shares; Outstanding: 40,099,441 and
     40,154,545 shares, respectively.................................        401           401
  Paid-in capital....................................................    245,757       245,757
  Notes receivable from EPIC ESOP....................................   (148,214)     (168,929)
  Retained earnings (deficit)........................................   (183,245)     (135,660)
                                                                       ---------     ---------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT).................................    (85,301)      (58,431)
                                                                       ---------     ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT).................  $ 874,960     $ 780,751
                                                                       ---------     ---------
                                                                       ---------     ---------

                See notes to consolidated financial statements.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            FOR THE YEAR ENDED SEPTEMBER 30,
                                                       ------------------------------------------
                                                          1993            1992            1991
                                                       -----------     -----------     ----------
NET OPERATING REVENUE................................  $ 1,019,149     $   941,266     $  802,689
COSTS AND EXPENSES:
  Salaries and wages.................................      354,326         319,868        271,007
  Employee benefits..................................       84,615          81,365         68,434
  ESOP expense.......................................       20,715          20,714         23,076
  Supplies...........................................      121,986         116,145         99,882
  Uncompensated care.................................       80,643          69,308         59,425
  Other..............................................      235,924         235,009        192,633
  Depreciation and amortization......................       57,917          53,013         49,354
  Interest expense...................................       89,872          79,790         68,266
                                                       -----------     -----------     ----------
TOTAL COSTS AND EXPENSES.............................    1,045,998         975,212        832,077
INTEREST INCOME......................................        3,648           3,936          5,405
GAIN (LOSS) ON SALE OF ASSETS........................        3,521          (1,123)          (543)
                                                       -----------     -----------     ----------
LOSS BEFORE INCOME TAX BENEFIT
  (EXPENSE), MINORITY INTERESTS AND
  EXTRAORDINARY ITEM.................................      (19,680)        (31,133)       (24,526)
INCOME TAX BENEFIT (EXPENSE), net....................       (1,984)          9,252          7,603
MINORITY INTERESTS IN INCOME OF CONSOLIDATED
  SUBSIDIARIES (net of income
  tax benefit of $1,008, and $1,063 in 1992 and
  1991, respectively)................................       (3,499)         (1,958)        (2,064)
                                                       -----------     -----------     ----------
LOSS BEFORE EXTRAORDINARY ITEM.......................      (25,163)        (23,839)       (18,987)
EXTRAORDINARY ITEM (net of income tax benefit of $652
  and $1,330 in 1992 and 1991, respectively).........      (21,960)         (1,265)        (2,581)
                                                       -----------     -----------     ----------
NET LOSS.............................................      (47,123)        (25,104)       (21,568)
REDEEMABLE PREFERRED STOCK DIVIDEND OF PREDECESSOR
  COMPANY............................................           --         (11,048)       (22,873)
                                                       -----------     -----------     ----------
NET LOSS APPLICABLE TO COMMON SHARES.................  $   (47,123)    $   (36,152)    $  (44,441)
                                                       -----------     -----------     ----------
                                                       -----------     -----------     ----------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING........................................   40,146,915      32,576,161     24,482,803
LOSS PER COMMON SHARE:
  Before extraordinary item..........................  $      (.63)    $     (1.07)    $    (1.71)
  Extraordinary item.................................         (.55)           (.04)          (.11)
                                                       -----------     -----------     ----------
  Net loss...........................................  $     (1.18)    $     (1.11)    $    (1.82)
                                                       -----------     -----------     ----------
                                                       -----------     -----------     ----------

                See notes to consolidated financial statements.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                             NOTES        RETAINED         TOTAL
                                     COMMON   PAID-IN      RECEIVABLE     EARNINGS     STOCKHOLDERS'
                                     STOCK    CAPITAL    FROM EPIC ESOP   (DEFICIT)   EQUITY (DEFICIT)
                                     ------   --------   --------------   ---------   ----------------
Balance at October 1, 1990..........  $245    $219,808     $ (212,738)    $ (87,241)      $(79,926)
Dividends accrued and accretion of
  discount on redeemable preferred
  stock.............................    --     (22,873)            --            --        (22,873)
Principal payments received on notes
  receivable from EPIC ESOP.........    --          --         23,095            --         23,095
Treasury stock purchased............    (1)         --             --          (468)          (469)
Net loss............................    --          --             --       (21,568)       (21,568)
                                     ------   --------   --------------   ---------   ----------------
Balance at September 30, 1991.......   244     196,935       (189,643)     (109,277)      (101,741)
Dividends accrued and accretion of
  discount on redeemable preferred
  stock.............................    --     (11,048)            --            --        (11,048)
Principal payments received on notes
  receivable from EPIC ESOP.........    --          --         20,714            --         20,714
Treasury stock purchased............    (2)         --             --        (1,279)        (1,281)
Warrant conversion..................    65         (44)            --            --             21
Preferred stock transaction costs...    --      (7,063)            --            --         (7,063)
Conversion of Class C Preferred
  Stock.............................    94      63,842             --            --         63,936
Net book value of Class A and Class
  B Preferred Stock over cash
  paid..............................    --       3,135             --            --          3,135
Net loss............................    --          --             --       (25,104)       (25,104)
                                     ------   --------   --------------   ---------   ----------------
Balance at September 30, 1992.......   401     245,757       (168,929)     (135,660)       (58,431)
Principal payments received on notes
  receivable from EPIC ESOP.........    --          --         20,715            --         20,715
Treasury stock purchased............    --          --             --          (462)          (462)
Net loss............................    --          --             --       (47,123)       (47,123)
                                     ------   --------   --------------   ---------   ----------------
Balance at September 30, 1993.......  $401    $245,757     $ (148,214)    $(183,245)      $(85,301)
                                     ------   --------   --------------   ---------   ----------------
                                     ------   --------   --------------   ---------   ----------------

                See notes to consolidated financial statements.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                              FOR THE YEAR ENDED SEPTEMBER 30,
                                                             ----------------------------------
                                                               1993         1992         1991
                                                             --------     --------     --------
OPERATING ACTIVITIES
  Net loss.................................................. $(47,123)    $(25,104)    $(21,568)
Adjustments to reconcile net loss to net cash provided by
operating activities:
     Depreciation and amortization..........................   57,917       53,013       49,354
     Non-cash provision for professional liability risks....    2,641        4,131       11,291
     ESOP expense...........................................   20,715       20,714       23,076
     Deferred SAR Plan compensation.........................    3,249       10,805        7,137
     Minority interests in income of consolidated
       subsidiaries.........................................    3,499        2,966        3,127
     (Gain) loss on sale of assets..........................   (3,521)       1,123          543
     Non-cash interest......................................   36,855       27,190       13,975
     Extraordinary item.....................................   21,960        1,917        3,911
     Deferred income tax benefit............................       --      (11,800)      (9,996)
     Changes in operating assets and liabilities, net of
       acquisitions:
       Accounts receivable..................................    6,054      (35,196)      (3,043)
       Supply inventories and other assets..................    4,083       (3,162)      (5,291)
       Accounts payable and other liabilities...............   12,172       11,395        6,444
                                                             --------     --------     --------
          Net cash provided by operating activities.........  118,501       57,992       78,960
INVESTING ACTIVITIES
  Investments in marketable securities, net.................  (36,740)       5,167      (12,091)
  Cash paid for acquisitions................................  (54,536)     (12,269)          --
  Additions to property and equipment.......................  (60,784)     (47,850)     (25,646)
  Purchase of investment securities.........................       --       (4,180)          --
  Proceeds from sales of assets.............................   25,148          190          361
  Collection on note receivable.............................    9,349           --           --
  Other.....................................................   (5,925)      (2,046)         (48)
                                                             --------     --------     --------
          Net cash used in investing activities............. (123,488)     (60,988)     (37,424)
FINANCING ACTIVITIES
  Payments on debt obligations.............................. (117,765)      (1,603)    (250,647)
  Proceeds from long-term borrowings........................  180,853      140,052      227,868
  Purchase of Senior ESOP Notes.............................   (5,616)     (20,293)          --
  Purchase of treasury stock................................     (462)      (1,281)        (469)
  Purchase of Class A and B Preferred Stock.................       --     (130,000)          --
  Preferred stock transaction costs.........................       --       (7,063)          --
  Proceeds on warrant conversion............................       --           21           --
  Contributions from minority interests.....................      520        1,884          556
  Distributions and dividends to minority interests.........  (21,110)      (4,065)      (4,122)
  Payments of debt issue costs and other, net...............   (7,490)      (6,056)     (11,294)
                                                             --------     --------     --------
          Net cash provided by (used in) financing
            activities......................................   28,930      (28,404)     (38,108)
                                                             --------     --------     --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............   23,943      (31,400)       3,428
  Cash and cash equivalents at beginning of year............   37,419       68,819       65,391
                                                             --------     --------     --------
  Cash and cash equivalents at end of year.................. $ 61,362     $ 37,419     $ 68,819
                                                             --------     --------     --------
                                                             --------     --------     --------
SUPPLEMENTARY INFORMATION
  Cash paid during the year for interest.................... $ 52,370     $ 53,343     $ 52,987
  Cash paid for income taxes................................ $    657     $    888     $    666

                See notes to consolidated financial statements.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     EPIC Healthcare Group, Inc. ("EPIC" or, either alone or together with its subsidiaries, the "Company") was acquired by EPIC Holdings, Inc. ("Holdings") on March 25, 1992, in a merger transaction (the "Merger") in which each outstanding share of common stock of EPIC was converted into one share of Holdings common stock. The merger was between companies under common control (i.e., a pooling of interests for accounting purposes) and accordingly, the recorded assets and liabilities of EPIC on an historical basis are combined with the assets and liabilities of Holdings. Holdings had no operations prior to the merger. Results of operations for the period prior to March 25, 1992, consist of the operations of EPIC.

  Principles of Consolidation

     The consolidated financial statements include the accounts of Holdings and its subsidiaries. Intercompany accounts and transactions have been eliminated. Minority interests represent the minority stockholders' proportionate shares of the equity in the income (loss) of certain consolidated subsidiaries.

  Cash Equivalents, Cash Restricted for Interest Payments, and Marketable
    Securities

     Holdings considers all highly liquid investments with initial maturities of three months or less from date of purchase to be cash equivalents. Cash restricted for interest payments is cash deposited into a trust to pay principal and interest required by the Class B-1, Class B-2 and Class B-3 First Priority Mortgage Notes (the "Mortgage Notes"). Investments in marketable interest-bearing securities are stated at cost which approximates market. Holdings has $42,694,000 in cash and marketable securities restricted for the purpose of redeeming the remaining 15% Senior Subordinated Notes (See Note 5).

     Cash equivalents, cash restricted for interest payments, and marketable securities are subject to potential concentrations of credit risk. Holdings attempts to lessen that risk by investing only in United States Government securities, commercial paper having at least a rating of A-1 or the equivalent, time deposits and certificates of deposit of banks having a debt rating of at least A, or money market funds comprised of such securities. Holdings invests in securities with maturities no longer than 180 days and limits the amount of credit exposure to any one commercial issuer.

  Accounts Receivable

     Concentration of credit risk relating to accounts receivable is limited to some extent by the diversity and number of patients and payors and the geographic dispersion of Holdings' hospitals. Accounts receivable (gross) consists of amounts due from government programs (e.g., Medicare and Medicaid) (53%) commercial insurance companies (16%), private pay patients (18%) and other (including health maintenance organizations and other group insurance programs) (13%). Holdings' hospitals are located throughout the southern United States, with the largest concentration in Texas, Oklahoma, Louisiana and California. Holdings maintains an allowance for losses (i.e., uncompensated care or bad debt expense) based on the expected collectibility of accounts receivable.

  Supply Inventories

     Supply inventories are stated at the lower of cost (first-in, first-out method) or market.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

  Property and Equipment

     Property and equipment are recorded at cost (or fair value at the date of acquisition as a result of the original purchase from American Medical International, Inc. and its subsidiaries ("AMI")). Depreciation and amortization is computed using the straight-line method over estimated useful lives or term of the lease generally ranging from 25 to 30 years for buildings and improvements, and 3 to 10 years for equipment. Maintenance costs and repairs are expensed as incurred.

  Joint Ventures

     EPIC, in the ordinary course of business, enters into joint ventures with physicians and other companies. EPIC is the majority owner and general partner of substantially all of the joint ventures and follows the principles of consolidation for all majority-owned joint ventures. Minority shareholders' investments and earnings in the joint ventures are recorded as minority interests and minority interests in income of consolidated subsidiaries, respectively. Any interest held by the Company in non-majority owned partnerships with at least 20% ownership is accounted for using the equity method. Any interest held by the Company in partnerships with less than 20% ownership is accounted for using the cost method.

     On February 1, 1990, EPIC entered into a joint venture with Healthtrust, Inc. -- The Hospital Company ("Healthtrust") for the purpose of operating certain hospital assets in McKinney, Texas. EPIC contributed, at net book value, a 168 bed facility to the venture and is the managing co-general partner with a 60% equity interest in the venture. Healthtrust contributed a 99 bed facility to the venture and was the co-general partner with a 40% interest in the venture. The assets contributed by Healthtrust to the joint venture, including property and equipment of $15,328,000, were recorded at fair market value which approximated net book value. Goodwill of $2,470,000 is being amortized over 40 years. On August 31, 1993, EPIC purchased Healthtrust's interest in the joint venture for $15,656,000 which approximated Healthtrust's interest in the net assets of the joint venture and was recorded as a reduction to minority interests.

  Intangible Assets

     The excess of the purchase price over the fair value of net asset acquired is being amortized on a straight-line basis over periods ranging from nine to 40 years. Accumulated amortization was $9,244,000 and $6,920,000 at September 30, 1993 and 1992, respectively.

     Costs incurred in obtaining long term financing are deferred and are included in other assets. Deferred financing costs are amortized using the effective interest method over the term of the related debt, and such amortization is included in interest expense. Accumulated amortization of deferred financing costs was $16,993,000 and $14,401,000 at September 30, 1993 and 1992, respectively.

     EPIC has purchased licenses to use various software applications. These costs are included in other assets and have been amortized over two or five year periods. Accumulated amortization of the software costs was $5,750,000 and $4,750,000 at September 30, 1993 and 1992, respectively.

  Income Taxes

     Holdings files a consolidated federal income tax return which includes all of its eligible subsidiaries.

     Holdings accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 96, "Accounting for Income Taxes." Under the liability method specified by SFAS No. 96, deferred tax assets and/or liabilities are determined by multiplying the difference between the financial reporting and tax reporting bases of assets and liabilities (collectively, the "temporary differences," see Note 6) by tax rates (determined in accordance with enacted tax laws) that are expected to be effective when such temporary differences reverse. Holdings' deferred tax liabilities originated from the accounting for the

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES
acquisition from AMI (the "Acquisitions"), and reflect the estimated tax effect of differences between book and tax bases of assets acquired and liabilities assumed.

     In February 1992, the Financial Accounting Standards Board issued SFAS No. 109, "Accounting for Income Taxes," which supersedes SFAS No. 96. Implementation of SFAS No. 109 for Holdings was required October 1, 1993. SFAS No. 109 requires that temporary differences be reflected in the same balance sheet category as the assets and liabilities that caused the temporary differences. Deferred tax assets, which would include tax net operating loss carryforwards, would require the determination of a related valuation allowance, based on the assets' expected realization. The Company has completed the analysis necessary to determine the impact of adoption of SFAS No. 109 and it is not expected to have a material impact on Holdings' financial position or results of operations and will not impact cash flows.

  Net Operating Revenue

     Net operating revenue is recorded based on established billing rates net of allowances and discounts for patients covered by Medicare, Medicaid and other contractual programs. Payments received under these programs, which are based on either the costs of services or predetermined rates, are generally less than the established billing rates of EPIC's hospitals, and the differences are recorded as contractual allowances and/or contracted discounts. Reserves provided have been deducted from accounts receivable pending final audit and appeal settlement. Contractual adjustments, contracted discounts and other discounts amounted to $627,757,000, $576,572,000, and $482,158,000 for fiscal 1993, 1992 and 1991, respectively.

     It is generally EPIC's policy to attempt to collect compensation for all services performed.

  Reclassifications

     Certain prior period amounts have been reclassified to conform with the fiscal 1993 presentation.

2. ACQUISITION AND DIVESTITURES

     On August 24, 1993 the Company entered into a 20-year lease agreement with two ten-year renewal options with the County of Galveston, Texas for Mainland Center Hospital, a 310-bed hospital in Texas City, Texas. The lease payments of $27,535,000 were paid in full upon the execution of the lease, which has been accounted for as a capital lease. The Company also purchased certain net current assets and equipment of the hospital, which included $5,639,000 in cash, for $17,965,000 which has been accounted for by the purchase method of accounting. The Company also has a commitment for $20,000,000 in capital improvements over the term of the lease. The Company has a purchase option beginning after the first year of the lease. The option price ranges from $500,000 to $851,000 over the term of the lease.

     On January 6, 1993, the Company sold Westpark Community Hospital in Hammond, Louisiana for $6,200,000. A loss of $624,000 was recorded as gain
(loss) on sale of assets in fiscal 1993. A charge of $800,000 to reflect the anticipated loss on the sale was recorded as gain (loss) on sale of assets in fiscal 1992. The net book value of the assets sold before the fiscal 1992 charge, less liabilities assumed by the buyer, was $7,624,000.

     On March 15, 1993, the Company sold Valley Medical Center in El Cajon, California for $16,950,000. A gain of $4,632,000 was recorded as gain (loss) on sale of assets in fiscal 1993. The net book value of the assets sold, less liabilities assumed by the buyer, was $12,318,000.

     On October 1, 1991, the Company purchased Colonial Hospital, a 49-bed hospital in Terrell, Texas for $10,403,000 in cash. The acquisition has been accounted for by the purchase method of accounting. The excess of purchase price over net assets acquired will be amortized over 40 years.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

3. EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")

     Employee-owners of EPIC have beneficial ownership of approximately 60% of the Holdings Common Stock through their participation in the EPIC ESOP.

     At EPIC's inception, the EPIC ESOP purchased 24,500,000 shares of EPIC Common Stock with the proceeds obtained from the issuance of loans aggregating $245 million payable to EPIC. The terms of the original ESOP loan agreement segregated the EPIC ESOP's obligation to EPIC into two components, the terms of the first of which mirrored the terms of the Senior ESOP Bank Debt (the "First ESOP Loan") and the second of which mirrored the terms of the Senior ESOP Notes (see Note 5). Concurrent with the issuance of the Mortgage Notes (see Note 5), the First ESOP Loan was replaced by a loan agreement which provides for mandatory principal payments in amounts that are substantially in conformance with the remaining mandatory principal payments of the Senior ESOP Bank Debt as if the issuance of the Mortgage Notes had not occurred (the "New ESOP Loan"). The interest rate on the New ESOP Loan is determined quarterly based on .85 times the sum of the London InterBank Offered Rates plus 2.5% (5.1% at September 30, 1993). The EPIC ESOP has pledged all of its shares of the Holdings Common Stock as collateral for the ESOP-related borrowings. These shares are released from the pledge as the loans are paid. The EPIC ESOP receives contributions from EPIC to service and extinguish the loans.

     The EPIC ESOP is an individual account, defined contribution plan. Nonunion employee-owners who work a specified number of hours are eligible to participate in the EPIC ESOP if they have attained age 21 and completed one year of service. No employee-owner contributions are required or permitted to be made to the EPIC ESOP. No rollover contributions are permitted to be made to the EPIC ESOP. Allocations are made to participants' accounts in an amount which reflects each participant's proportionate share of the contributions made by EPIC to the EPIC ESOP, as determined on the basis of each participant's compensation. Contributions made to the EPIC ESOP and the value of shares of common stock allocated to the account of a participant as a result of such contributions are intended to be treated as tax-deferred contributions. Such contributions, and earnings thereon, generally are includable in a participant's compensation for federal income tax purposes when distributed.

     As of the plan year ended December 31, 1992, cumulative allocations of 10,650,517 shares of Holdings Common Stock at a market value of $8.00 per share based on an independent valuation, or $85,204,136 in total have been made to 10,183 participants. Shares of Holdings Common Stock relating to the plan year ending December 31, 1993 will be allocated during fiscal 1994.

     Subject to limitations contained in the Internal Revenue Code of 1986, as amended (the "Code"), Holdings is entitled to claim an income tax deduction for contributions to the EPIC ESOP. Holdings has received a favorable determination from the Internal Revenue Service that the EPIC ESOP is qualified as an "employee stock ownership plan" within the meaning of Section 4975(e)(7) of the Code. Contributions to the EPIC ESOP are used by the EPIC ESOP to pay interest and principal on the loans owed to EPIC. These payments are used by EPIC to pay interest and principal on the Class B-1 First Priority Mortgage Notes and the Senior ESOP Notes.

     EPIC recorded net ESOP expense, using the cash method, and corresponding reductions in the EPIC ESOP notes receivable, of $20,715,000, $20,714,000, and $23,076,000 for fiscal 1993, 1992 and 1991, respectively. Interest income recognized on the EPIC ESOP notes receivable totaled $14,984,000, $16,885,000, and $20,483,000 for fiscal 1993, 1992 and 1991, respectively, which in turn was contributed to the EPIC ESOP to pay interest expense incurred on the ESOP-related debt. Interest expense incurred on ESOP-related debt totaled $20,856,000, $21,734,000, and $21,731,000, which included discount amortization of $559,000, $551,000, and $511,000 for fiscal 1993, 1992 and 1991, respectively.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

4. OPERATING LEASES

     Holdings leases office space, office equipment and medical equipment. Generally, real estate leases are for primary terms of from one to 12 years with options to renew for additional periods, and equipment leases are for terms of from one to seven years. Future minimum lease payments for all operating leases having initial or remaining noncancellable lease terms in excess of one year as of September 30, 1993 are as follows (dollars in thousands):

        1994...............................................................  $ 4,560
        1995...............................................................    4,225
        1996...............................................................    3,337
        1997...............................................................    2,693
        1998...............................................................    1,835
        1999 and thereafter................................................    3,485
                                                                             -------
                                                                              20,135
        Sublease income....................................................   (1,116)
                                                                             -------
                                                                             $19,019
                                                                             -------
                                                                             -------

     Rent expense under operating leases was as follows (dollars in thousands):

                                                              FOR THE YEAR ENDED
                                                                 SEPTEMBER 30,
                                                        -------------------------------
                                                         1993        1992        1991
                                                        -------     -------     -------
        Minimum rent..................................  $18,496     $16,107     $13,609
        Sublease income...............................     (795)       (609)       (317)
                                                        -------     -------     -------
                                                        $17,701     $15,498     $13,292
                                                        -------     -------     -------
                                                        -------     -------     -------

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

     Holdings' long-term debt, net of discounts, is summarized below (dollars in thousands):

                                                                          SEPTEMBER 30,
                                                                       -------------------
                                                                         1993       1992
                                                                       --------   --------
    12% Senior Deferred Coupon Notes, principal of $250,000 due
      2002...........................................................  $167,197   $148,628
    11.375% Class B-1 First Priority Mortgage Notes payable in semi-annual payments of $9,000 commencing in July 1996 with a
      final payment of $10,000 in July 2001..........................    99,579     99,500
    11.5% Class B-2 First Priority Mortgage Notes payable in
      semi-annual payments of $500 through July 1994, increasing to
      $750 in January 1995, to $1,500 in January 1997, to $8,000 in
      January 1998, to $9,000 in January 1999, with a final payment
      of $15,500 in July 2001........................................    83,112     84,046
    Class B-3 First Priority Mortgage Notes payable in semi-annual payments of $750 commencing in January 1995, increasing to
      $3,000 in January 1997 through July 1998, with a fluctuating
      interest rate (6.5% at September 30, 1993).....................    15,000     15,000
    Other mortgage debt and capital lease obligations with varying
      maturities and interest rates ranging from 4.75% to 12.9%......    20,651     20,351
    Acquisition loan payable in quarterly installments of $1,250 commencing in October 1993 with a fluctuating interest rate
      (8.0% at September, 1993)......................................    19,542         --
    Zero Coupon Notes, principal of $89,313 due 2001 with an
      effective interest rate of 14.8%...............................    28,564     24,770
    Additional Zero Coupon Notes, principal of $7,079 due 2001 with
      an effective interest rate of 14.8%............................     2,265      1,964
    11.875% Senior ESOP Notes payable in three equal annual payments commencing in September 1996 with an effective interest
      rate of 13.03%.................................................    72,141     76,840
    10.875% Senior Subordinated Notes due 2003.......................   160,000         --
    15% Senior Subordinated Notes payable in three equal annual
      payments commencing in 1999....................................    40,320    104,852
    11% Junior Subordinated Pay-In-Kind Notes payable in three equal
      annual payments commencing in September 2001...................    19,148     45,742
                                                                       --------   --------
                                                                        727,519    621,693
    Current maturities...............................................   (47,914)    (2,330)
                                                                       --------   --------
                                                                       $679,605   $619,363
                                                                       --------   --------
                                                                       --------   --------

     The 12% Senior Deferred Coupon Notes are reflected at their fair value of $140,053,000 at March 25, 1992, plus accretion of discount through September 30, 1993. Interest is payable semi-annually beginning March 16, 1997.

     The Mortgage Notes are the indebtedness of EPIC Properties, Inc. ("EPIC Properties"), an indirect wholly-owned subsidiary of EPIC. The Mortgage Notes are secured by mortgages on 24 acute care hospital complexes ("the Mortgaged Hospitals") and the land on which such buildings are located, and by a first priority security interest in certain furnishings and equipment located at each of the Mortgaged Hospitals. The Mortgage Notes are fully and unconditionally guaranteed by EPIC (see Note 18).

     The interest rate on the Class B-1 First Priority Mortgage Notes (the "Class B-1 Notes") will increase to 11.5% after September 30, 1995. If the Internal Revenue Service determines that interest on the Class B-1 Notes does not qualify for a 50% exclusion from federal taxable income, the interest rate on the Class B-1 Notes will increase to 11.5% for all periods through September 30, 1995 during which such interest exclusion is not available.

     EPIC incurred losses on refinancing concurrent with the issuance of the Mortgage Notes, due primarily to the write-off of loan issue costs. These losses, totalling $3,911,000, are recorded as an extraordinary item (net of income tax benefit of $1,330,000) in the consolidated statement of operations for the fiscal year ended September 30, 1991.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

     The Zero Coupon Notes are reflected at their fair value of $14,008,000, as estimated by EPIC at September 30, 1988, plus accretion of discount through September 30, 1993. No interest or principal is payable until maturity.

     Additional Zero Coupon Notes were issued under an interest rate cap agreement with AMI (see Note 13) and are reflected at their original fair value plus accretion of discount through September 30, 1993. No interest or principal is payable until maturity.

     A subsidiary of EPIC purchased $5,400,000 and $19,850,000 face value of the 11.875% Senior ESOP Notes on the open market for $5,616,000 and $20,293,000 plus accrued interest in fiscal 1993 and 1992, respectively (the "Senior ESOP Note Purchases"). Losses of $570,000 and $1,917,000 due to the write-off of debt issue costs and unamortized discounts and the payment of a premium on the Senior ESOP Note Purchase are recorded as extraordinary items (net of income tax benefit of $652,000 in 1992) in the consolidated statements of operations for the fiscal years ended September 30, 1993 and 1992.

     The 11.875% Senior ESOP Notes, which carry detached stock purchase warrants (see Note 9), have a stated principal amount of $100,000,000 and are reflected at their fair value of $93,988,000, as estimated by EPIC at September 30, 1988, less the Senior ESOP Note Purchases, plus accretion of discount through September 30, 1993.

     On June 18, 1993, EPIC refinanced $74,680,000 in principal of the 15% Senior Subordinated Notes and $53,697,000 in principal of the 11% Junior Subordinated Pay-In-Kind Notes (the "Refinancing") through the issuance of the 10.875% Senior Subordinated Notes. The 10.875% Senior Subordinated Notes are guaranteed by certain subsidiaries of EPIC (see Note 18).

     Under the terms of the Second Amended and Restated Credit Agreement dated as of September 30, 1988, and amended and restated as of July 30, 1991, and September 1, 1993 (the "Amended Credit Agreement"), EPIC is required to call the remaining $40,320,000 in principal of the 15% Senior Subordinated Notes by February 28, 1994, with the remaining proceeds of the Refinancing. The remaining principal of the 15% Senior Subordinated Notes at September 30, 1993, has been recorded as current maturities of long term debt in the consolidated balance sheets.

     EPIC incurred a loss before taxes of $21,390,000 on the Refinancing, which resulted from the write-off of loan issue costs and unamortized discount on the 15% Senior Subordinated Notes and the redeemed portion of the 11% Junior Subordinated Pay-In-Kind Notes, payments to the holders of the 15% Senior Subordinated Notes and the 11.875% Senior ESOP Notes for waivers of certain provisions of the respective indentures and the accrual of the call premium to be paid on redeeming the remaining principal on the 15% Senior Subordinated Notes. These losses are recorded as an extraordinary item in the consolidated statements of operations.

     The 15% Senior Subordinated Notes are guaranteed by certain wholly-owned subsidiaries of EPIC (see Note 18) and are secured by a fourth pledge of the common stock of such subsidiaries.

     Interest on the 11% Junior Subordinated Pay-in-Kind Notes is payable semiannually by the issuance of additional 11% Junior Subordinated Pay-in-Kind Notes through September 30, 1995, and thereafter, if Holdings is prohibited from making cash interest payments by the terms of any senior debt existing on September 30, 1988 less the amount retired in the Refinancing. The notes, which have a stated principal amount of $50,000,000, have been recorded at their fair value estimated by EPIC at September 30, 1988, of $22,900,000 plus accretion of discount through September 30, 1993, less the amount retired as a result of the Refinancing. The effective interest rate for these notes is 18.07%.

     The Amended Credit Agreement provides EPIC with revolving loan commitments and an acquisition loan to be used for working capital and acquisition funds for EPIC. As of September 30, 1993, revolving loan commitments aggregated $30 million. Any revolving loan commitments outstanding are due July 31, 1997.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

Interest is generally payable monthly at the following rates per annum, at EPIC's option: (i) 1.5% in excess of the higher of the prime rate in effect from time to time or the annual yield on ninety-day commercial paper or (ii) 2.5% in excess of the LIBOR rate. There were no revolving loans outstanding as of September 30, 1993, and 1992, respectively. The acquisition term loan principal amount outstanding is payable in quarterly installments commencing on October 31, 1993 through July 31, 1997. Interest is generally payable quarterly at the following rates per annum, at EPIC's option: (i) 2.0% in excess of the higher of the prime rate in effect from time to time or the annual yield on ninety-day commercial paper or (ii) 3.0% in excess of the LIBOR rate.

     In connection with the issuance of the Mortgage Notes, EPIC Properties obtained a revolving line of credit. The line of credit can only be used for the purpose of paying interest or principal on the Mortgage Notes. The maximum loan amount available is the lesser of $22 million or the annual interest accrual of the Mortgage Notes. The line of credit would bear an interest rate of the Prime Lending Rate of AmSouth Bank plus 2%. There were no loans outstanding under the line of credit as of September 30, 1993 and 1992, respectively.

     The Amended Credit Agreement and other long-term debt agreements contain a number of restrictive covenants, including restrictions on incurrence of debt, sales of assets, payment of cash dividends, requirements to maintain certain financial ratios and a specified level of net worth, as defined, and other limitations, including limitations on the use of funds from the sale of certain assets.

     As of September 30, 1993, the maturities of long-term debt were as follows (dollars in thousands):

        1994.............................................................. $  47,914
        1995..............................................................     9,498
        1996..............................................................    43,545
        1997..............................................................    58,546
        1998..............................................................    67,207
        1999 and thereafter...............................................   671,160
                                                                           ---------
                                                                             897,870
        Unamortized discounts and unaccreted interest.....................  (170,351)
                                                                           ---------
                                                                           $ 727,519
                                                                           ---------
                                                                           ---------

6. INCOME TAXES

     The income tax benefit for fiscal 1992 and 1991 was comprised of deferred federal benefits of $11,800,000 and $9,996,000 respectively, arising from reported financial losses and state income tax expense of $1,984,000 and $888,000 in fiscal 1993 and 1992, respectively. For financial reporting purposes, Holdings has utilized all of its deferred federal tax liability and has not recognized a benefit for the current net operating loss pursuant to the provisions of SFAS No. 96. Taxes paid during 1993 and 1992 primarily relate to state income taxes and estimated federal tax payments.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

     Holdings' consolidated effective federal tax rate differed from the federal statutory rate as set forth in the following table:

                                                                  FOR THE YEAR ENDED
                                                                    SEPTEMBER 30,
                                                           --------------------------------
                                                             1993        1992        1991
                                                           --------     -------     -------
    Tax benefit computed at federal statutory rate
      (34%)............................................... $ 16,022     $12,547     $10,732
    Amortization of excess purchase price over net assets
      acquired............................................     (790)       (614)       (601)
    Losses not subject to benefit.........................  (15,089)         --          --
    Other, net............................................     (143)       (133)       (135)
                                                           --------     -------     -------
    Income tax benefit.................................... $     --     $11,800     $ 9,996
                                                           --------     -------     -------
                                                           --------     -------     -------

     The deferred income tax benefit results from the following temporary differences in reporting for financial and income tax purposes:

                                                                  FOR THE YEAR ENDED
                                                                     SEPTEMBER 30,
                                                            -------------------------------
                                                             1993        1992        1991
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)
    Book/tax difference on sale of assets.................  $ 3,835     $    --     $    --
    Book/tax depreciation differences.....................      475         221      (3,392)
    Net operating loss recognized currently for financial
      reporting...........................................    2,976       1,412       6,134
    SAR compensation not currently deductible.............      968       3,673       2,426
    Professional liability reserves not currently
      deductible..........................................      383       1,013       4,345
    Other reserves for estimated losses and contingencies
      not currently deductible............................    1,348       2,217         508
    Paid time off accrued for financial reporting, not
      currently deductible................................      339         719          89
    Difference arising from ESOP loan fees initially
      expensed for tax purposes but capitalized and
      amortized for financial reporting purposes..........      197         427        (480)
    Difference in methods used to reserve for bad debts...      802       1,014          55
    Difference in ESOP contribution deduction.............     (162)        207      (1,317)
    Difference in methods for reporting interest..........    1,553         562         694
    Losses not subject to benefit.........................  (15,089)         --          --
    Other.................................................    2,375         335         934
                                                            -------     -------     -------
    Deferred income tax benefit...........................  $    --     $11,800     $ 9,996
                                                            -------     -------     -------
                                                            -------     -------     -------

     Net operating loss carryforwards of approximately $72,106,000 (expiring in the years 2004, 2005, 2006, 2007 and 2008) are available to offset future income for federal and state tax purposes. The utilization of these net operating loss carryforwards is dependent upon future taxable income. Net operating loss carryforwards of $47,123,000 are available for financial reporting purposes.

7. DEFERRED COMPENSATION

     Holdings has adopted a deferred compensation plan (the "SAR Plan") as part of its overall executive compensation program to attract, motivate and retain key employee-owners. As of September 30, 1993, 5,873,582 SAR Plan units, each exchangeable for one share of Holdings Common Stock or redeemable for cash or other property under certain circumstances, were held by certain key employee-owners and former employee-owners. During fiscal 1993, 1992 and 1991, 309,500, 1,481,065 and 1,002,000 SAR Plan units were granted and 427,800,
218,000, and 243,000 SAR Plan units were cancelled, respectively. The outstanding SAR Plan units vest in varying amounts at varying periods not exceeding five years beginning on each respective grant date. A maximum of 6,587,565 SAR Plan units, reduced by all units redeemed may be

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES
outstanding at any time. During fiscal 1993, 1992, and 1991, Holdings accrued SAR Plan compensation expense of $3,848,000, $11,805,000, and $8,135,000, respectively.

     During fiscal 1993, 123,417 SAR Plan units were redeemed for $974,994 in cash ($7.90 per unit) and 3,125 units were redeemed for $25,000 in cash ($8.00 per unit); in October 1993, 121,874 SAR Plan units were redeemed for $974,996 in cash ($8.00 per unit).

     During fiscal 1992, 129,998 SAR Plan units were redeemed for $974,985 in cash ($7.50 per unit) and 3,164 SAR Plan units were redeemed for $24,996 in cash ($7.90 per unit).

8. REDEEMABLE PREFERRED STOCK

     Pursuant to the Merger, the EPIC Class A and Class B Preferred Stock was converted to Holdings Preferred Stock and the EPIC Class C Preferred Stock was converted to Holdings Common Stock. The EPIC Class A and Class B Preferred Stock, which had a book value of $66,360,000 and $66,776,000, respectively, was repurchased from AMI for $130,000,000. The EPIC Class C Preferred Stock, which had a book value of $63,935,000 was converted into 9,423,075 shares of Holdings Common Stock.

     At September 30, 1988, redeemable preferred stock of EPIC was recorded at fair value estimated by EPIC, based on an independent valuation. The recorded amounts were less than the mandatory redemption amounts for the EPIC Class A and Class B Preferred Stock and were increased by the recording of dividends at the stated rate and by accretion of the discount, and reduced by the discount recorded on declared and accrued dividends, so that the carrying amounts would equal the mandatory redemption amounts at the mandatory redemption dates.

     Dividends on the EPIC Class A and Class B Preferred Stock were cumulative and payable quarterly at annual rates of $10.00 and $10.50 per share, respectively, out of funds legally available. EPIC declared and paid such dividends in like stock three quarters in arrears, however, such dividends were accrued quarterly. For the dividend periods after September 30, 1988, to conversion, dividends were paid in additional shares of the same class of stock at the rate of 0.025 and 0.02625, respectively, of a share of stock. During fiscal 1992, EPIC declared dividends of 26,144 shares of EPIC Class A Preferred Stock and 28,182 shares of EPIC Class B Preferred Stock.

     Holders of shares of EPIC Class C Preferred Stock were entitled to receive cumulative dividends out of funds legally available at the annual rate of $8.00 per share. No dividends were declared on the EPIC Class C Preferred Stock; however, EPIC had recorded accruals of $1,935,000 during fiscal year 1992 and $4,000,000 during fiscal year 1991 for undeclared dividends.

9. COMMON STOCK WARRANTS AND OPTIONS

     The Senior ESOP Notes and 15% Senior Subordinated Notes carried detachable stock purchase warrants to purchase 1,884,615 and 3,795,000 shares of EPIC Common Stock for $.01 and $.001 per share, subject to anti-dilution adjustments. The aggregate fair values of these warrants estimated by EPIC, based on an independent valuation, at date of issuance were $6,012,000 and $12,103,000, respectively. In addition, EPIC agreed to issue to AMI certain warrants to purchase 925,129 shares of EPIC Common Stock at an exercise price of $.001 per share. Immediately prior to the Merger, 6,306,395 of the warrants outstanding were exercised for 63,064 shares of EPIC Common Stock. In conjunction with the Merger, all of the remaining warrants outstanding became warrants to acquire the same number of shares of Holdings Common Stock. During fiscal 1992, after the Merger, 152,692 of the warrants outstanding were exercised for Holdings Common Stock. During fiscal 1993, 3,300 of the warrants outstanding were exercised. Warrants to purchase 142,357 shares of Holdings Common Stock were outstanding at September 30, 1993.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

     On December 14, 1988, EPIC adopted the EPIC Healthcare Group, Inc. Stock Option Plan (the "Stock Option Plan"). Under the Stock Option Plan, the Board of Directors is authorized to grant options to EPIC directors, officers and salaried employee-owners to purchase up to 500,000 shares of Holdings Common Stock. Options granted vest in five equal annual installments. No options were granted during fiscal 1993, 1992 or 1991. At September 30, 1993, options for 32,000 shares were exercisable.

10. COMMON STOCK

     Prior to the Merger, warrants were exercised for 63,064 shares of EPIC Common Stock and 1,452 shares were repurchased by EPIC from participants of the EPIC ESOP. Pursuant to the Merger, 30,739,378 shares of EPIC Common Stock were converted to Holdings Common Stock and the EPIC Class C Preferred Stock was converted to 9,423,075 shares of Holdings Common Stock. Since the Merger, warrants have been exercised for 155,992 shares of Holdings Common Stock. Additionally, 219,004 shares have been distributed to participants of the EPIC ESOP, which were repurchased by Holdings.

     Holdings has reserved 142,357 shares of Holdings Common Stock for issuance upon the exercise of outstanding warrants to purchase Holdings Common Stock and 5,902,116 shares have been reserved for future issuance under the SAR Plan.

11. LOSS PER COMMON SHARE

     Loss per common share has been computed by dividing the net loss to common stockholders by the average number of common shares outstanding during the period. The exercise of the outstanding common stock warrants and other common stock equivalents has not been assumed as the effect would be antidilutive.

     Assuming conversion of the EPIC redeemable preferred stock as of October 1, 1991, the net loss per common share of Holdings would have been $32,645,000 as a result of the elimination of the redeemable preferred stock dividend of $11,048,000 and additional interest expense of $8,806,000 on the Holdings Notes (from the period from October 1, 1991, to March 24, 1992). The weighted average number of common shares outstanding would have been 40,183,036 shares. As a result, the net loss per common share in fiscal 1992 would have been $0.84.

12. PROFESSIONAL AND GENERAL LIABILITY RISKS

     Holdings is self-insured for its professional and general liability risks. As of September 30, 1993, the unfunded reserve for this self insurance was $45,130,000 of which $11,000,000 was included in current liabilities. EPIC has funded $12,482,000 of the reserves through a wholly-owned captive insurance company at September 30, 1993. The reserves for losses and related expenses are discounted to their present value based on expected loss reporting patterns determined by independent actuaries using a rate of 9%. AMI has retained the liability for all professional liability claims with a date of occurrence prior to October 1, 1988.

13. RELATED PARTY TRANSACTIONS

     EPIC and AMI entered into an interest rate cap agreement (the "Senior Interest Cap Agreement") whereby AMI agreed to pay to EPIC the amounts by which EPIC's interest costs under certain tranches of indebtedness exceeded, during each of the three fiscal years after September 30, 1988, certain specified rates, net of the effect of any reimbursement to EPIC by Medicare, Medicaid, or Blue Cross for any interest expense incurred by EPIC in excess of such rates in connection with such loans.

     On August 28, 1991, EPIC and AMI agreed that it was mutually in their best interest to terminate the Senior Interest Cap Agreement prior to its scheduled expiration of October 1, 1991. EPIC and AMI further agreed that each party had fully performed all of its obligations under the Senior Interest Cap Agreement and each party released the other from future obligations thereunder.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

     Pursuant to the terms of the Senior Interest Cap Agreement, EPIC issued Additional Zero Coupon Notes to AMI in the principal amounts of $1,612,000 and $2,844,000 during fiscal 1990 and 1989, respectively, in exchange for cash of a like amount paid to EPIC by AMI during such years. In fiscal 1991, EPIC paid to AMI $2,864,000 and issued Additional Zero Coupon Notes to AMI with a present value of $626,000 in exchange for the cancellation of the zero coupon notes issued in 1989. AMI has sold their interest in the Additional Zero Coupon Notes. Net interest expense of $839,000 was recognized during fiscal 1991 relating to this agreement.

     EPIC and AMI have entered into certain other agreements, including a registration rights agreement pursuant to which EPIC has agreed to register the securities issued to AMI under the Securities Act of 1933. AMI has also agreed to indemnify EPIC against certain liabilities associated with the breach of representations and warrants made by AMI, certain tax liabilities that may arise, certain reimbursements still pending related to the Acquisitions and certain fees, costs, and expenses.

     During fiscal 1993, AMI reimbursed $1,621,000 relating to AMI's indemnifications of EPIC for certain intermediary adjustments to reimburse costs relating to cost report years that preceded the formation of EPIC.

     EPIC entered into a three year group purchasing agreement, effective September 1, 1993, with a subsidiary of AMI, which allows the Company to purchase supplies at lower group rates. The Company expects to purchase more than $30,000,000 per year of supplies under terms of the agreement. The Company will pay $180,000 per year to participate in this program.

     David R. Belle-Isle, a former officer of EPIC, borrowed $181,000 from EPIC in December 1988 in connection with his relocation to Texas. The loan was interest free until it was restructured in October 1990. Effective as of the 30th day of September 1991, this debt, totalling $160,000, was forgiven. The Company reimbursed Mr. Belle-Isle for the tax liability associated with the forgiveness of the loan.

     EPIC has a consulting agreement with The Elder Group, of which Thomas H. Elder, who formerly served as EPIC's Management Services Officer, is the Managing Principal. EPIC paid The Elder Group approximately $1,300,000 and $1,000,000 in fiscal 1992 and 1991, respectively.

     EPIC has an investment in the preferred stock of the Compucare Company ("Compucare"), who is developing and installing one of EPIC's new information systems. The chief executive officer of EPIC is on the board of directors of Compucare. Payments to Compucare for fiscal 1993 totalled $5,651,000.

14. FAIR VALUES OF FINANCIAL INSTRUMENTS

     SFAS No. 107 "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in any cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excluded certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Holdings. The following methods and assumptions were used by Holdings in estimating its fair value disclosures for financial instruments.

  Cash Equivalents, Cash Restricted for Interest Payments, and Marketable
    Securities

     The carrying amounts reported in the consolidated balance sheets for cash equivalents, cash restricted for interest payments, and marketable interest bearing securities approximates their fair values.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

  Long-Term Debt (Including Current Maturities)

     The fair values of Holdings' long-term debt, except the Class B-1 and Class B-2 First Priority Mortgage Notes, are estimated using quoted market prices or the call price. The fair value of the Class B-1 and Class B-2 First Priority Mortgage Notes are estimated using discounted cash flow analysis based on Holdings' incremental borrowing rate for similar types of borrowing arrangements.

     The carrying amounts and estimated fair values of Holdings' financial instruments at September 30, 1993 are as follows (in thousands):

                                                                       CARRYING     FAIR
                                                                        AMOUNT     VALUE
                                                                       --------   --------
    Cash equivalents, cash restricted for interest payments, and
      marketable securities..........................................  $112,529   $112,529
    Long-term debt...................................................  $727,519   $772,006

15. EXTRAORDINARY ITEMS

     Extraordinary items of $21,960,000 in 1993, $1,265,000 ($1,917,000, net of income tax benefit of $652,000) in 1992 and $2,581,000 ($3,911,000, net of
income tax benefit of $1,330,000) in 1991 were primarily due to the write-offs of loan issue costs and unamortized discounts on retirements of long-term debt (see Note 5).

16. SUPPLEMENTARY INCOME STATEMENT INFORMATION

     Maintenance and repair expense was $17,101,000, $17,564,000, and $16,159,000 for fiscal 1993, 1992, and 1991, respectively.

17. CONTINGENCIES

     Final determination of amounts earned under prospective payment and cost-reimbursement programs is subject to review by appropriate governmental authorities or their agents. In the opinion of management, adequate provision has been made for any adjustments that could result from such reviews.

     Holdings is currently, and from time to time is expected to be, subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will not have a material effect on Holding's results of operations, financial position, or liquidity. Pursuant to the terms of the Acquisitions, claims relating to litigation, medical benefits, and workers' compensation occurring prior to October 1, 1988, remain the obligation of AMI.

18. GUARANTOR SUBSIDIARIES

     Certain subsidiaries of EPIC (the "Guarantor Subsidiaries") guarantee the loans under the Bank Credit Agreement, AMI Zero Coupon Notes, Additional AMI Zero Coupon Notes, 11.875% Senior ESOP Notes, 10.875% Senior Subordinated Notes, 15% Senior Subordinated Notes and 11% Junior Subordinated Pay-In-Kind Notes. Certain other subsidiaries, including EPIC Properties, are not Guarantor Subsidiaries (the Nonguarantor Subsidiaries) (see Note 5). All equity interests in the Nonguarantor Subsidiaries, other than those held by minority interests, are held by EPIC.

     Condensed consolidating financial information of EPIC, the Guarantor Subsidiaries, EPIC Properties and the other Nonguarantor Subsidiaries are included in the footnotes to the consolidated financial statements of EPIC included elsewhere herein.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                      DECEMBER 31,    SEPTEMBER 30,
                                                                          1993            1993
                                                                      ------------    -------------
                                                                      (UNAUDITED)
CURRENT ASSETS
  Cash and cash equivalents.........................................   $   40,940       $  56,756
  Cash restricted for interest payment..............................        9,573           3,820
  Marketable securities.............................................       34,132          47,347
  Accounts receivable, net of reserves for uncompensated care of
     $31,187 and $29,286............................................       99,392          76,957
  Supply inventories................................................       20,973          20,687
  Prepaid expenses and other........................................       12,398           4,574
  Deferred income taxes.............................................        5,384              --
TOTAL CURRENT ASSETS................................................      222,792         210,141
PROPERTY AND EQUIPMENT..............................................      810,055         786,798
ACCUMULATED DEPRECIATION AND AMORTIZATION...........................     (231,239)       (218,746)
                                                                      ------------    -------------
                                                                          578,816         568,052
EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED, net of
  accumulated amortization..........................................       52,461          52,965
OTHER ASSETS, net of accumulated amortization.......................       34,551          33,818
                                                                      ------------    -------------
TOTAL ASSETS........................................................   $  888,620       $ 864,976
                                                                      ------------    -------------
                                                                      ------------    -------------

                      LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
  Current maturities of long-term debt..............................   $   48,049       $  47,914
  Accounts payable..................................................       45,551          44,610
  Accrued liabilities...............................................       96,636          87,531
                                                                      ------------    -------------
TOTAL CURRENT LIABILITIES...........................................      190,236         180,055
LONG-TERM DEBT......................................................      512,999         512,408
DEFERRED INCOME TAXES...............................................       11,378           5,994
RESERVE FOR PROFESSIONAL LIABILITY RISKS............................       46,557          46,612
OTHER DEFERRED LIABILITIES..........................................       42,013          42,450
COMMITMENTS AND CONTINGENT LIABILITIES..............................
MINORITY INTERESTS..................................................        5,909           5,472
STOCKHOLDER'S EQUITY
  Common stock, $.01 par value......................................           --              --
  Paid-in capital...................................................      373,719         373,838
  Notes receivable from EPIC ESOP...................................     (137,381)       (148,214)
  Retained earnings (deficit).......................................     (156,810)       (153,639)
                                                                      ------------    -------------
TOTAL STOCKHOLDER'S EQUITY..........................................       79,528          71,985
                                                                      ------------    -------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY..........................   $  888,620       $ 864,976
                                                                      ------------    -------------
                                                                      ------------    -------------

           See notes to condensed consolidated financial statements.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                        FOR THE THREE MONTHS
                                                                         ENDED DECEMBER 31,
                                                                       -----------------------
                                                                         1993           1992
                                                                       --------       --------
NET OPERATING REVENUE................................................  $272,451       $244,352
COSTS AND EXPENSES:
  Salaries and wages.................................................    99,526         84,634
  Employee benefits..................................................    21,094         22,997
  ESOP expense.......................................................     5,635          5,182
  Supplies...........................................................    32,025         30,041
  Uncompensated care.................................................    19,618         19,048
  Other..............................................................    64,613         57,871
  Depreciation and amortization......................................    13,130         13,791
  Interest expense...................................................    18,745         17,426
                                                                       --------       --------
TOTAL COSTS AND EXPENSES.............................................   274,386        250,990
INTEREST INCOME......................................................       806            636
                                                                       --------       --------
LOSS BEFORE INCOME TAX BENEFIT (EXPENSE), MINORITY INTERESTS AND
  EXTRAORDINARY ITEM.................................................    (1,129)        (6,002)
INCOME TAX BENEFIT (EXPENSE).........................................      (375)           431
MINORITY INTERESTS IN INCOME OF CONSOLIDATED SUBSIDIARIES, net of
  income tax benefit (expense).......................................    (1,667)          (556)
                                                                       --------       --------
LOSS BEFORE EXTRAORDINARY ITEM.......................................    (3,171)        (6,127)
EXTRAORDINARY ITEM, net of income tax benefit........................        --           (503)
                                                                       --------       --------
NET LOSS.............................................................  $ (3,171)      $ (6,630)
                                                                       --------       --------
                                                                       --------       --------

           See notes to condensed consolidated financial statements.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                        FOR THE THREE MONTHS
                                                                                ENDED
                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                         1993           1992
                                                                       --------       --------
OPERATING ACTIVITIES
  Net loss...........................................................  $ (3,171)      $ (6,630)
  Adjustments to reconcile net loss to net cash provided by operating activities:
     Depreciation and amortization...................................    13,130         13,791
     Non-cash provision for professional liability risks.............    (1,111)           437
     ESOP expense....................................................     5,635          5,182
     Deferred SAR Plan compensation..................................      (274)        (1,496)
     Minority interests in income of consolidated subsidiaries.......     1,667            631
     Non-cash interest...............................................     3,906          4,698
     Deferred income tax benefit.....................................        --           (749)
     Extraordinary item..............................................        --            570
  Changes in operating assets and liabilities, net of acquisitions:
     Accounts receivable.............................................   (22,435)           342
     Supply inventories and other assets.............................    (8,390)       (10,549)
     Accounts payable and other liabilities..........................     9,938          8,747
                                                                       --------       --------
          Net cash provided by (used in) operating activities........    (1,105)        14,974
INVESTING ACTIVITIES
  Investments in marketable securities, net..........................    13,215          6,395
  Cash paid for acquisitions.........................................      (960)        (4,100)
  Additions to property and equipment................................   (23,431)        (7,410)
  Other..............................................................      (661)          (811)
                                                                       --------       --------
          Net cash used in investing activities......................   (11,837)        (5,926)
FINANCING ACTIVITIES
  Payments on debt obligations.......................................    (1,415)           (76)
  Line of credit borrowings, net.....................................        --            800
  Purchase of Senior ESOP Notes......................................        --         (5,616)
  Dividends paid to EPIC Holdings....................................      (119)           (11)
  Distributions and dividends to minority interests..................    (1,132)        (2,340)
  Payments of debt issue costs and other, net........................      (208)           (59)
                                                                       --------       --------
          Net cash used in financing activities......................    (2,874)        (7,302)
                                                                       --------       --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....................   (15,816)         1,746
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.....................    56,756         32,641
                                                                       --------       --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...........................  $ 40,940       $ 34,387
                                                                       --------       --------
                                                                       --------       --------
SUPPLEMENTARY INFORMATION
  Cash paid for interest.............................................  $  8,513       $  1,598
  Cash paid for income taxes.........................................  $    199       $    176

           See notes to condensed consolidated financial statements.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1) BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements of EPIC Healthcare Group, Inc. and Subsidiaries (the "Company" or "EPIC"), a wholly-owned subsidiary of EPIC Holdings, Inc. ("Holdings"), have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature. Operating results for the three month period ended December 31, 1993 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 1994. These financial statements should be read in conjunction with the audited consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended September 30, 1993.

     Certain prior period amounts have been reclassified to conform with the fiscal 1994 presentation.

2) SUBSEQUENT EVENT

     On January 9, 1994, Holdings entered into an Agreement and Plan of Merger (the "Merger Agreement") with HealthTrust, Inc. -- The Hospital Company, a Delaware corporation ("HTI"), and Odyssey Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of HTI ("HTI Sub"), providing for the merger (the "Merger") of HTI Sub with and into Holdings following which Holdings would become a wholly-owned subsidiary of HTI. The Merger is expected to result in a termination of the EPIC ESOP. Under the terms of the Merger Agreement, which was unanimously approved by the Boards of Directors of both HTI and Holdings, shareholders of Holdings will receive $7.00 per share of Holdings' common stock.

     HTI intends to offer to purchase Holdings' 12% Senior Deferred Coupon Notes due 2002, and EPIC's 11.375% Class B-1 First Priority Mortgage Notes due 2001, 11.5% Class B-2 First Priority Mortgage Notes due 2001, Class B-3 First Priority Mortgage Notes, and 10.875% Senior Subordinated Notes due 2003 and to redeem other outstanding EPIC indebtedness in accordance with their terms. HTI also plans to seek the consent of the holders of Holdings' and EPIC's indebtedness to amend certain restrictive provisions.

     Consummation of the Merger is subject to a number of conditions, including the approval of Holdings' shareholders and the consummation of certain debt consent solicitations. American Medical International, Inc. and the trustee of the EPIC ESOP (who controls the unallocated shares of the EPIC ESOP) have agreed, subject to the fulfillment of certain conditions, to vote their shares of Holdings common stock (approximately 52% combined) in favor of the Merger. The transaction is expected to close by May of 1994.

3) INCOME TAXES

     Effective October 1, 1993, the Company changed its method of accounting for income taxes to the liability method as required by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which superseded SFAS No. 96. As permitted under the rules of SFAS No. 109, prior years' financial statements have not been restated.

     Adoption of SFAS No. 109 had no effect on current period operations. Due to the uncertainty of the realization of the net deferred federal tax liability, the Company established a valuation allowance against the deferred federal tax assets so that deferred federal tax assets equalled deferred federal tax liabilities. The net deferred tax liability reported relates primarily to state taxes.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of October 1, 1993 are as follows (in thousands):

        DEFERRED TAX LIABILITIES
            Property and equipment basis difference.......................  $ 42,908
             Loan fees....................................................     1,547
             ESOP contribution............................................     3,455
             State taxes and other........................................     5,994
                                                                            --------
             Total deferred tax liabilities...............................    53,904
                                                                            --------
        DEFERRED TAX ASSETS
            Bad debt reserve differences..................................     6,593
             Professional liability reserves..............................    15,670
             SAR compensation.............................................    14,034
             Health plan and workers' compensation reserve................     3,652
             Paid time off reserve........................................     1,788
             Net operating losses.........................................    24,312
             Other........................................................       700
                                                                            --------
             Total deferred tax assets....................................    66,749
             Valuation allowance..........................................   (18,839)
                                                                            --------
                                                                            --------
             Net deferred tax assets......................................    47,910
                                                                            --------
             Net deferred tax liability...................................  $  5,994
                                                                            --------

     No tax benefit was recorded for the current net operating loss and no federal taxes are anticipated for fiscal 1994. Current income tax expense of $375,000 relates to state income taxes.

4) CHANGES IN STOCKHOLDER'S EQUITY

     During the three-month period ended December 31, 1993, the Company paid dividends of $119,000 to Holdings, which were recorded as a reduction in paid-in capital, and received a principal payment on the Notes receivable from the EPIC ESOP of $10,833,000, which was recorded as a reduction of the Notes receivable from EPIC ESOP.

5) GUARANTOR SUBSIDIARIES

     Certain subsidiaries of EPIC (the "Guarantor Subsidiaries") guarantee the loans under the Amended Credit Agreement, the Zero Coupon Notes, the Additional Zero Coupon Notes, the 11.875% Senior ESOP Notes, the 10.875% Senior Subordinated Notes, the 15% Senior Subordinated Notes and the 11% Junior Subordinated Pay-In-Kind Notes. Certain other subsidiaries, including EPIC Properties, Inc. ("EPIC Properties") are not Guarantor Subsidiaries (the "Nonguarantor Subsidiaries"). All equity interests in the Nonguarantor Subsidiaries, other than those held by minority interests, are held by EPIC.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     Following is condensed consolidating financial information of EPIC, the Guarantor Subsidiaries, EPIC Properties and the other Nonguarantor Subsidiaries:

                     CONDENSED CONSOLIDATING BALANCE SHEETS
                               DECEMBER 31, 1993
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                                                                        EPIC
                                                                                                                     HEALTHCARE
                                              EPIC                                       OTHER                       GROUP, INC.
                                           HEALTHCARE     GUARANTOR        EPIC       NONGUARANTOR                       AND
                                           GROUP, INC.   SUBSIDIARIES   PROPERTIES    SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                           -----------   ------------   -----------   ------------   ------------   -------------
CURRENT ASSETS
  Cash and cash equivalents..............   $   4,948      $ 29,826      $   1,918      $  4,248      $       --      $  40,940
  Cash restricted for interest payment...          --            --          9,573            --              --          9,573
  Marketable securities..................          --        22,672             --        11,460              --         34,132
  Accounts receivable, net...............         558        72,307            470        31,320          (5,263)        99,392
  Supply inventories.....................          --        16,820             --         4,153              --         20,973
  Prepaid expenses and other.............       5,931         5,044            237         1,186              --         12,398
  Deferred income taxes..................       5,384            --             --            --              --          5,384
  Receivables from affiliates............     160,997        34,140             --         5,930        (201,067)            --
                                           -----------   ------------   -----------   ------------   ------------   -------------
        TOTAL CURRENT ASSETS.............     177,818       180,809         12,198        58,297        (206,330)       222,792
PROPERTY AND EQUIPMENT...................          --       283,970        444,673        81,412              --        810,055
ACCUMULATED DEPRECIATION AND
  AMORTIZATION...........................          --       (55,974)      (146,387)      (28,878)             --       (231,239)
                                           -----------   ------------   -----------   ------------   ------------   -------------
                                                   --       227,996        298,286        52,534              --        578,816
INVESTMENTS IN SUBSIDIARIES..............      64,684        89,641             --            --        (154,325)            --
EXCESS OF PURCHASE PRICE OVER NET ASSETS
  ACQUIRED, net..........................          --        38,107             --        14,354              --         52,461
OTHER ASSETS, net........................      11,844        89,786            895         3,427         (71,401)        34,551
RECEIVABLES FROM AFFILIATES..............     297,673         4,117             --            --        (301,790)            --
                                           -----------   ------------   -----------   ------------   ------------   -------------
        TOTAL ASSETS.....................   $ 552,019      $630,456      $ 311,379      $128,612      $ (733,846)     $ 888,620
                                           -----------   ------------   -----------   ------------   ------------   -------------
                                           -----------   ------------   -----------   ------------   ------------   -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current maturities of long-term debt...   $  45,332      $    686      $   1,020      $  1,011      $       --      $  48,049
  Accounts payable.......................         235        41,308            (71)        6,301          (2,222)        45,551
  Accrued liabilities....................       9,602        69,137         12,417         8,521          (3,041)        96,636
  Payables to affiliates.................          --       166,927             --        34,140        (201,067)            --
                                           -----------   ------------   -----------   ------------   ------------   -------------
        TOTAL CURRENT LIABILITIES........      55,169       278,058         13,366        49,973        (206,330)       190,236
LONG-TERM DEBT...........................     322,906         8,879        241,964        10,651         (71,401)       512,999
DEFERRED INCOME TAXES....................      11,378            --             --            --              --         11,378
RESERVE FOR PROFESSIONAL LIABILITY
  RISKS..................................          --        32,011             --        13,054           1,492         46,557
OTHER DEFERRED LIABILITIES...............          --        40,786             --         1,227              --         42,013
MINORITY INTERESTS.......................          --         5,226             --           683              --          5,909
PAYABLES TO AFFILIATES...................       1,363       297,673            564         1,330        (300,930)            --
STOCKHOLDERS' EQUITY
    Common stock.........................          --            --              1            --              (1)            --
    Paid-in capital......................     373,719        61,855         92,865         5,434        (160,154)       373,719
    Notes receivable from EPIC ESOP......    (100,000)           --        (37,381)           --              --       (137,381)
    Retained earnings (deficit)..........    (112,516)      (94,032)            --        46,260           3,478       (156,810)
                                           -----------   ------------   -----------   ------------   ------------   -------------
        TOTAL STOCKHOLDERS' EQUITY
          (DEFICIT)......................     161,203       (32,177)        55,485        51,694        (156,677)        79,528
                                           -----------   ------------   -----------   ------------   ------------   -------------
        TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY
          (DEFICIT)......................   $ 552,019      $630,456      $ 311,379      $128,612      $ (733,846)     $ 888,620
                                           -----------   ------------   -----------   ------------   ------------   -------------
                                           -----------   ------------   -----------   ------------   ------------   -------------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                               SEPTEMBER 30, 1993
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                                                                     EPIC
                                             EPIC                                                                 HEALTHCARE
                                          HEALTHCARE                                  OTHER                      GROUP, INC.
                                            GROUP,      GUARANTOR        EPIC      NONGUARANTOR                      AND
                                             INC.      SUBSIDIARIES   PROPERTIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                          ----------   ------------   ----------   ------------   ------------   ------------
CURRENT ASSETS
  Cash and cash equivalents.............   $   8,944     $ 40,846      $   2,062     $  4,904      $       --      $ 56,756
  Cash restricted for interest
    payment.............................          --           --          3,820           --              --         3,820
  Marketable securities.................          --       35,972             --       11,375              --        47,347
  Accounts receivable, net..............         474       56,000          1,071       21,321          (1,909)       76,957
  Supply inventories....................          --       16,589             --        4,098              --        20,687
  Prepaid expenses and other............         777        2,714             --        1,083              --         4,574
  Receivables from affilaites...........     156,437       29,013             --       13,663        (199,113)           --
                                          ----------   ------------   ----------   ------------   ------------   ------------
TOTAL CURRENT ASSETS....................     166,632      181,134          6,953       56,444        (201,023)      210,141
PROPERTY AND EQUIPMENT..................          --      264,044        444,673       78,081              --       786,798
ACCUMULATED DEPRECIATION AND
  AMORTIZATION..........................          --      (50,548)      (140,665)     (27,533)             --      (218,746)
                                          ----------   ------------   ----------   ------------   ------------   ------------
                                                  --      213,496        304,008       50,548              --       568,052
INVESTMENTS IN SUBSIDIARIES.............      64,684      109,474             --           --        (174,158)           --
EXCESS OF PURCHASE PRICE OVER NET ASSETS
  ACQUIRED, net.........................          --       38,577             --       14,388              --        52,965
OTHER ASSETS, net.......................      12,440       89,314            936        2,529         (71,401)       33,818
RECEIVABLES FROM AFFILIATES.............     297,673           --             --           --        (297,673)           --
                                          ----------   ------------   ----------   ------------   ------------   ------------
TOTAL ASSETS............................   $ 541,429     $631,995      $ 311,897     $123,909      $ (744,254)     $864,976
                                          ----------   ------------   ----------   ------------   ------------   ------------
                                          ----------   ------------   ----------   ------------   ------------   ------------
                                            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current maturities of long-term
    debt................................   $  45,333     $    643      $   1,020     $    918      $       --      $ 47,914
  Accounts payable......................         236       39,225            (65)       5,450            (236)       44,610
  Accrued liabilities...................       9,294       64,070          5,624       10,216          (1,673)       87,531
  Payables to affiliates................          --      164,963             --       34,150        (199,113)           --
                                          ----------   ------------   ----------   ------------   ------------   ------------
TOTAL CURRENT LIABILITIES...............      54,863      268,901          6,579       50,734        (201,022)      180,055
LONG-TERM DEBT..........................     321,895        8,948        241,927       11,039         (71,401)      512,408
DEFERRED INCOME TAXES...................       5,994           --             --           --              --         5,994
RESERVE FOR PROFESSIONAL LIABILITY
  RISKS.................................          --       34,053             --       11,206           1,353        46,612
OTHER DEFERRED LIABILITIES..............          --       41,258             --        1,192              --        42,450
MINORITY INTERESTS......................          --        4,947             --          525              --         5,472
PAYABLES TO AFFILIATES..................          --      297,673             --           --        (297,673)           --
STOCKHOLDERS' EQUITY
  Common stock..........................          --           --              1           --              (1)           --
  Paid-in capital.......................     373,838       61,855        111,604        5,434        (178,893)      373,838
  Notes receivable from EPIC ESOP.......    (100,000)          --        (48,214)          --              --      (148,214)
  Retained earnings (deficit)...........    (115,161)     (85,640)            --       43,779           3,383      (153,639)
                                          ----------   ------------   ----------   ------------   ------------   ------------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)....     158,677      (23,785)        63,391       49,213        (175,511)       71,985
                                          ----------   ------------   ----------   ------------   ------------   ------------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY
  (DEFICIT).............................   $ 541,429     $631,995      $ 311,897     $123,909      $ (744,254)     $864,976
                                          ----------   ------------   ----------   ------------   ------------   ------------
                                          ----------   ------------   ----------   ------------   ------------   ------------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1993
                             (DOLLARS IN THOUSANDS)

                                                                                                                EPIC
                                                                                                             HEALTHCARE
                                         EPIC                                                                  GROUP,
                                      HEALTHCARE                                  OTHER                         INC.
                                        GROUP,      GUARANTOR        EPIC      NONGUARANTOR                     AND
                                         INC.      SUBSIDIARIES   PROPERTIES   SUBSIDIARES    ELIMINATIONS   SUBSIDIARIES
                                      ----------   ------------   ----------   ------------   ------------   ----------
NET OPERATING REVENUE...............   $     --      $212,740      $ 13,649      $ 62,212       $(16,150)     $272,451
COSTS AND EXPENSES:
  Operating expenses................         11       203,002            11        55,420        (15,933)      242,511
  Depreciation and amortization.....         --         5,935         5,669         1,603            (77)       13,130
  Interest expense..................     12,617        17,454         6,962           840        (19,128)       18,745
                                      ----------   ------------   ----------   ------------   ------------   ----------
TOTAL COSTS AND EXPENSES............     12,628       226,391        12,642        57,863        (35,138)      274,386
INTEREST INCOME.....................     16,636         2,536           652           110        (19,128)          806
                                      ----------   ------------   ----------   ------------   ------------   ----------
INCOME (LOSS) BEFORE INCOME TAX
  BENEFIT (EXPENSE), MINORITY
  INTERESTS AND EXTRAORDINARY
  ITEM..............................      4,008       (11,115)        1,659         4,459           (140)       (1,129)
INCOME TAX BENEFIT (EXPENSE)........     (1,363)        3,503          (564)       (1,657)          (294)         (375)
MINORITY INTERESTS IN INCOME OF
  CONSOLIDATED SUBSIDIARIES, net of
  income tax benefit (expense)......         --          (780)           --          (321)          (566)       (1,667)
                                      ----------   ------------   ----------   ------------   ------------   ----------
NET INCOME (LOSS)...................   $  2,645      $ (8,392)     $  1,095      $  2,481       $ (1,000)     $ (3,171)
                                      ----------   ------------   ----------   ------------   ------------   ----------
                                      ----------   ------------   ----------   ------------   ------------   ----------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1992
                             (DOLLARS IN THOUSANDS)

                                                                                                          EPIC
                                   EPIC                                                                HEALTHCARE
                                HEALTHCARE                                  OTHER                      GROUP, INC.
                                  GROUP,      GUARANTOR        EPIC      NONGUARATOR                       AND
                                   INC.      SUBSIDIARIES   PROPERTIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                ----------   ------------   ----------   ------------   ------------   -----------
NET OPERATING REVENUE..........  $     --      $178,988      $ 13,649      $ 69,156       $(17,441)     $ 244,352
COST AND EXPENSES:
  Operating expenses...........        50       172,362            40        64,553        (17,232)       219,773
  Depreciation and
    amortization...............       407         4,463         7,281         1,747           (107)        13,791
  Interest expense.............    11,911        12,520         6,961         1,504        (15,470)        17,426
                                ----------   ------------   ----------   ------------   ------------   -----------
TOTAL COSTS AND EXPENSES.......    12,368       189,345        14,282        67,804        (32,809)       250,990
INTEREST INCOME................    12,500         2,480         1,025           101        (15,470)           636
                                ----------   ------------   ----------   ------------   ------------   -----------
INCOME (LOSS) BEFORE INCOME TAX
  BENEFIT (EXPENSE), MINORITY
  INTERESTS AND EXTRAORDINARY
  ITEM.........................       132        (7,877)          392         1,453           (102)        (6,002)
INCOME TAX BENEFIT (EXPENSE)...       607          (122)           --           (54)            --            431
MINORITY INTERESTS IN INCOME OF
  CONSOLIDATED SUBSIDIARIES,
  net of income tax benefit
  (expense)....................        75          (552)           --           (79)            --           (556)
                                ----------   ------------   ----------   ------------   ------------   -----------
INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM...........       814        (8,551)          392         1,320           (102)        (6,127)
EXTRAORDINARY ITEM,
  net of income tax benefit
    (expense)..................      (503)           --            --            --             --           (503)
                                ----------   ------------   ----------   ------------   ------------   -----------
NET INCOME (LOSS)..............  $    311      $ (8,551)     $    392      $  1,320       $   (102)     $  (6,630)
                                ----------   ------------   ----------   ------------   ------------   -----------
                                ----------   ------------   ----------   ------------   ------------   -----------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1993
                             (DOLLARS IN THOUSANDS)

                                                                                                                 EPIC
                                                                                                              HEALTHCARE
                                        EPIC                                      OTHER                      GROUP, INC.
                                     HEALTHCARE     GUARANTOR        EPIC      NONGUARANTOR                      AND
                                     GROUP, INC.   SUBSIDIARIES   PROPERTIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                     -----------   ------------   ----------   ------------   ------------   ------------
Net cash provided by (used in)
  operating activities.............    $(2,627)      $(11,483)     $  8,856      $  4,149       $     --       $ (1,105)
INVESTING ACTIVITIES:
  Investments in marketable
    securities, net................         --         13,300            --           (85)            --         13,215
  Cash paid for acquisitions.......         --             --            --          (960)            --           (960)
  Additions to property and
    equipment......................         --        (20,100)           --        (3,331)            --        (23,431)
  Principal collected on note
    receivable from EPIC ESOP......         --             --        10,833            --        (10,833)            --
  Other............................         --           (601)           --           (60)            --           (661)
                                     -----------   ------------   ----------   ------------   ------------   ------------
Net cash provided by (used in)
  investing activities.............         --         (7,401)       10,833        (4,436)       (10,833)       (11,837)
FINANCING ACTIVITIES
  Payments on debt obligations.....     (1,250)           (26)           --          (139)            --         (1,415)
  Contributions to EPIC ESOP.......         --        (10,833)           --            --         10,833             --
  Dividends paid to EPIC
    Holdings.......................       (119)            --            --            --             --           (119)
  Dividends and capital
    distributions received from
    EPIC Properties................         --         19,833            --            --        (19,833)            --
  Dividends and capital
    distributions paid by EPIC
    Properties.....................         --             --       (19,833)           --         19,833             --
  Distributions and dividends to
    minority interests.............         --           (902)           --          (230)            --         (1,132)
  Payments of debt issue costs and
    other, net.....................         --           (208)           --            --             --           (208)
                                     -----------   ------------   ----------   ------------   ------------   ------------
Net cash provided by (used in)
  financing activities.............     (1,369)         7,864       (19,833)         (369)        10,833         (2,874)
DECREASE IN CASH AND CASH
  EQUIVALENTS......................     (3,996)       (11,020)         (144)         (656)            --        (15,816)
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD..............      8,944         40,846         2,062         4,904             --         56,756
                                     -----------   ------------   ----------   ------------   ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD...........................    $ 4,948       $ 29,826      $  1,918      $  4,248       $     --       $ 40,940
                                     -----------   ------------   ----------   ------------   ------------   ------------
                                     -----------   ------------   ----------   ------------   ------------   ------------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1992
                             (DOLLARS IN THOUSANDS)

                                                                                                                 EPIC
                                                                                                              HEALTHCARE
                                        EPIC                                      OTHER                      GROUP, INC.
                                     HEALTHCARE     GUARANTOR        EPIC      NONGUARANTOR                      AND
                                     GROUP, INC.   SUBSIDIARIES   PROPERTIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                     -----------   ------------   ----------   ------------   ------------   ------------
Net cash provided by (used in)
  operating activities.............     $(771)       $ 11,646      $  7,269      $ (3,170)      $     --       $ 14,974
INVESTING ACTIVITIES:
  Investments in marketable
    securities, net................        --             256            --         6,139             --          6,395
  Cash paid for acquisitions.......        --          (4,100)           --            --             --         (4,100)
  Additions to property and
    equipment......................        --          (7,410)           --            --             --         (7,410)
  Principal collected on note
    receivable from EPIC ESOP......        --              --        10,357            --        (10,357)            --
  Other............................      (103)           (708)           --            --             --           (811)
                                     -----------   ------------   ----------   ------------   ------------   ------------
Net cash provided by (used in)
  investing activities.............      (103)        (11,962)       10,357         6,139        (10,357)        (5,926)
FINANCING ACTIVITIES
  Payments on debt obligations.....        --             (20)           --           (56)            --            (76)
  Line of credit borrowings, net...       800              --            --            --             --            800
  Purchase of Senior ESOP notes....        --          (5,616)           --            --             --         (5,616)
  Contributions to EPIC ESOP.......        --         (10,357)           --            --         10,357             --
  Dividends paid to EPIC
    Holdings.......................       (11)             --            --            --             --            (11)
  Dividends and capital
    distributions received from
    EPIC Properties................        --          17,012            --           888        (17,900)            --
  Dividends and capital
    distributions paid by EPIC
    Properties.....................        --              --       (17,900)           --         17,900             --
  Distributions and dividends to
    minority interests.............        --            (680)           --        (1,660)            --         (2,340)
  Payment of debt issue costs and
    other, net.....................        --             (59)           --            --             --            (59)
                                     -----------   ------------   ----------   ------------   ------------   ------------
Net cash provided by (used in)
  financing activities.............       789             280       (17,900)         (828)        10,357         (7,302)
                                     -----------   ------------   ----------   ------------   ------------   ------------
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS.................       (85)            (36)         (274)        2,141             --          1,746
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD..............        86          22,381         4,506         5,668             --         32,641
                                     -----------   ------------   ----------   ------------   ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD...........................     $   1        $ 22,345      $  4,232      $  7,809       $     --       $ 34,387
                                     -----------   ------------   ----------   ------------   ------------   ------------
                                     -----------   ------------   ----------   ------------   ------------   ------------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

             NOTES TO CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

     The subsidiaries comprising the Guarantor Subsidiaries change from year to year due to new and/or revised agreements relating to the various subsidiaries of the Company. As a result, the investment in subsidiaries is presented on the cost basis.

     Receivables from (payables to) affiliates include cash transfers between entities on collection of accounts receivable and payment of accounts payable and are included in cash flows provided by (used in) operating activities. Cash flows from operating, financing and investing activities for each subisidary are presented in the consolidating statements of cash flows based on that subsidiary's designation as a guarantor or nonguarantor subsidiary at the end of the period.

     Deferred income taxes and deferred income tax benefit (expense) were recorded in the accounts of EPIC Healthcare Group, Inc. and were not allocated to the subsidiaries in fiscal 1993. SFAS No. 109, "Accounting for Income Taxes" requires that the consolidated amount of current and deferred tax expense for a group that files a consolidated tax return shall be allocated among the members of the group when those members issue separate financial statements on a basis consistent with SFAS No. 109. The Company adopted SFAS No. 109, including allocation of taxes within the consolidating financial statements, effective October 1, 1993. For fiscal 1994, deferred income tax benefit (expense) is allocated to the subsidiaries using the effective tax rate applicable and deferred income taxes for the subsidiaries are included in receivables from (payables to) affiliates.

                 REPORT OF ERNST & YOUNG, INDEPENDENT AUDITORS

The Board of Directors
EPIC Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of EPIC Healthcare Group, Inc. and subsidiaries (a wholly-owned subsidiary of EPIC Holdings, Inc.) as of September 30, 1993 and 1992, and the related consolidated statements of operations, stockholder's equity (deficit), and cash flows for each of the three years in the period ended September 30, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of EPIC Healthcare Group, Inc. and subsidiaries at September 30, 1993, and 1992, and the results of its consolidated operations and its consolidated cash flows for each of the three years in the period ended September 30, 1993, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG

Dallas, Texas
December 3, 1993

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                             SEPTEMBER 30,
                                                                         ---------------------
                                                                           1993        1992
                                                                         ---------   ---------
CURRENT ASSETS
  Cash and cash equivalents............................................  $  56,756   $  32,641
  Cash restricted for interest payment.................................      3,820       5,768
  Marketable securities................................................     47,347      10,607
  Accounts receivable, net of reserves for uncompensated care of
     $29,286 and $25,837...............................................     76,957      73,398
  Supply inventories...................................................     20,687      20,000
  Prepaid expenses and other...........................................      4,574       5,222
                                                                         ---------   ---------
          TOTAL CURRENT ASSETS.........................................    210,141     147,636
PROPERTY AND EQUIPMENT
  Land.................................................................     53,030      57,492
  Buildings and improvements...........................................    476,570     451,292
  Equipment............................................................    234,656     192,367
  Construction in progress.............................................     22,542       9,333
                                                                         ---------   ---------
                                                                           786,798     710,484
  Accumulated depreciation and amortization............................   (218,746)   (173,789)
                                                                         ---------   ---------
                                                                           568,052     536,695
EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED, net of accumulated
  amortization.........................................................     52,965      48,140
OTHER ASSETS, net of accumulated amortization..........................     33,818      38,315
                                                                         ---------   ---------
          TOTAL ASSETS.................................................  $ 864,976   $ 770,786
                                                                         ---------   ---------
                                                                         ---------   ---------

                See notes to consolidated financial statements.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                      LIABILITIES AND STOCKHOLDER'S EQUITY

                                                                             SEPTEMBER 30,
                                                                         ---------------------
                                                                           1993         1992
                                                                         --------     --------
CURRENT LIABILITIES
  Current maturities of long-term debt.................................  $ 47,914     $  2,330
  Accounts payable.....................................................    44,610       34,809
  Accrued liabilities:
     Salaries and wages................................................    36,475       33,031
     Taxes other than on income........................................     7,874        7,476
     Interest..........................................................    11,027        7,658
     Group health insurance............................................     4,902        5,656
     Current reserve for professional liability risks..................    11,000       11,000
     Other.............................................................    16,253        9,011
                                                                         --------     --------
TOTAL CURRENT LIABILITIES..............................................   180,055      110,971
LONG-TERM DEBT.........................................................   512,408      470,735
DEFERRED INCOME TAXES..................................................     5,994        8,988
RESERVE FOR PROFESSIONAL LIABILITY RISKS...............................    46,612       39,640
OTHER DEFERRED LIABILITIES.............................................    42,450       39,607
COMMITMENTS AND CONTINGENT LIABILITIES.................................
MINORITY INTERESTS.....................................................     5,472       23,494
STOCKHOLDER'S EQUITY
  Common stock, $.01 par value -- Authorized: 100,000,000 shares;
     Issued and outstanding: 1,000 shares..............................        --           --
  Paid-in capital......................................................   373,838      374,860
  Notes receivable from EPIC ESOP......................................  (148,214)    (168,929)
  Retained earnings (deficit)..........................................  (153,639)    (128,580)
                                                                         --------     --------
TOTAL STOCKHOLDER'S EQUITY.............................................    71,985       77,351
                                                                         --------     --------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY.............................  $864,976     $770,786
                                                                         --------     --------
                                                                         --------     --------

                See notes to consolidated financial statements.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                             FOR THE YEAR ENDED SEPTEMBER 30,
                                                          ---------------------------------------
                                                             1993          1992          1991
                                                          -----------   -----------   -----------
NET OPERATING REVENUE...................................  $ 1,019,149   $   941,266   $   802,689
COSTS AND EXPENSES:
  Salaries and wages....................................      354,326       319,868       271,007
  Employee benefits.....................................       84,615        81,365        68,434
  ESOP expense..........................................       20,715        20,714        23,076
  Supplies..............................................      121,986       116,145        99,882
  Uncompensated care....................................       80,643        69,308        59,425
  Other.................................................      235,770       234,879       192,633
  Depreciation and amortization.........................       57,917        53,013        49,354
  Interest expense......................................       70,934        71,000        68,266
                                                          -----------   -----------   -----------
          TOTAL COSTS AND EXPENSES......................    1,026,906       966,292       832,077
INTEREST INCOME.........................................        3,627         3,822         5,405
GAIN (LOSS) ON SALE OF ASSETS...........................        3,521        (1,123)         (543)
                                                          -----------   -----------   -----------
LOSS BEFORE INCOME TAX BENEFIT, MINORITY INTERESTS AND
  EXTRAORDINARY ITEM....................................         (609)      (22,327)      (24,526)
INCOME TAX BENEFIT, net.................................          243         6,258         7,603
MINORITY INTERESTS IN INCOME OF CONSOLIDATED
  SUBSIDIARIES (net of income tax benefit of $106,
  $1,008 and $1,063, respectively)......................       (3,394)       (1,958)       (2,064)
                                                          -----------   -----------   -----------
LOSS BEFORE EXTRAORDINARY ITEM..........................       (3,760)      (18,027)      (18,987)
EXTRAORDINARY ITEM (net of income tax benefit of $661,
  $652 and $1,330, respectively.........................      (21,299)       (1,265)       (2,581)
                                                          -----------   -----------   -----------
          NET LOSS......................................  $   (25,059)  $   (19,292)  $   (21,568)
                                                          -----------   -----------   -----------
                                                          -----------   -----------   -----------

                See notes to consolidated financial statements.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                             NOTES        RETAINED         TOTAL
                                     COMMON   PAID-IN      RECEIVABLE     EARNINGS     STOCKHOLDERS'
                                     STOCK    CAPITAL    FROM EPIC ESOP   (DEFICIT)   EQUITY (DEFICIT)
                                     ------   --------   --------------   ---------   ----------------
Balance at October 1, 1990.........  $ 245    $219,808     $ (212,738)    $ (87,241)     $  (79,926)
Dividends accrued and accretion of
  discount on redeemable preferred
  stock............................     --     (22,873)            --            --         (22,873)
Principal payments received on
  notes receivable from EPIC
  ESOP.............................     --          --         23,095            --          23,095
Treasury stock purchased...........     (1 )        --             --          (468)           (469)
Net loss...........................     --          --             --       (21,568)        (21,568)
                                     ------   --------   --------------   ---------   ----------------
Balance at September 30, 1991......    244     196,935       (189,643)     (109,277)       (101,741)
Dividends accrued and accretion of
  discount on redeemable preferred
  stock............................     --     (11,048)            --            --         (11,048)
Principal payments received on
  notes receivable from EPIC
  ESOP.............................     --          --         20,714            --          20,714
Treasury stock purchased...........     --          --             --           (11)            (11)
Warrant conversion.................     63         (42)            --            --              21
Contribution of redeemable
  preferred stock, net of
  expenses.........................     --     190,008             --            --         190,008
Exchange of common stock in
  connection with merger...........   (307 )       307             --            --              --
Dividends paid to EPIC Holdings....     --      (1,300)            --            --          (1,300)
Net loss...........................     --          --             --       (19,292)        (19,292)
                                     ------   --------   --------------   ---------   ----------------
Balance at September 30, 1992......     --     374,860       (168,929)     (128,580)         77,351
Principal payments received on
  notes receivable from EPIC
  ESOP.............................     --          --         20,715            --          20,715
Dividends paid to EPIC Holdings....     --      (1,022)            --            --          (1,022)
Net loss...........................     --          --             --       (25,059)        (25,059)
                                     ------   --------   --------------   ---------   ----------------
Balance at September 30, 1993......  $  --    $373,838     $ (148,214)    $(153,639)     $   71,985
                                     ------   --------   --------------   ---------   ----------------
                                     ------   --------   --------------   ---------   ----------------

                See notes to consolidated financial statements.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                     FOR THE YEAR ENDED
                                                                        SEPTEMBER 30,
                                                              ---------------------------------
                                                                1993        1992        1991
                                                              ---------   ---------   ---------
OPERATING ACTIVITIES
  Net loss..................................................  $ (25,059)  $ (19,292)  $ (21,568)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................     57,917      53,013      49,354
     Non-cash provision for professional liability risks....      2,641       4,131      11,291
     ESOP expense...........................................     20,715      20,714      23,076
     Deferred SAR Plan compensation.........................      3,249      10,805       7,137
     Minority interests in income of consolidated
       subsidiaries.........................................      3,499       2,966       3,127
     (Gain) loss on sale of assets..........................     (3,521)      1,123         543
     Non-cash interest......................................     18,286      18,417      13,975
     Extraordinary item.....................................     21,960       1,917       3,911
     Deferred federal income tax benefit....................     (2,994)     (8,806)     (9,996)
     Changes in operating assets and liabilities, net of
       acquisitions:
       Accounts receivable..................................      6,054     (35,196)     (3,043)
       Supply inventories and other assets..................      4,284      (3,162)     (5,291)
       Accounts payable and other liabilities...............     12,202      11,282       6,444
                                                              ---------   ---------   ---------
          Net cash provided by operating activities.........    119,233      57,912      78,960
INVESTING ACTIVITIES
  Investments in marketable securities, net.................    (36,740)      5,167     (12,091)
  Cash paid for acquisitions................................    (54,536)    (12,269)         --
  Additions to property and equipment.......................    (60,784)    (47,850)    (25,646)
  Purchase of investment securities.........................         --      (4,180)         --
  Proceeds from sales of assets.............................     25,148         190         361
  Collection on note receivable.............................      9,349          --          --
  Other.....................................................     (5,925)     (2,046)        (48)
                                                              ---------   ---------   ---------
          Net cash used in investing activities.............   (123,488)    (60,988)    (37,424)
FINANCING ACTIVITIES
  Payments on debt obligations..............................   (117,765)     (1,603)   (250,647)
  Proceeds from long-term borrowings........................    180,853          --     227,868
  Purchase of Senior ESOP Notes.............................     (5,616)    (20,293)         --
  Purchase of treasury stock................................         --         (11)       (469)
  Dividends paid to EPIC Holdings...........................     (1,022)     (1,300)         --
  Preferred stock transaction costs.........................         --      (7,063)         --
  Proceeds of warrant conversion............................         --          21          --
  Contributions from minority interests.....................        520       1,884         556
  Distributions and dividends to minority interests.........    (21,110)     (4,065)     (4,122)
  Payments of debt issue costs and other, net...............     (7,490)       (672)    (11,294)
                                                              ---------   ---------   ---------
          Net cash provided by (used in) financing
            activities......................................     28,370     (33,102)    (38,108)
                                                              ---------   ---------   ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............     24,115     (36,178)      3,428
  Cash and cash equivalents at beginning of year............     32,641      68,819      65,391
                                                              ---------   ---------   ---------
  Cash and cash equivalents at end of year..................  $  56,756   $  32,641   $  68,819
SUPPLEMENTARY INFORMATION
  Cash paid during the year for interest....................  $  52,370   $  53,343   $  52,987
  Cash paid for income taxes................................  $     657   $     888   $     666

                 See notes to consolidated financial statements

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     EPIC Healthcare Group, Inc. ("EPIC" or, either alone or together with its subsidiaries, the "Company") was acquired by EPIC Holdings, Inc. ("Holdings") on March 25, 1992, in a merger transaction (the "Merger") in which each outstanding share of common stock of EPIC was converted into one share of Holdings common stock. Because the Merger was between companies under common ownership, and as EPIC is a wholly-owned subsidiary of Holdings, the recorded assets and liabilities of EPIC have retained their historical cost basis.

  Principles of Consolidation

     The consolidated financial statements include the accounts of EPIC and its subsidiaries. Intercompany accounts and transactions have been eliminated. Minority interests represent the minority stockholders' proportionate shares of the equity in the income (loss) of certain consolidated subsidiaries.

  Cash Equivalents, Cash Restricted for Interest Payments, and Marketable
    Securities

     The Company considers all highly liquid investments with initial maturities of three months or less from date of purchase to be cash equivalents. Cash restricted for interest payments is cash deposited into a trust to pay principal and interest required by the Class B-1, Class B-2 and Class B-3 First Priority Mortgage Notes (the "Mortgage Notes"). Investments in marketable interest-bearing securities are stated at cost which approximates market. The Company has $42,694,000 in cash and marketable securities restricted for the purpose of redeeming the remaining 15% Senior Subordinated Notes (See Note 5).

     Cash equivalents, cash restricted for interest payments, and marketable securities are subject to potential concentrations of credit risk. The Company attempts to lessen that risk by investing only in United States Government securities, commercial paper having at least a rating of A-1 or the equivalent, time deposits and certificates of deposit of banks having a debt rating of at least A, or money market funds comprised of such securities. The Company invests in securities with maturities no longer than 180 days and limits the amount of credit exposure to any one commercial issuer.

  Accounts Receivable

     Concentration of credit risk relating to accounts receivable is limited to some extent by the diversity and number of patients and payors and the geographic dispersion of the Company's hospitals. Accounts receivable (gross) consists of amounts due from government programs (e.g., Medicare and Medicaid) (53%), commercial insurance companies (16%), private pay patients (18%) and other (including health maintenance organizations and other group insurance programs) (13%). The Company's hospitals are located throughout the southern United States, with the largest concentration in Texas, Oklahoma, Louisiana and California. The Company maintains an allowance for losses (i.e., uncompensated care or bad debt expense) based on the expected collectibility of accounts receivable.

  Supply Inventories

     Supply inventories are stated at the lower of cost (first-in, first-out method) or market.

  Property and Equipment

     Property and equipment are recorded at cost (or fair value at the date of acquisition as a result of the original purchase from American Medical International, Inc. and its subsidiaries ("AMI")). Depreciation

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES and amortization is computed using the straight-line method over estimated useful lives or the term of the lease generally ranging from 25 to 30 years for buildings and improvements, and 3 to 10 years for equipment. Maintenance costs and repairs are expensed as incurred.

  Joint Ventures

     The Company, in the ordinary course of business, enters into joint ventures with physicians and other companies. The Company is the majority owner and general partner of substantially all of the joint ventures and follows the principles of consolidation for all majority-owned joint ventures. Minority shareholders' investments and earnings in the joint ventures are recorded as minority interests and minority interests in income of consolidated subsidiaries, respectively. Any interest held by the Company in non-majority owned partnerships with at least 20% ownership is accounted for using the equity method. Any interest held by the Company in partnerships with less than 20% ownership is accounted for using the cost method.

     On February 1, 1990, the Company entered into a joint venture with Healthtrust, Inc. - The Hospital Company ("Healthtrust") for the purpose of operating certain hospital assets in McKinney, Texas. The Company contributed, at net book value, a 168 bed facility to the venture and was the managing co-general partner with a 60% equity interest in the venture. Healthtrust contributed a 99 bed facility to the venture and was the co-general partner with a 40% interest in the venture. The assets contributed by Healthtrust to the joint venture, including property and equipment of $15,328,000, were recorded at fair market value which approximated net book value. Goodwill of $2,470,000, is being amortized over 40 years. On August 31, 1993, the Company purchased Healthtrust's interest in the joint venture for $15,656,000, which approximated Healthtrust's interest in the net assets of the joint venture and was recorded as a reduction to minority interests.

  Intangible Assets

     The excess of the purchase price over the fair value of net assets acquired is being amortized on a straight-line basis over periods ranging from nine to 40 years. Accumulated amortization was $9,244,000 and $6,920,000 at September 30, 1993 and 1992, respectively.

     Costs incurred in obtaining long term financing are deferred and are included in other assets. Deferred financing costs are amortized using the effective interest method over the term of the related debt, and such amortization is included in interest expense. Accumulated amortization of deferred financing costs was $16,427,000 and $14,203,000 at September 30, 1993 and 1992, respectively.

     The Company has purchased licenses to use various software applications. These costs are recorded as other assets and have been amortized over two or five year periods. Accumulated amortization of the software costs was $5,750,000 and $4,750,000 at September 30, 1993 and 1992, respectively.

  Income Taxes

     The Company is included in the consolidated federal income tax return of Holdings. The Company's tax provision is determined as if the Company, along with its subsidiaries, prepared its tax return on a separate return basis.

     EPIC accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 96, "Accounting for Income Taxes." Under the liability method specified by SFAS No. 96, deferred tax assets and/or liabilities are determined by multiplying the difference between the financial reporting and tax reporting bases of assets and liabilities (collectively, the "temporary differences," see Note 6) by tax rates (determined in accordance with enacted tax laws) that are expected to be effective when such temporary differences reverse. EPIC's deferred tax liabilities originated from the accounting for the

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES acquisition from AMI (the "Acquisitions"), and reflect the estimated tax effect of differences between book and tax bases of assets acquired and liabilities assumed.

     In February 1992, the Financial Accounting Standards Board issued SFAS No. 109, "Accounting for Income Taxes," which supersedes SFAS No. 96. Implementation of SFAS No. 109 for the Company was required October 1, 1993. SFAS No. 109 requires that temporary differences be reflected in the same balance sheet category as the assets and liabilities that caused the temporary differences. Deferred tax assets, which would include tax net operating loss carryforwards, would require the determination of a related valuation allowance, based on the assets' expected realization. The Company has completed the analysis necessary to determine the impact of adoption of SFAS No. 109 and it is not expected to have a material impact on the Company's financial position or results of operations and will not impact cash flows.

  Net operating revenue

     Net operating revenue is recorded based on established billing rates net of allowances and discounts for patients covered by Medicare, Medicaid and other contractual programs. Payments received under these programs, which are based on either the costs of services or predetermined rates, are generally less than the established billing rates of the Company's hospitals, and the differences are recorded as contractual allowances and/or contracted discounts. Reserves provided have been deducted from accounts receivable pending final audit and appeal settlement. Contractual adjustments, contracted discounts and other discounts amounted to $627,757,000, $576,572,000, and $482,158,000 for fiscal
1993, 1992 and 1991, respectively.

     It is generally the Company's policy to attempt to collect compensation for all services performed.

  Reclassifications

     Certain prior period amounts have been reclassified to conform with the fiscal 1993 presentation.

2. ACQUISITIONS AND DIVESTITURES

     On August 24, 1993, the Company entered into a 20-year lease agreement with two ten year renewal options, with the County of Galveston, Texas for Mainland Center Hospital, a 310-bed hospital in Texas City, Texas. The lease payment of $27,535,000 was paid in full upon the execution of the lease, which has been accounted for as a capital lease. The Company also purchased certain net current assets and equipment of the hospital, which included $5,639,000 in cash, for $17,965,000 which has been accounted for by the purchase method of accounting. The Company also has a commitment to carry out $20,000,000 of capital improvements over the term of the lease. The lease agreement contains a purchase option which becomes effective on August 24, 1994. The option price ranges from $500,000 to $851,000 over the term of the lease.

     On January 6, 1993, the Company sold Westpark Community Hospital in Hammond, Louisiana for $6,200,000. A charge of $624,000 to reflect the loss on the sale was recorded in fiscal 1993. A charge of $800,000 to reflect the anticipated loss on the sale was recorded in fiscal 1992. The net book value of the assets sold before the fiscal 1992 charge, less liabilities assumed by the buyer, was $7,624,000.

     On March 15, 1993, the Company sold Valley Medical Center in El Cajon, California for $16,950,000. A gain on the sale of $4,632,000 was recorded in fiscal 1993. The net book value of the assets sold, less liabilities assumed by the buyer, was $12,318,000.

     On October 1, 1991, the Company purchased Colonial Hospital, a 49-bed hospital in Terrell, Texas for $10,403,000 in cash. The acquisition has been accounted for by the purchase method of accounting. The excess of purchase price over net assets acquired is being amortized over 40 years.

3. EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")

     Employee-owners of EPIC have beneficial ownership of approximately 60% of the Holdings Common Stock through their participation in the EPIC ESOP.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

     At the Company's inception, the EPIC ESOP purchased 24,500,000 shares of the EPIC Common Stock with the proceeds obtained from the issuance of loans aggregating $245 million payable to the Company. The terms of the original ESOP loan agreement segregated the EPIC ESOP's obligation to the Company into two components, the terms of the first of which mirrored the terms of the Senior ESOP Bank Debt (the "First ESOP Loan") and the second of which mirrored the terms of the Senior ESOP Notes (see Note 5). Concurrent with the issuance of the Mortgage Notes (see Note 5), the First ESOP Loan was replaced by a loan agreement which provides for mandatory principal payments in amounts that are substantially in conformance with the remaining mandatory principal payments of the Senior ESOP Bank Debt as if the issuance of the Mortgage Notes had not occurred (the "New ESOP Loan"). The interest rate on the New ESOP Loan is determined quarterly based on .85 times the sum of the London InterBank Offered Rates plus 2.5% (5.1% at September 30, 1993). The EPIC ESOP has pledged all of its shares of the Holdings Common Stock as collateral for the ESOP-related borrowings. These shares are released from the pledge as the loans are paid. The EPIC ESOP receives contributions from the Company to service and extinguish the loans.

     The EPIC ESOP is an individual account, defined contribution plan. Nonunion employee-owners who work a specified number of hours are eligible to participate in the EPIC ESOP if they have attained age 21 and completed one year of service. No employee-owner contributions are required or permitted to be made to the EPIC ESOP. No rollover contributions are permitted to be made to the EPIC ESOP. Allocations are made to participants' accounts in an amount which reflects each participant's proportionate share of the contributions made by the Company to the EPIC ESOP, as determined on the basis of each participant's compensation. Contributions made to the EPIC ESOP and the value of shares of common stock allocated to the account of a participant as a result of such contributions are intended to be treated as tax-deferred contributions. Such contributions, and earnings thereon, generally are includable in a participant's compensation for federal income tax purposes when distributed.

     As of the plan year ended December 31, 1992, cumulative allocations of 10,650,517 shares of Holdings Common Stock at a market value of $8.00 per share based on an independent valuation, or $85,204,136 in total have been made to 10,183 participants. Shares of Holdings Common Stock relating to the plan year ending December 31, 1993 will be allocated during fiscal 1994.

     Subject to limitations contained in the Internal Revenue Code of 1986, as amended (the "Code"), Holdings is entitled to claim an income tax deduction for contributions to the EPIC ESOP. The Company has received a favorable determination from the Internal Revenue Service that the EPIC ESOP is qualified as an "employee stock ownership plan" within the meaning of Section 4975(e)(7) of the Code. Contributions to the EPIC ESOP are used by the EPIC ESOP to pay interest and principal on the loans owed to the Company. The Company uses payments from the EPIC ESOP to pay interest and principal on the Class B-1 First Priority Mortgage Notes and the Senior ESOP Notes.

     The Company recorded net ESOP expense, using the cash method, and corresponding reductions in the EPIC ESOP notes receivable, of $20,715,000, $20,714,000, and $23,076,000 for fiscal 1993, 1992 and 1991, respectively.
Interest income recognized on the EPIC ESOP notes receivable totaled $14,984,000, $16,885,000, and $20,483,000 for fiscal 1993, 1992 and 1991, respectively, which in turn was contributed to the EPIC ESOP to pay interest expense incurred on the ESOP-related debt. Interest expense incurred on ESOP-related debt totaled $20,856,000, $21,734,000, and $21,731,000 which included discount amortization of $559,000, $551,000, and $511,000 for fiscal 1993, 1992 and 1991, respectively.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

4. OPERATING LEASES

     The Company leases office space, office equipment and medical equipment. Generally, real estate leases are for primary terms of from one to 12 years with options to renew for additional periods, and equipment leases are for terms of from one to seven years. Future minimum lease payments for all operating leases having initial or remaining noncancellable lease terms in excess of one year as of September 30, 1993 are as follows (dollars in thousands):

    1994.......................................................................  $ 4,560
    1995.......................................................................    4,225
    1996.......................................................................    3,337
    1997.......................................................................    2,693
    1998.......................................................................    1,835
    1999 and thereafter........................................................    3,485
                                                                                 -------
                                                                                  20,135
    Sublease income............................................................   (1,116)
                                                                                 -------
                                                                                 $19,019
                                                                                 -------
                                                                                 -------

     Rent expense under operating leases was as follows (dollars in thousands):

                                                                    FOR THE YEAR ENDED
                                                                       SEPTEMBER 30,
                                                                ---------------------------
                                                                 1993      1992      1991
                                                                -------   -------   -------
    Minimum rent..............................................  $18,496   $16,107   $13,609
    Sublease income...........................................     (795)     (609)     (317)
                                                                -------   -------   -------
                                                                $17,701   $15,498   $13,292
                                                                -------   -------   -------
                                                                -------   -------   -------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

5. LONG-TERM DEBT

     The Company's long-term debt, net of discounts, is summarized below (dollars in thousands):

                                                                        SEPTEMBER 30,
                                                                    ---------------------
                                                                      1993        1992
                                                                    ---------   ---------
     11.375% Class B-1 First Priority Mortgage Notes payable in semi-annual payments of $9,000 commencing in July 1996 with
       a final payment of $10,000 in July 2001....................  $  99,579   $  99,500
     11.5% Class B-2 First Priority Mortgage Notes payable in
       semi-annual payments of $500 through July 1994, increasing to $750 in January 1995, to $1,500 in January 1997, to
       $8,000 in January 1998, to $9,000 in January 1999, with a
       final payment of $15,500 in July 2001......................     83,112      84,046
     Class B-3 First Priority Mortgage Notes payable in
       semi-annual payments of $750 commencing in January 1995,
       increasing to $3,000 in January 1997 through July 1998,
       with a fluctuating interest rate (6.5% at September 30,
       1993)......................................................     15,000      15,000
     Other mortgage debt and capital lease obligations with
       varying maturities and interest rates ranging from 4.75% to
       12.9%......................................................     20,651      20,351
     Acquisition Loan, payable in quarterly installments of $1,250 commencing in October, 1993 with a fluctuating interest
       rate (8.0% at September 30, 1993)..........................     19,542          --
     Zero Coupon Notes, principal of $89,313 due 2001 with an
       effective interest rate of 14.8%...........................     28,564      24,770
     Additional Zero Coupon Notes, principal of $7,079 due 2001
       with an effective interest rate of 14.8%...................      2,265       1,964
     11.875% Senior ESOP Notes payable in three equal annual
       payments commencing in September 1996 with an effective
       interest rate of 13.03%....................................     72,141      76,840
     10.875% Senior Subordinated Notes due 2003...................    160,000          --
     15% Senior Subordinated Notes payable in three equal annual
       payments commencing in 1999................................     40,320     104,852
     11% Junior Subordinated Pay-In-Kind Notes payable in three
       equal annual payments commencing in September 2001.........     19,148      45,742
                                                                    ---------   ---------
                                                                      560,322     473,065
     Current maturities...........................................    (47,914)     (2,330)
                                                                    ---------   ---------
                                                                    $ 512,408   $ 470,735
                                                                    ---------   ---------
                                                                    ---------   ---------

     The Mortgage Notes are the indebtedness of EPIC Properties, Inc. ("EPIC Properties"), an indirect wholly-owned subsidiary of EPIC. The Mortgage Notes are secured by mortgages on 24 acute care hospital complexes (the "Mortgaged Hospitals") and the land on which such buildings are located, and by a first priority security interest in certain furnishings and equipment located at each of the Mortgaged Hospitals. The Mortgage Notes are fully and unconditionally guaranteed by EPIC (see Note 17).

     The interest rate on the Class B-1 First Priority Mortgage Notes (the "Class B-1 Notes") will increase to 11.5% after September 30, 1995. If the Internal Revenue Service determines that interest on the Class B-1 Notes does not qualify for a 50% exclusion from federal taxable income, the interest rate on the Class B-1 Notes will increase to 11.5% for all periods through September 30, 1995 during which such interest exclusion is not available.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

     The Company incurred losses on refinancing concurrent with the issuance of the Mortgage Notes due primarily to the write-off of loan issue costs. These losses, totalling $3,911,000, are recorded as an extraordinary item (net of income tax benefit of $1,330,000) in the consolidated statement of operations for the fiscal year ended September 30, 1991.

     The Zero Coupon Notes are reflected at their fair value of $14,008,000, as estimated by the Company at September 30, 1988, plus accretion of discount through September 30, 1993. No interest or principal is payable until maturity.

     Additional Zero Coupon Notes were issued under an interest rate cap agreement with AMI (see Note 12) and are reflected at their original fair value plus accretion of discount through September 30, 1993. No interest or principal is payable until maturity.

     A subsidiary of EPIC purchased $5,400,000 and $19,850,000 face value of the 11.875% Senior ESOP Notes on the open market for $5,616,000 and $20,293,000 plus accrued interest in fiscal 1993 and 1992, respectively (the "Senior ESOP Note Purchases"). Losses of $570,000 and $1,917,000 due to the write-off of debt issue costs and unamortized discounts and the payment of a premium on the Senior ESOP Note Purchases are recorded as extraordinary items (net of income tax benefit of $17,000 and $652,000, respectively) in the consolidated statements of operations for the fiscal years ended September 30, 1993 and 1992, respectively.

     The 11.875% Senior ESOP Notes, which carry detachable stock purchase warrants (see Note 9), have a stated principal amount of $100,000,000 and are reflected at their fair value of $93,988,000, as estimated by the Company at September 30, 1988, less the Senior ESOP Note Purchases, plus accretion of discount through September 30, 1993.

     On June 18, 1993, the Company refinanced $74,680,000 in principal of the 15% Senior Subordinated Notes and $53,697,000 in principal of the 11% Junior Subordinated Pay-In-Kind Notes (the "Refinancing") through the issuance of the 10.875% Senior Subordinated Notes. The 10.875% Senior Subordinated Notes are guaranteed by certain subsidiaries of the Company (see Note 17).

     Under the terms of the Second Amended and Restated Credit Agreement dated as of September 30, 1988, and amended and restated as of July 30, 1991, and September 1, 1993 (the "Amended Credit Agreement"), the Company is required to call the remaining $40,320,000 in principal of the 15% Senior Subordinated Notes by February 28, 1994, with the remaining proceeds of the Refinancing. The remaining principal of the 15% Senior Subordinated Notes at September 30, 1993, has been recorded as current maturities of long term debt in the consolidated balance sheets.

     The Company incurred a loss before taxes of $21,390,000 on the Refinancing, which resulted from the write-off of loan issue costs and unamortized discount on the 15% Senior Subordinated Notes and the redeemed portion of the 11% Junior Subordinated Pay-In-Kind Notes, payments to the holders of the 15% Senior Subordinated Notes and the 11.875% Senior ESOP Notes for waivers of certain provisions of the respective indentures and the accrual of the call premium to be paid on redeeming the remaining principal on the 15% Senior Subordinated Notes. These losses are recorded as an extraordinary item (net of income tax benefit of $644,000) in the consolidated statements of operations.

     The 15% Senior Subordinated Notes are guaranteed by certain wholly-owned subsidiaries of the Company (see Note 17) and are secured by a fourth pledge of the common stock of such subsidiaries.

     Interest on the 11% Junior Subordinated Pay-in-Kind Notes is payable semi-annually by the issuance of additional 11% Junior Subordinated Pay-in-Kind Notes through September 30, 1995, and thereafter, if the Company is prohibited from making cash interest payments by the terms of any senior debt existing on September 30, 1988, less the amount retired in the Refinancing. The notes, which have a stated principal amount of $50,000,000, have been recorded at their fair value estimated by the Company at September 30,

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

1988, of $22,900,000 plus accretion of discount through September 30, 1993, less the amount retired as a result of the Refinancing. The effective interest rate for these notes is 18.07%.

     The Amended Credit Agreement provides the Company with revolving loan commitments and an acquisition loan to be used for working capital and acquisition funds for the Company. As of September 30, 1993, revolving loan commitments aggregated $30 million. Any revolving loan commitments outstanding are due July 31, 1997. Interest is generally payable monthly at the following rates per annum, at the Company's option: (i) 1.5% in excess of the higher of the prime rate in effect from time to time or the annual yield on ninety-day commercial paper or (ii) 2.5% in excess of the LIBOR rate. There were no revolving loans outstanding as of September 30, 1993, and 1992, respectively. The acquisition term loan principal amount outstanding is payable in quarterly installments commencing on October 31, 1993 through July 31, 1997. Interest is generally payable quarterly at the following rates per annum, at the Company's option: (i) 2.0% in excess of the higher of the prime rate in effect from time to time or the annual yield on ninety-day commercial paper or (ii) 3.0% in excess of the LIBOR rate.

     In connection with the issuance of the Mortgage Notes, EPIC Properties obtained a revolving line of credit. The line of credit can only be used for the purpose of paying interest or principal on the Mortgage Notes. The maximum loan amount available is the lesser of $22 million or the annual interest accrual of the Mortgage Notes. The line of credit bears an interest rate of the Prime Lending Rate of AmSouth Bank plus 2%. There were no loans outstanding under the line of credit as of September 30, 1993, and 1992, respectively.

     The Amended Credit Agreement and other long-term debt agreements contain a number of restrictive covenants, including restrictions on incurrence of debt, sales of assets, payment of cash dividends, requirements to maintain certain financial ratios and a specified level of net worth, as defined, and other limitations, including limitations on the use of funds from the sale of certain assets.

     As of September 30, 1993, the maturities of long-term debt were as follows (dollars in thousands):

    1994.....................................................................  $  47,914
    1995.....................................................................      9,498
    1996.....................................................................     43,545
    1997.....................................................................     58,546
    1998.....................................................................     67,207
    1999 and thereafter......................................................    421,160
                                                                               ---------
                                                                                 647,870
    Unamortized discounts and unaccreted interest............................    (87,548)
                                                                               ---------
                                                                               $ 560,322
                                                                               ---------
                                                                               ---------

6. INCOME TAXES

     Subsequent to the Merger, the Company files a consolidated federal income tax return with Holdings. The Company's income tax benefit for fiscal 1993, 1992 and 1991 was comprised of deferred federal benefits of $2,994,000, $8,806,000 and $9,996,000, respectively, arising from reported financial losses and state income tax expense of $1,984,000 and $888,000 in fiscal 1993 and 1992, respectively. For financial reporting purposes, Holdings has utilized substantially all of its deferred federal tax liability and has limited the benefit recognized for the current net operating loss pursuant to the provisions of SFAS No. 96. Taxes paid during 1993 and 1992 primarily relate to state income taxes and estimated federal tax payments.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

     The Company's consolidated effective federal tax rate differed from the federal statutory rate as set forth in the following table:

                                                                    FOR THE YEAR ENDED
                                                                       SEPTEMBER 30
                                                                ---------------------------
                                                                  1993      1992     1991
                                                                --------   ------   -------
                                                                  (DOLLARS IN THOUSANDS)
    Tax benefit computed at federal statutory rate (34%)......  $  9,538   $9,553   $10,732
    Amortization of excess purchase price over net assets
      acquired................................................      (790)    (614)     (601)
    Losses not subject to benefit.............................    (5,611)      --        --
    Other, net................................................      (143)    (133)     (135)
                                                                --------   ------   -------
    Deferred income tax benefit...............................  $  2,994   $8,806   $ 9,996
                                                                --------   ------   -------
                                                                --------   ------   -------

     The deferred income tax benefit results from the following temporary differences in reporting for financial and income tax purposes:

                                                                   FOR THE YEAR ENDED
                                                                     SEPTEMBER 30,
                                                             ------------------------------
                                                               1993       1992       1991
                                                             --------    -------    -------
                                                                 (DOLLARS IN THOUSANDS)
    Book/tax difference on sale of assets..................  $  3,835    $    --    $    --
    Book/tax depreciation differences......................       475        221     (3,392)
    Net operating (benefit) loss recognized currently for
      financial reporting..................................    (3,508)    (1,582)     6,134
    SAR compensation not currently deductible..............       968      3,673      2,426
    Professional liability reserves not currently
      deductible...........................................       383      1,013      4,345
    Other reserves for estimated losses and contingencies
      not currently deductible.............................     1,348      2,217        508
    Paid time off accrued for financial reporting, not
      currently deductible.................................       339        719         89
    Difference arising from ESOP loan fees initially
      expensed for tax purposes but capitalized and
      amortized for financial reporting purposes...........       197        427       (480)
    Difference in methods used to reserve for bad debts....       802      1,014         55
    Difference in ESOP contribution deduction..............      (162)       207     (1,317)
    Difference in methods for reporting interest...........     1,553        562        694
    Losses not subject to benefit..........................    (5,611)        --         --
    Other..................................................     2,375        335        934
                                                             --------    -------    -------
    Deferred income tax benefit............................  $  2,994    $ 8,806    $ 9,996
                                                             --------    -------    -------
                                                             --------    -------    -------

7. DEFERRED COMPENSATION

     The Company has adopted a deferred compensation plan (the "SAR Plan") as part of its overall executive compensation program to attract, motivate and retain key employee-owners. As of September 30, 1993, 5,873,582 SAR Plan units, each exchangeable for one share of Holdings Common Stock or redeemable for cash or other property under certain circumstances, were held by certain key employee-owners and former employee-owners. During fiscal 1993, 1992 and 1991, 309,500, 1,481,065, and 1,002,000 SAR Plan units were granted and 427,800,
218,000, and 243,000 SAR Plan units were cancelled, respectively. The outstanding SAR Plan units vest in varying amounts at varying periods not exceeding five years beginning on each respective grant date. A maximum of 6,587,565 SAR Plan units, reduced by all units redeemed, may be

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES outstanding at any time. During fiscal 1993, 1992 and 1991, the Company accrued SAR Plan compensation expense of $4,249,000, $11,805,000, and $8,135,000, respectively.

     During fiscal 1993, 123,417 SAR Plan units were redeemed for $974,994 in cash ($7.90 per unit) and 3,125 units were redeemed for $25,000 in cash ($8.00 per unit); in October 1993, 121,874 SAR Plan units were redeemed for $974,996 in cash ($8.00 per unit).

     During fiscal 1992, 129,998 SAR Plan units were redeemed for $974,985 in cash ($7.50 per unit) and 3,164 SAR Plan units were redeemed for $24,996 in cash ($7.90 per unit).

8. COMMON STOCK OPTIONS

     On December 14, 1988, the Company adopted the EPIC Healthcare Group, Inc. Stock Option Plan (the "Stock Option Plan"). Under the Stock Option Plan, the Board of Directors is authorized to grant options to EPIC directors, officers and salaried employee-owners to purchase up to 500,000 shares of Holdings Common Stock. Options granted vest in five equal annual installments. No options were granted during fiscal 1993, 1992 or 1991. At September 30, 1993, options for 32,000 shares were exercisable.

9. COMMON STOCK AND COMMON STOCK WARRANTS

     The Company sold 24,500,000 shares of EPIC Common Stock to the EPIC ESOP on September 30, 1988. Since that time through the Merger, 69,445 shares were distributed to participants in the EPIC ESOP, of which 66,684 shares were repurchased by the Company. In addition, immediately prior to the Merger, 6,306,395 of warrants outstanding were exercised for 63,064 shares of EPIC Common Stock. Pursuant to the Merger, each share of EPIC Common Stock was converted to Holdings Common Stock and the Company issued 1,000 shares of EPIC Common Stock to Holdings.

10. LOSS PER COMMON SHARE

     Because EPIC is a wholly-owned subsidiary of Holdings, loss per common share is not meaningful and, therefore, is not presented.

11. PROFESSIONAL AND GENERAL LIABILITY RISKS

     The Company is self-insured for its professional and general liability risks. As of September 30, 1993, the unfunded reserve for this self insurance was $45,130,000 of which $11,000,000 was included in current liabilities. The Company has funded $12,482,000 of the reserves through a wholly-owned captive insurance company at September 30, 1993. The reserves for losses and related expenses are discounted to their present value based on expected loss reporting patterns determined by independent actuaries using a rate of 9%. AMI has retained the liability for all professional liability claims with a date of occurrence prior to October 1, 1988.

12. RELATED PARTY TRANSACTIONS

     EPIC and AMI entered into an interest rate cap agreement (the "Senior Interest Cap Agreement") whereby AMI agreed to pay to EPIC the amounts by which EPIC's interest costs under certain tranches of indebtedness exceeded, during each of the three fiscal years after September 30, 1988, certain specified rates, net of the effect of any reimbursement to EPIC by Medicare, Medicaid, or Blue Cross for any interest expense incurred by EPIC in excess of such rates in connection with such loans.

     On August 28, 1991, EPIC and AMI agreed that it was mutually in their best interest to terminate the Senior Interest Cap Agreement prior to its scheduled expiration of October 1, 1991. EPIC and AMI further agreed that each party had fully performed all of its obligations under the Senior Interest Cap Agreement and each party released the other from future obligations thereunder.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

     Pursuant to the terms of the Senior Interest Cap Agreement, EPIC issued Additional Zero Coupon Notes to AMI in the principal amounts of $1,612,000 and $2,844,000 during fiscal 1990 and 1989, respectively, in exchange for cash of a like amount paid to EPIC by AMI during such years. In fiscal 1991, EPIC paid to AMI $2,864,000 and issued Additional Zero Coupon Notes to AMI with a present value of $626,000 in exchange for the cancellation of the Zero Coupon Notes issued in 1989. AMI has sold their interest in the Additional Zero Coupon Notes. Net interest expense of $839,000 was recognized during fiscal 1991 relating to this agreement.

     The Company and AMI have entered into certain other agreements, including a registration rights agreement pursuant to which EPIC has agreed to register the securities issued to AMI under the Securities Act of 1933. AMI has also agreed to indemnify the Company against certain liabilities associated with the breach of representations and warrants made by AMI, certain tax liabilities that may arise, certain reimbursements still pending related to the Acquisitions, and certain fees, costs, and expenses.

     During fiscal 1993, AMI reimbursed $1,621,000 relating to AMI's indemnifications of EPIC for certain intermediary adjustments to reimburse costs relating to cost report years that preceded the formation of EPIC.

     The Company entered into a three year group purchasing agreement, effective September 1, 1993, with a subsidiary of AMI, which allows the Company to purchase supplies at lower group rates. The Company expects to purchase more than $30,000,000 per year of supplies under the terms of the agreement. The Company will pay $180,000 per year to participate in this program.

     David R. Belle-Isle, a former officer of EPIC, borrowed $181,000 from EPIC in December 1988 in connection with his relocation to Texas. The loan was interest free until it was restructured in October 1990. Effective as of the 30th day of September 1991, this debt, totalling $160,000, was forgiven. The Company reimbursed Mr. Belle-Isle for the tax liability associated with the forgiveness of the loan.

     The Company has a consulting agreement with The Elder Group, of which Thomas H. Elder, who formerly served as the Company's Management Services Officer, is the Managing Principal. The Company paid The Elder Group approximately $1,300,000 and $1,000,000 in fiscal 1992 and 1991, respectively.

     The Company has an investment in the preferred stock of the Compucare Company ("Compucare"), who is developing and installing one of the Company's new information systems. The chief executive officer of the Company is on the board of directors of Compucare. Payments to Compucare for fiscal 1993 totalled $5,651,000.

13. FAIR VALUES OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excluded certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

  Cash Equivalents, Cash Restricted for Interest Payments, and Marketable
    Securities

     The carrying amounts reported in the consolidated balance sheets for cash equivalents, cash restricted for interest payments, and marketable interest bearing securities approximates their fair values.

  Long-Term Debt (Including Current Maturities)

     The fair values of the Company's long-term debt, except the Class B-1 and B-2 First Priority Mortgage Notes, are estimated using quoted market prices or the call price. The fair values of the Class B-1 and B-2 First Priority Mortgage Notes are estimated using discounted cash flow analysis, based on the Company's incremental borrowing rate for similar types of borrowing arrangements.

     The carrying amounts and estimated fair values of the Company's financial instruments at September 30, 1993 are as follows (in thousands):

                                                                       CARRYING     FAIR
                                                                        AMOUNT     VALUE
                                                                       --------   --------
    Cash equivalents, cash restricted for interest payments, and
      marketable securities..........................................  $107,923   $107,923
    Long-term debt...................................................   560,322    605,131

14. EXTRAORDINARY ITEMS

     Extraordinary items of $21,299,000 ($21,960,000, net of income tax benefit of $661,000) in 1993, $1,265,000 ($1,917,000, net of income tax benefit of
$652,000) in 1992 and $2,581,000 ($3,911,000, net of income tax benefit of
$1,330,000) in 1991 were primarily due to the write-offs of loan issue costs and unamortized discounts on retirements of long-term debt (see Note 5).

15. SUPPLEMENTARY INCOME STATEMENT INFORMATION

     Maintenance and repair expense was $17,101,000, $17,564,000, and $16,159,000 for fiscal 1993, 1992 and 1991, respectively.

16. CONTINGENCIES

     Final determination of amounts earned under prospective payment and cost-reimbursement programs is subject to review by appropriate governmental authorities or their agents. In the opinion of management, adequate provision has been made for any adjustments that could result from such reviews.

     The Company is currently, and from time to time expects to be, subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will not have a material effect on the Company's results of operations, financial position, or liquidity. Pursuant to the terms of the Acquisitions, claims relating to litigation, medical benefits, and workers' compensation occurring prior to October 1, 1988, remain the obligation of AMI.

17. GUARANTOR SUBSIDIARIES

     Certain subsidiaries of EPIC (the "Guarantor Subsidiaries") guarantee the loans under the Amended Credit Agreement, Zero Coupon Notes, Additional Zero Coupon Notes, 11.875% Senior ESOP Notes, 10.875% Senior Subordinated Notes, 15% Senior Subordinated Notes and 11% Junior Subordinated Pay-In-Kind Notes. Certain other subsidiaries, including EPIC Properties, are not Guarantor Subsidiaries (the "Nonguarantor Subsidiaries") (see Note 5). All equity interests in the Nonguarantor Subsidiaries, other than those held by minority interests, are held by EPIC.

     Following is condensed consolidating financial information of EPIC, the Guarantor Subsidiaries, EPIC Properties and the other Nonguarantor Subsidiaries:

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEETS
                               SEPTEMBER 30, 1993
                             (DOLLARS IN THOUSANDS)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                     ASSETS

                                                                                                                       EPIC
                                               EPIC                                                                 HEALTHCARE
                                            HEALTHCARE                                  OTHER                      GROUP, INC.
                                              GROUP,      GUARANTOR        EPIC      NONGUARANTOR                      AND
                                               INC.      SUBSIDIARIES   PROPERTIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                            ----------   ------------   ----------   ------------   ------------   ------------
CURRENT ASSETS
  Cash and cash equivalents...............  $   8,944      $ 40,846     $    2,062     $  4,904      $       --     $   56,756
  Cash restricted for interest payment....         --            --          3,820           --              --          3,820
  Marketable securities...................         --        35,972             --       11,375              --         47,347
  Accounts receivable, net................        474        56,000          1,071       21,321          (1,909)        76,957
  Supply inventories......................         --        16,589             --        4,098              --         20,687
  Prepaid expenses and other..............        777         2,714             --        1,083              --          4,574
  Receivables from affiliates.............    156,437        29,013             --       13,663        (199,113)            --
                                            ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL CURRENT ASSETS..............    166,632       181,134          6,953       56,444        (201,022)       210,141
                                            ----------   ------------   ----------   ------------   ------------   ------------
PROPERTY AND EQUIPMENT....................         --       264,044        444,673       78,081              --        786,798
ACCUMULATED DEPRECIATION AND
  AMORTIZATION............................         --       (50,548)      (140,665)     (27,533)             --       (218,746)
                                            ----------   ------------   ----------   ------------   ------------   ------------
                                                   --       213,496        304,008       50,548              --        568,052
                                            ----------   ------------   ----------   ------------   ------------   ------------
INVESTMENTS IN SUBSIDIARIES...............     64,684       109,474             --           --        (174,158)            --
EXCESS OF PURCHASE PRICE OVER NET ASSETS
  ACQUIRED, net...........................         --        38,577             --       14,388              --         52,965
OTHER ASSETS, net.........................     12,440        89,314            936        2,529         (71,401)        33,818
RECEIVABLES FROM AFFILIATES...............    297,673            --             --           --        (297,673)            --
                                            ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL ASSETS......................  $ 541,429      $631,995     $  311,897     $123,909      $ (744,254)    $  864,976
                                            ----------   ------------   ----------   ------------   ------------   ------------
                                            ----------   ------------   ----------   ------------   ------------   ------------
                                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Current maturities of long-term debt....  $  45,333      $    643     $    1,020     $    918      $       --     $   47,914
  Accounts payable........................        236        39,225            (65)       5,450            (236)        44,610
  Accrued liabilities.....................      9,294        64,070          5,624       10,216          (1,673)        87,531
  Payables to affiliates..................         --       164,963             --       34,150        (199,113)            --
                                            ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL CURRENT LIABILITIES.........     54,863       268,901          6,579       50,734        (201,022)       180,055
                                            ----------   ------------   ----------   ------------   ------------   ------------
LONG-TERM DEBT............................    321,895         8,948        241,927       11,039         (71,401)       512,408
DEFERRED INCOME TAXES.....................      5,994            --             --           --              --          5,994
RESERVE FOR PROFESSIONAL LIABILITY
  RISKS...................................         --        34,053             --       11,206           1,353         46,612
OTHER DEFERRED LIABILITIES................         --        41,258             --        1,192              --         42,450
MINORITY INTERESTS........................         --         4,947             --          525              --          5,472
PAYABLES TO AFFILIATES....................         --       297,673             --           --        (297,673)            --
STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock............................         --            --              1           --              (1)            --
  Paid-in capital.........................    373,838        61,855        111,604        5,434        (178,893)       373,838
  Notes receivable from EPIC ESOP.........   (100,000 )          --        (48,214)          --              --       (148,214)
  Retained earnings (deficit).............   (115,161 )     (85,640)            --       43,779           3,383       (153,639)
                                            ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL STOCKHOLDERS' EQUITY
          (DEFICIT).......................    158,677       (23,785)        63,391       49,213        (175,511)        71,985
                                            ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY
          (DEFICIT).......................  $ 541,429      $631,995     $  311,897     $123,909      $ (744,254)    $  864,976
                                            ----------   ------------   ----------   ------------   ------------   ------------
                                            ----------   ------------   ----------   ------------   ------------   ------------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEETS
                               SEPTEMBER 30, 1992
                             (DOLLARS IN THOUSANDS)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                     ASSETS

                                                                                                                      EPIC
                                              EPIC                                                                 HEALTHCARE
                                           HEALTHCARE                                  OTHER                      GROUP, INC.
                                             GROUP,      GUARANTOR        EPIC      NONGUARANTOR                      AND
                                              INC.      SUBSIDIARIES   PROPERTIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                           ----------   ------------   ----------   ------------   ------------   ------------
CURRENT ASSETS
  Cash and cash equivalents..............  $      86      $ 22,381     $   4,506      $  5,668      $       --     $   32,641
  Cash restricted for interest payment...         --            --         5,768            --              --          5,768
  Marketable securities..................         --         4,468            --         6,139              --         10,607
  Accounts receivable, net...............        352        35,530         1,455        38,601          (2,540)        73,398
  Supply inventories.....................         --        15,345            --         4,655              --         20,000
  Prepaid expenses and other.............        240         8,447           259           826          (4,550)         5,222
  Receivables from affiliates............    132,015        26,543            --        12,023        (170,581)            --
                                           ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL CURRENT ASSETS.............    132,693       112,714        11,988        67,912        (177,671)       147,636
                                           ----------   ------------   ----------   ------------   ------------   ------------
PROPERTY AND EQUIPMENT...................         --       185,431       450,259        74,794              --        710,484
ACCUMULATED DEPRECIATION AND
  AMORTIZATION...........................         --       (34,377)     (116,355 )     (23,057)             --       (173,789)
                                           ----------   ------------   ----------   ------------   ------------   ------------
                                                  --       151,054       333,904        51,737              --        536,695
                                           ----------   ------------   ----------   ------------   ------------   ------------
INVESTMENTS IN SUBSIDIARIES..............     66,219       146,521            --        11,502        (224,242)            --
EXCESS OF PURCHASE PRICE OVER NET ASSETS
  ACQUIRED, net..........................         --        35,576            --        12,564              --         48,140
OTHER ASSETS, net........................     21,387        77,466         1,102         4,362         (66,002)        38,315
RECEIVABLES FROM AFFILIATES..............    229,544        12,113            --            --        (241,657)            --
                                           ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL ASSETS.....................  $ 449,843      $535,444     $ 346,994      $148,077      $ (709,572)    $  770,786
                                           ----------   ------------   ----------   ------------   ------------   ------------
                                           ----------   ------------   ----------   ------------   ------------   ------------
                                        LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
CURRENT LIABILITIES
  Current maturities of long-term debt...  $      --      $    597     $   1,018      $    715      $       --     $    2,330
  Accounts payable.......................         --        29,440           260         5,350            (241)        34,809
  Accrued liabilities....................      4,323        53,190        10,016        13,152          (6,849)        73,832
  Payables to affiliates.................         --       140,007            --        30,574        (170,581)            --
                                           ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL CURRENT LIABILITIES........      4,323       223,234        11,294        49,791        (177,671)       110,971
                                           ----------   ------------   ----------   ------------   ------------   ------------
LONG-TERM DEBT...........................    274,018         9,363       242,803        10,553         (66,002)       470,735
DEFERRED INCOME TAXES....................      8,988            --            --            --              --          8,988
RESERVE FOR PROFESSIONAL LIABILITY
  RISKS..................................         --        32,095            --         6,749             796         39,640
OTHER DEFERRED LIABILITIES...............         --        37,492            --         2,115              --         39,607
MINORITY INTERESTS.......................         --         3,847            --        19,647          23,494             --
PAYABLES TO AFFILIATES...................         --       199,942            --        41,715        (241,657)            --
STOCKHOLDER'S EQUITY (DEFICIT)
  Common stock...........................         --            --             1            --              (1)            --
  Paid-in capital........................    374,860        51,853       159,351        13,037        (224,241)       374,860
  Notes receivable from EPIC ESOP........   (100,000 )          --       (68,929 )          --              --       (168,929)
  Retained earnings (deficit)............   (112,346 )     (22,382)        2,474         4,470            (796)      (128,580)
                                           ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL STOCKHOLDER'S EQUITY
          (DEFICIT)......................    162,514        29,471        92,897        17,507        (225,038)        77,351
                                           ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL LIABILITIES AND
          STOCKHOLDER'S EQUITY
          (DEFICIT)......................  $ 449,843      $535,444     $ 346,994      $148,077      $ (709,572)    $  770,786
                                           ----------   ------------   ----------   ------------   ------------   ------------
                                           ----------   ------------   ----------   ------------   ------------   ------------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1993
                             (DOLLARS IN THOUSANDS)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                                                                      EPIC
                                              EPIC                                                                 HEALTHCARE
                                           HEALTHCARE                                  OTHER                      GROUP, INC.
                                             GROUP,      GUARANTOR        EPIC      NONGUARANTOR                      AND
                                              INC.      SUBSIDIARIES   PROPERTIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                           ----------   ------------   ----------   ------------   ------------   ------------
NET OPERATING REVENUE....................   $     --      $792,442      $ 54,596      $237,072      $  (64,961)    $1,019,149
COSTS AND EXPENSES:
  Operating expenses.....................        269       747,344           482       214,040         (64,080)       898,055
  Depreciation and amortization..........      1,618        21,289        27,602         7,733            (325)        57,917
  Interest expense.......................     48,089        68,744        27,778         3,230         (76,907)        70,934
                                           ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL COSTS AND EXPENSES.........     49,976       837,377        55,862       225,003        (141,312)     1,026,906
INTEREST INCOME..........................     66,148        10,165         3,528           693         (76,907)         3,627
GAIN (LOSS) ON SALE OF ASSETS............         --         3,524             1            (4)             --          3,521
                                           ----------   ------------   ----------   ------------   ------------   ------------
INCOME (LOSS) BEFORE INCOME TAX BENEFIT
  (EXPENSE), MINORITY INTERESTS AND
  EXTRAORDINARY ITEM.....................     16,172       (31,246)        2,263        12,758            (556)          (609)
INCOME TAX BENEFIT (EXPENSE), net........      2,207        (1,910)           --           (54)             --            243
MINORITY INTERESTS IN INCOME OF
  CONSOLIDATED SUBSIDIARIES (net of
  income tax benefit)....................        105        (2,659)           --          (840)             --         (3,394)
                                           ----------   ------------   ----------   ------------   ------------   ------------
INCOME (LOSS) BEFORE EXTRAORDINARY
  ITEM...................................     18,484       (35,815)        2,263        11,864            (556)        (3,760)
EXTRAORDINARY ITEM (net of income tax
  benefit)...............................    (21,299)           --            --            --              --        (21,299)
                                           ----------   ------------   ----------   ------------   ------------   ------------
NET INCOME (LOSS)........................   $ (2,815)     $(35,815)     $  2,263      $ 11,864      $     (556)    $  (25,059)
                                           ----------   ------------   ----------   ------------   ------------   ------------
                                           ----------   ------------   ----------   ------------   ------------   ------------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1992
                             (DOLLARS IN THOUSANDS)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                                                                      EPIC
                                              EPIC                                                                 HEALTHCARE
                                           HEALTHCARE                                  OTHER                      GROUP, INC.
                                             GROUP,      GUARANTOR        EPIC      NONGUARANTOR                      AND
                                              INC.      SUBSIDIARIES   PROPERTIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                           ----------   ------------   ----------   ------------   ------------   ------------
NET OPERATING REVENUE....................   $     --      $700,752      $ 54,596      $254,183      $  (68,265)     $941,266
COSTS AND EXPENSES:
  Operating expenses.....................        557       675,277           425       233,876         (67,856)      842,279
  Depreciation and amortization..........      1,627        15,021        30,132         6,233              --        53,013
  Interest expense.......................     47,501        62,796        27,864        10,124         (77,285)       71,000
                                           ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL COSTS AND EXPENSES.........     49,685       753,094        58,421       250,233        (145,141)      966,292
INTEREST INCOME..........................     65,453         9,815         5,609           617         (77,672)        3,822
GAIN (LOSS) ON SALE OF ASSETS............         --          (972)         (151)           --              --        (1,123)
                                           ----------   ------------   ----------   ------------   ------------   ------------
INCOME (LOSS) BEFORE INCOME TAX BENEFIT
  (EXPENSE), MINORITY INTERESTS AND
  EXTRAORDINARY ITEM.....................     15,768       (43,499)        1,633         4,567            (796)      (22,327)
INCOME TAX BENEFIT (EXPENSE), net........      7,146          (888)           --            --              --         6,258
MINORITY INTERESTS IN INCOME OF
  CONSOLIDATED SUBSIDIARIES (net of
  income tax benefit)....................      1,008          (473)           --        (2,493)             --        (1,958)
                                           ----------   ------------   ----------   ------------   ------------   ------------
INCOME (LOSS) BEFORE EXTRAORDINARY
  ITEM...................................     23,922       (44,860)        1,633         2,074            (796)      (18,027)
EXTRAORDINARY ITEM (net of income tax
  benefit)...............................     (1,265)           --            --            --              --        (1,265)
                                           ----------   ------------   ----------   ------------   ------------   ------------
NET INCOME (LOSS)........................   $ 22,657      $(44,860)     $  1,633      $  2,074      $     (796)     $(19,292)
                                           ----------   ------------   ----------   ------------   ------------   ------------
                                           ----------   ------------   ----------   ------------   ------------   ------------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1991
                             (DOLLARS IN THOUSANDS)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                                                                      EPIC
                                              EPIC                                                                 HEALTHCARE
                                           HEALTHCARE                                  OTHER                      GROUP, INC.
                                             GROUP,      GUARANTOR        EPIC      NONGUARANTOR                      AND
                                              INC.      SUBSIDIARIES   PROPERTIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                           ----------   ------------   ----------   ------------   ------------   ------------
NET OPERATING REVENUE....................   $     --      $633,401      $  9,394      $173,480       $(13,586)      $802,689
COSTS AND EXPENSES:
  Operating expenses.....................        146       570,706            --       157,191        (13,586)       714,457
  Depreciation and amortization..........      1,627        36,272         4,953         6,502             --         49,354
  Interest expense.......................     59,387        63,096         4,860         5,942        (65,019)        68,266
                                           ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL COSTS AND EXPENSES.........     61,160       670,074         9,813       169,635        (78,605)       832,077
INTEREST INCOME..........................     64,014         4,931         1,260           219        (65,019)         5,405
GAIN (LOSS) ON SALE OF ASSETS............         --           105             1          (649)            --           (543)
                                           ----------   ------------   ----------   ------------   ------------   ------------
INCOME (LOSS) BEFORE INCOME TAX BENEFIT,
  MINORITY INTERESTS AND EXTRAORDINARY
  ITEM...................................      2,854       (31,637)          842         3,415             --        (24,526)
INCOME TAX BENEFIT.......................      7,603            --            --            --             --          7,603
MINORITY INTERESTS IN INCOME OF
  CONSOLIDATED SUBSIDIARIES (net of
  income tax benefit)....................      1,069        (1,366)           --        (1,767)            --         (2,064)
                                           ----------   ------------   ----------   ------------   ------------   ------------
INCOME (LOSS) BEFORE EXTRAORDINARY
  ITEM...................................     11,526       (33,003)          842         1,648             --        (18,987)
EXTRAORDINARY ITEM (net of income tax
  benefit)...............................     (2,581)           --            --            --             --         (2,581)
                                           ----------   ------------   ----------   ------------   ------------   ------------
NET INCOME (LOSS)........................   $  8,945      $(33,003)     $    842      $  1,648       $     --       $(21,568)
                                           ----------   ------------   ----------   ------------   ------------   ------------
                                           ----------   ------------   ----------   ------------   ------------   ------------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1993
                             (DOLLARS IN THOUSANDS)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                                                                      EPIC
                                              EPIC                                                                 HEALTHCARE
                                           HEALTHCARE                                  OTHER                      GROUP, INC.
                                             GROUP,      GUARANTOR        EPIC      NONGUARANTOR                      AND
                                              INC.      SUBSIDIARIES   PROPERTIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                           ----------   ------------   ----------   ------------   ------------   ------------
Net cash provided by (used in) operating
  activities.............................  $ (46,950 )    $125,482      $ 28,428      $ 12,273       $     --       $119,233
INVESTING ACTIVITIES
  Investments in marketable securities,
    net..................................         --       (31,504)           --        (5,236)            --        (36,740)
  Cash paid for acquisitions.............         --       (50,835)           --        (3,701)            --        (54,536)
  Additions to property and equipment....         --       (57,957)       (6,432)       (2,827)         6,432        (60,784)
  Proceeds from sale of assets...........         --        31,580            --            --         (6,432)        25,148
  Collection on note receivable..........         --         9,349            --            --             --          9,349
  Principal collected on note receivable
    from EPIC ESOP.......................         --            --        20,715            --        (20,715)            --
  Other..................................         --        (5,925)           --            --             --         (5,925)
                                           ----------   ------------   ----------   ------------   ------------   ------------
  Net cash provided by (used in)
    investing activities.................         --      (105,292)       14,283       (11,764)       (20,715)      (123,488)
FINANCING ACTIVITIES
  Payments on debt obligations...........   (115,180 )        (498)       (1,018)       (1,069)            --       (117,765)
  Proceeds from long-term borrowings.....    179,500         1,353            --            --             --        180,853
  Purchase of Senior ESOP Notes..........         --        (5,616)           --            --             --         (5,616)
  Dividends paid to EPIC Holdings........     (1,022 )          --            --            --             --         (1,022)
  Contribution to EPIC ESOP..............         --       (20,715)           --            --         20,715             --
  Dividends and capital distributions
    received from EPIC Properties........         --        44,137            --            --        (44,137)            --
  Dividends and capital distributions
    paid by EPIC Properties..............         --            --       (44,137)           --         44,137             --
  Contributions from minority
    interests............................         --           520            --            --             --            520
  Distributions and dividends to minority
    interests............................         --       (20,906)           --          (204)            --        (21,110)
  Payment of debt issue costs and other,
    net..................................     (7,490 )          --            --            --             --         (7,490)
                                           ----------   ------------   ----------   ------------   ------------   ------------
  Net cash provided by (used in)
    financing activities.................     55,808        (1,725)      (45,155)       (1,273)        20,715         28,370
                                           ----------   ------------   ----------   ------------   ------------   ------------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS............................      8,858        18,465        (2,444)         (764)            --         24,115
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  YEAR...................................         86        22,381         4,506         5,668             --         32,641
                                           ----------   ------------   ----------   ------------   ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR...................................  $   8,944      $ 40,846      $  2,062      $  4,904       $     --       $ 56,756
                                           ----------   ------------   ----------   ------------   ------------   ------------
                                           ----------   ------------   ----------   ------------   ------------   ------------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1992
                             (DOLLARS IN THOUSANDS)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                                                                      EPIC
                                              EPIC                                                                 HEALTHCARE
                                           HEALTHCARE                                  OTHER                      GROUP, INC.
                                             GROUP,      GUARANTOR        EPIC      NONGUARANTOR                      AND
                                              INC.      SUBSIDIARIES   PROPERTIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                           ----------   ------------   ----------   ------------   ------------   ------------
Net cash provided by (used in) operating
  activities.............................   $  9,427      $ (3,682)     $ 34,846      $ 17,321       $     --       $ 57,912
INVESTING ACTIVITIES
  Investments in marketable securities,
    net..................................         --        11,306            --        (6,139)            --          5,167
  Cash paid for acquisitions.............         --        (9,903)           --        (2,366)            --        (12,269)
  Additions to property and equipment....         --       (31,503)       (9,764)       (6,583)            --        (47,850)
  Purchase of investment securities......     (4,180)           --            --            --             --         (4,180)
  Principal collected on note receivable
    from EPIC ESOP.......................         --            --        20,714            --        (20,714)            --
  Other..................................        612        (2,704)          236            --             --         (1,856)
                                           ----------   ------------   ----------   ------------   ------------   ------------
  Net cash provided by (used in)
    investing activities.................     (3,568)      (32,804)       11,186       (15,088)       (20,714)       (60,988)
FINANCING ACTIVITIES
  Payments on debt obligations...........         --           (76)         (516)       (1,011)            --         (1,603)
  Purchase of Senior ESOP Notes..........         --       (20,293)           --            --             --        (20,293)
  Contribution to EPIC ESOP..............         --       (20,714)           --            --         20,714             --
  Dividends paid to EPIC Holdings........     (1,300)           --            --            --             --         (1,300)
  Dividends and capital distributions
    received from EPIC Properties........         --        54,519            --         2,844        (57,363)            --
  Dividends and capital distributions
    paid by EPIC Properties..............         --            --       (57,363)           --         57,363             --
  Preferred stock transaction costs......     (7,063)           --            --            --             --         (7,063)
  Contributions from minority
    interests............................         --            --            --         1,884             --          1,884
  Distributions and dividends to minority
    interests............................         --          (335)           --        (3,730)            --         (4,065)
  Contribution to subsidiary.............     (1,500)           --            --            --          1,500             --
  Issuance of capital stock by
    subsidiary...........................         --            --            --         1,500         (1,500)            --
  Payment of debt issue costs and other,
    net..................................       (294)         (236)         (132)           --             --           (662)
                                           ----------   ------------   ----------   ------------   ------------   ------------
  Net cash provided by (used in)
    financing activities.................    (10,157)       12,865       (58,011)        1,487         20,714        (33,102)
                                           ----------   ------------   ----------   ------------   ------------   ------------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS............................     (4,298)      (23,621)      (11,979)        3,720             --        (36,178)
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  YEAR...................................      4,384        46,002        16,485         1,948             --         68,819
                                           ----------   ------------   ----------   ------------   ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR...................................   $     86      $ 22,381      $  4,506      $  5,668       $     --       $ 32,641
                                           ----------   ------------   ----------   ------------   ------------   ------------
                                           ----------   ------------   ----------   ------------   ------------   ------------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1991
                             (DOLLARS IN THOUSANDS)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                                                                      EPIC
                                              EPIC                                                                 HEALTHCARE
                                           HEALTHCARE                                  OTHER                      GROUP, INC.
                                             GROUP,      GUARANTOR        EPIC      NONGUARANTOR                      AND
                                              INC.      SUBSIDIARIES   PROPERTIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                           ----------   ------------   ----------   ------------   ------------   ------------
Net cash provided by (used in) operating
  activities.............................   $ (3,274)     $ 68,299     $   6,128      $  7,807      $       --     $   78,960
INVESTING ACTIVITIES
  Investments in marketable securities,
    net..................................         --       (12,091)           --            --              --        (12,091)
  Additions to property and equipment....         --       (23,002)     (198,868 )      (2,644)        198,868        (25,646)
  Proceeds from sales of assets..........         --       199,190            --            39        (198,868)           361
  Principal collected on note receivable
    from EPIC ESOP.......................     12,717            --        10,357            --         (23,074)            --
  Principal collected on intercompany
    note receivable......................     41,041            --            --            --         (41,041)            --
  Other..................................        (48)           --            --            --              --            (48)
                                           ----------   ------------   ----------   ------------   ------------   ------------
  Net cash provided by (used in)
    investing activities.................     53,710       164,097      (188,511 )      (2,605)        (64,115)       (37,424)
FINANCING ACTIVITIES
  Payments on debt obligations...........   (244,761)       (4,550)           --        (1,336)             --       (250,647)
  Principal payments on intercompany
    notes payable........................         --       (41,041)           --            --          41,041             --
  Proceeds from long-term borrowings.....     29,000            --       198,868            --              --        227,868
  Contribution to EPIC ESOP..............         --       (23,074)           --            --          23,074             --
  Intercompany dividends.................    153,308      (153,308)           --            --              --             --
  Contributions from minority
    interests............................         --            --            --           556              --            556
  Distributions and dividends to minority
    interests............................         --            --            --        (4,122)             --         (4,122)
  Payment of debt issue costs and other,
    net..................................    (10,473)           --            --        (1,290)             --        (11,763)
                                           ----------   ------------   ----------   ------------   ------------   ------------
  Net cash provided by (used in)
    financing activities.................    (72,926)     (221,973)      198,868        (6,192)         64,115        (38,108)
                                           ----------   ------------   ----------   ------------   ------------   ------------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS............................    (22,490)       10,423        16,485          (990)             --          3,428
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  YEAR...................................     26,874        35,579            --         2,938              --         65,391
                                           ----------   ------------   ----------   ------------   ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR...................................   $  4,384      $ 46,002     $  16,485      $  1,948      $       --     $   68,819
                                           ----------   ------------   ----------   ------------   ------------   ------------
                                           ----------   ------------   ----------   ------------   ------------   ------------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

     The subsidiaries comprising the Guarantor Subsidiaries change from year to year due to new and/or revised agreements relating to the various subsidiaries of the Company. As a result, the investment in subsidiaries is presented on the cost basis.

     Intercompany receivables/payables relate to cash transfers between entities on collection of accounts receivable and payment of accounts payable and are included in cash flows provided by (used in) operating activities. Cash flows from operating, financing, and investing activities for each subsidiary are presented in the consolidating statement of cash flows based on that subsidiary's designation as a guarantor or nonguarantor subsidiary at the end of the period.

     Deferred income taxes and deferred income tax benefit are recorded in the accounts of EPIC Healthcare Group, Inc. and are not allocated to the subsidiaries. SFAS No. 109, "Accounting for Income Taxes," requires that the consolidated amount of current and deferred tax expense for a group that files a consolidated tax return shall be allocated among the members of the group when those members issue separate financial statements on a basis consistent with SFAS No. 109. The Company will adopt SFAS No. 109, including allocation of taxes within the consolidating financial statements, effective October 1, 1993.

     Certain prior period amounts have been reclassified or restated for intercompany transactions to conform with the fiscal 1993 presentation. In addition, certain amounts have been reclassified for a change made in the fourth quarter of 1992 in the method of allocating interest income from the EPIC ESOP for intercompany purposes.

- ---------------------------------------------------------
- ---------------------------------------------------------
  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HEALTHTRUST, INC. - THE HOSPITAL COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HEALTHTRUST, INC. - THE HOSPITAL COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                             ---------------------
                               TABLE OF CONTENTS

                                   PROSPECTUS

                                           PAGE
                                           ----
The Company..............................     3
The Offering.............................     5
Investment Considerations................     6
The Acquisition and the Financing Plan...    13
Use of Proceeds..........................    15
Capitalization...........................    16
Selected Historical Financial
  Information............................    17
Selected Pro Forma Financial
  Information............................    20
Selected Operating Statistics............    21
Description of EPIC......................    22
Properties...............................    22
Description of the Securities............    27
Underwriting.............................    40
Legal Matters............................    40
Experts..................................    40
Available Information....................    41
Information Incorporated by Reference....    41
Index to Financial Statements............    42

- ---------------------------------------------------------
- ---------------------------------------------------------

- ---------------------------------------------------------
- ---------------------------------------------------------
                                  $200,000,000


                               HEALTHTRUST INC.
                             The Hospital Company

                                % SUBORDINATED
                                NOTES DUE 2004

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                              MERRILL LYNCH & CO.
                                            , 1994
- ---------------------------------------------------------
- ---------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission registration fee...............................  $  68,966
National Association of Securities Dealers fee....................................
Printing and engraving............................................................
Accounting services...............................................................
Legal services....................................................................
Fees and expenses of Trustee......................................................
Expenses of qualification under state blue sky laws...............................
Miscellaneous.....................................................................
                                                                                    ---------
          Total...................................................................
                                                                                    ---------
                                                                                    ---------

- ---------------

* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides for the indemnification of officers and directors under certain circumstances against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the Company if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, in respect to the criminal actions or proceedings, if he had no reasonable cause to believe that his conduct was unlawful. Pursuant to Section 102(b)(7) of the DGCL, the Company's Certificate of Incorporation (the "Certificate") provides that the directors of the Company, individually or collectively, shall not be held personally liable to the Company or its stockholders for monetary damages for breaches of fiduciary duty as directors, except that any director shall remain liable (i) for any breach of the director's fiduciary duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for liability under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate and By-laws of the Company provide for indemnification of its officers and directors to the full extent authorized by law.

     The Company maintains officers' and directors' liability insurance which insures against liabilities that the officers and directors of the Company may incur in such capacities.

ITEM 16. LIST OF EXHIBITS.

  **1.1   --   Form of Purchase Agreement.
    2.1   --   Agreement and Plan of Merger, dated as of January 9, 1994, among the Registrant,
               Odyssey Acquisition Corp. and EPIC Holdings, Inc. Incorporated by reference to
               Exhibit 2.1 to the Registrant's Current Report on Form 8-K dated January 10, 1994.
   *2.2   --   ESOP Agreement, dated as of January 9, 1994, among the Registrant, Odyssey
               Acquisition Corp., EPIC Holdings, Inc., EPIC Healthcare Group, Inc., U.S. Trust
               Company of California, N.A. and the ESOP Committee.
  **2.3   --   Form of U.S. Purchase Agreement among the Registrant, certain selling stockholders named therein and Merrill Lynch & Co. and Donaldson, Lufkin & Jenrette Securities
               Corporation, as representatives of the U.S. underwriters.

  **2.4   --   Form of International Purchase Agreement among the Registrant, certain selling stockholders named therein and Merrill Lynch International Limited and Donaldson,
               Lufkin & Jenrette Securities Corporation, as representatives of the international underwriters.
    4.1   --   Indenture, dated as of March 30, 1993, between the Registrant and The First
               National Bank of Boston, as Trustee. Incorporated by reference to Exhibit 2 to the
               Registrant's Registration Statement on Form 8-A dated April 22, 1993.
  **5.1   --   Opinion of Dewey Ballantine as to legality of the securities being registered, including consent.
  *12.1   --   Computation of Ratio of Earnings to Fixed Charges.
  *12.2   --   Computation of Pro Forma Ratio of Earnings to Fixed Charges.
  *23.1   --   Consent of Ernst & Young with respect to the financial statements of the
               Registrant.
  *23.2   --   Consent of Ernst & Young with respect to the financial statements of EPIC Holdings,
               Inc. and EPIC Healthcare Group, Inc.
  *24.1   --   Powers of Attorney.
 **26.1   --   Form T-1 Statement of Eligibility and Qualification of Trustee under the Trust
               Indenture Act of 1939 (bound separately).

- ---------------

 * Filed herewith.
** To be filed by amendment.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NASHVILLE, STATE OF TENNESSEE, ON FEBRUARY 24, 1994.

                                          HEALTHTRUST, INC. - THE HOSPITAL
                                          COMPANY

                                          By:  /s/  MICHAEL A. KOBAN, JR.
                                            ------------------------------------
                                                   Michael A. Koban, Jr.
                                                   Senior Vice President

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                SIGNATURE                                TITLE                      DATE
- ------------------------------------------  -------------------------------  ------------------
                       *                    Chairman of the Board, Chief     February 24, 1994
- ------------------------------------------    Executive Officer and
           R. Clayton McWhorter               President; Director
                                              (Principal Executive Officer)

                       *                    Senior Vice President and Chief  February 24, 1994
- ------------------------------------------    Operating Officer; Director
          W. Hudson Connery, Jr.

         /s/  MICHAEL A. KOBAN, JR.         Senior Vice President; Director  February 24, 1994
- ------------------------------------------    (Principal Financial Officer)
          Michael A. Koban, Jr.

                       *                    Director                         February 24, 1994
- ------------------------------------------
          Donald S. MacNaughton

                       *                    Director                         February 24, 1994
- ------------------------------------------
           Richard W. Hanselman

                       *                    Director                         February 24, 1994
- ------------------------------------------
              Robert F. Dee

                       *                    Director                         February 24, 1994
- ------------------------------------------
           Alethea O. Caldwell

                       *                    Director                         February 24, 1994
- ------------------------------------------
            William T. Hjorth

                       *                    Director                         February 24, 1994
- ------------------------------------------
           Harry N. Beaty, M.D.

                       *                    Senior Vice President and        February 24, 1994
- ------------------------------------------    Controller (Principal
            Kenneth C. Donahey                Accounting
                                              Officer)

     *By: /s/  MICHAEL A. KOBAN, JR.
- ------------------------------------------
          Michael A. Koban, Jr.
            (Attorney-in-Fact)

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